SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials

CELLEGY PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies: N/A

2.	Aggregate number of securities to which transaction applies: N/A

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$9,000,000 (cash purchase price of the assets)

4.	Proposed maximum aggregate value of transaction:

$9,000,000

5.	Total fee paid:

$963.00

☐	Fee paid previously with preliminary materials.

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9.	Date Filed:

Cellegy Pharmaceuticals, Inc.
2085B Quaker Point Drive
Quakertown, PA 18951

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ________________ __ 2006

Dear Stockholder:

You are hereby given notice of and invited to attend in person or by proxy a special meeting of stockholders of Cellegy Pharmaceuticals, Inc., to be held at _____________________, on _________ __, 2006, at __:00 a.m., local time, for the following purposes:

1. To consider and act upon a proposal to sell substantially all of the intellectual property and related assets of Cellegy relating to its Cellegesic, Rectogesic, Tostrex, Tostrelle and Fortigel products and product candidates, to Strakan International Limited, a wholly-owned subsidiary of ProStrakan Group plc, a publicly-traded company based in Galashiels, Scotland, for cash pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of September 26, 2006, between the Company and Strakan International Limited.

2. To consider and act upon a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposal No. 1.

3. To transact such other business as may properly come before the special meeting and any adjournment thereof.

The board of directors has fixed the close of business on October __, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments thereof. Only stockholders at the close of business on the record date are entitled to notice of and to vote at the special meeting.

For the reasons set forth in the proxy statement, our board of directors unanimously recommends that you vote "FOR" Proposal Nos. 1 and 2.

You are cordially invited to attend the special meeting. However, whether or not you expect to attend the special meeting, it is very important for your shares to be represented at the meeting. We respectfully request that you promptly date, execute and mail the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder by notifying the Secretary of the Company in writing at any time before the vote at the special meeting, by executing and delivering a subsequent dated proxy and delivering it to the Company before the vote at the special meeting, or by personally appearing at the special meeting and casting your vote, each as specified in the enclosed proxy statement. YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

-i-

-ii-

SUMMARY TERM SHEET

This summary highlights the material terms of the proposed sale of assets, consisting principally of our intellectual property rights and other assets relating to our Cellegesic, Rectogesic, Tostrex, Tostrelle and Fortigel products and product candidates, and certain related assets, to ProStrakan. This summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you when evaluating the proposed transaction. To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should carefully read this proxy statement and the asset purchase agreement, a copy of which is attached to this proxy statement as Appendix A. We have included page references in this summary to direct you to a more complete discussion in the proxy statement.

Parties to the Transaction

The parties to the proposed transaction are Cellegy Pharmaceuticals, Inc., as the seller, and Strakan International Limited, which we will sometimes refer to as SIL, a wholly-owned subsidiary of ProStrakan Group plc, a publicly-traded company based in Galashiels, Scotland whose shares are traded on the London Stock Exchange (“ProStrakan UK”), as the purchaser. We will sometimes refer to SIL or ProStrakan UK, individually or collectively as “ProStrakan.” See "Proposal No. 1—Sale of the Acquired Assets—The Companies" beginning on page 15. In this proxy statement, the terms “we,” “us,” “our,” “our company” and “the Company” refer to Cellegy.

The Companies

Cellegy. Cellegy is a development stage specialty biopharmaceutical company primarily engaged in the development and commercialization of prescription drugs targeting women’s health care, including the reduction in transmission of HIV, and gastrointestinal conditions using proprietary topical formulations and nitric oxide donor technologies.

Our Cellegesic® (nitroglycerin ointment) product is for the treatment of pain associated with anal fissures and hemorrhoids. Cellegesic is branded as Rectogesic outside of the United States. Rectogesic is currently being sold in the United Kingdom and has been approved but not yet commercialized in the European Union, and is also sold in Australia, Singapore and South Korea. The U.K. Medicines and Healthcare Products Regulatory Agency approved Rectogesic for sale in the United Kingdom in August 2004 and the product was launched by ProStrakan, which is Cellegy’s European marketing partner, in May 2005. ProStrakan is currently waiting for the issuance of national marketing approvals of Rectogesic by other member states of the European Union through the Mutual Recognition Procedure.

None of the products proposed to be sold are currently marketed in the United States. On July 7, 2006, the United States Food and Drug Administration, or FDA, issued an Approvable Letter for Cellegesic, but indicated that before Cellegy’s New Drug Application, or NDA, may be approved and the product approved for marketing, Cellegy must conduct another clinical trial to demonstrate efficacy at a level deemed statistically significant by the agency.

The assets to be sold also include two transdermal gel testosterone products, Fortigel™ (testosterone gel) and Tostrelle® (testosterone gel). Fortigel, a replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the FDA in July 2003. Tostrex® (testosterone gel), which is the brand name for Fortigel in Europe, was approved by the Medical Products Agency in Sweden for the treatment of male hypogonadism in December 2004 and was launched by ProStrakan in September 2005. ProStrakan has obtained approvals of Tostrex by all member states of the European Union through the Mutual Recognition Procedure and is waiting for the issuance of national marketing approvals.

Tostrelle is for the treatment of female sexual dysfunction in postmenopausal women and has completed Phase 2 development. In 2004, the FDA indicated that specific guidelines regarding the long-term safety of testosterone for the treatment of female sexual dysfunction are under internal discussion by the Division of Reproductive and Urologic Drug Products. Cellegy is awaiting these guidelines before embarking upon a Phase 3 program.

Our other operations consist of our Biosyn, Inc. subsidiary, which we acquired in October 2004. Biosyn has a late-stage product candidate, Savvy® (C31G vaginal gel), a contraceptive microbicide gel designed to reduce HIV/AIDS transmission in women. Biosyn also has a number of other earlier stage product candidates.

ProStrakan. ProStrakan is an international specialty pharmaceutical company engaged in the research, development and commercialization of prescription medicines for the treatment of unmet therapeutic needs in major markets. ProStrakan’s therapeutic focus is on bone disease, women’s health and issues relating to the aging male. Headquartered in Scotland, the company’s research and development facilities are situated in Romainville, near Paris, and in Galashiels in Scotland. ProStrakan was listed on the London Stock Exchange in June 2005. For the year ended December 31, 2005, it reported revenues of £31.6 million and gross profit of £16.7 million.

Assets to be Sold

In the proposed transaction, we have agreed to sell to ProStrakan certain assets, which we will refer to as the “Acquired Assets” or the “Business,” including all patents, patent applications and intellectual property rights that relate to the business of Cellegy concerning the research, development and commercialization of nitroglycerin/nitric oxide and other related pharmacological products for pain management applications and testosterone gels for treatment of male hypogonadism, and for certain female sexual dysfunction conditions, as currently conducted and as currently proposed to be conducted by Cellegy. Products and product candidates proposed to be sold include: Cellegy’s nitroglycerin/nitric oxide and related pharmacological products marketed under the name Rectogesic® and proposed to be marketed under the name Cellegesic®, Cellegy’s testosterone gels marketed under the name Tostrex™ and proposed to be marketed under the names Tostran™ or Fortigel™; and Cellegy’s product candidate Tostrelle. As part of the transaction, Cellegy will assign to ProStrakan certain distribution agreements relating to the products to be sold. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Assets to be Sold" beginning on page 37.

Assets to be Retained

If the proposed transaction is completed, we will retain the following:

•	our current intellectual property and related assets relating to the Biosyn products;

•	corporate assets not relating to the assets being sold, such as the books and records of Cellegy not relating to the Acquired Assets;

•	equipment, furniture, fixtures, computers, and other personal property;

•	all contracts other than the contracts being assigned by Cellegy and assumed by ProStrakan;

•	all interests in leases and real properties;

•	intercompany receivables, payables and other Cellegy obligations not specifically assumed by ProStrakan;

•	all inventory; and

•	all of our cash, cash equivalents and trade receivables.

See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Assets to be Retained" beginning on page 37.

Liabilities to be Assumed by ProStrakan

As partial consideration for the purchase of the assets, ProStrakan will assume the obligations under the contracts to be assigned to ProStrakan and obligations after the closing relating to the Acquired Assets, but will not assume any other Cellegy liabilities. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Assumed Liabilities" beginning on page 38.

Purchase Price

ProStrakan has agreed to purchase the assets constituting the Acquired Assets for a purchase price of $9,000,000 in cash, subject to adjustment as provided in the asset purchase agreement and described below (the “Purchase Price”). ProStrakan may deduct from the Purchase Price a variety of amounts, including the following:

(i)
All amounts that Cellegy owes ProStrakan under a secured promissory note (the “Note”) which is described in greater detail below under the heading “ Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Other Agreements Relating to the Proposed Transaction,” beginning on page 47, in the principal amount of $2 million and a related patent collateral security and pledge agreement and trademark collateral security and pledge agreement;

(ii)
all amounts advanced on or before the closing date by ProStrakan to Cellegy or paid by ProStrakan to third parties, including without limitation, governmental agents, patent agents and other service providers, on Cellegy’s behalf or to its order relating to the Acquired Assets; and

(iii)	other amounts payable by Cellegy to ProStrakan primarily in connection with certain of ProStrakan’s expenses relating to the preparation of the Note and related agreements.

Cellegy also has indemnification obligations to ProStrakan pursuant to the indemnification provisions of the asset purchase agreement, and any amounts that Cellegy may become required to pay to ProStrakan pursuant to the indemnification provisions of the agreement will reduce the net proceeds to Cellegy resulting from the transaction.

See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Purchase Price” and “—Indemnification” beginning on pages 38 and 46, respectively.

Nature of Our Business Following the Sale of Assets

Following the closing of the proposed asset sale to ProStrakan, our remaining operations will consist of the Biosyn product candidates and a very small number of employees. We may, however, sell our assets relating to the Biosyn product candidates to one or more third parties, and that transaction might be completed before or after the closing of the proposed sale of the Acquired Assets to ProStrakan. We will continue to be a public reporting company. Our board of directors expects to continue to explore alternatives with respect to our remaining business and assets. Those alternatives might include seeking to sell our remaining assets to a third party and dissolve and liquidate the Company, seeking to merge or combine with another company, or other alternatives. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Nature of Our Business Following the Sale to ProStrakan" beginning on page 39.

Reasons for the Sale of the Acquired Assets.

Our board of directors believes the proposed sale of the Acquired Assets to ProStrakan is in the best interests of our company and our stockholders. Our board of directors has identified, among others, the following reasons for engaging in the proposed transaction:

•
the conclusion of the Cellegy board of directors that Cellegy would not be able to continue operations in light of continued operating expenses and the expenses necessary to continue product development efforts, and the inability to raise the capital necessary to permit it to continue operations as ongoing entity;

•	the terms and conditions of the asset purchase agreement led Cellegy's directors to conclude that it was reasonably likely that the asset sale would be completed, that

Cellegy would be able to pay, or provide for the payment of, the liabilities owed to its creditors and be in a position to maximize the return of value to its stockholders;

•
the results of efforts made by Cellegy management to solicit indications of interest from third parties regarding a potential purchase of the Acquired Assets or other alternative transactions, which resulted in no serious indications of interest on terms superior to the terms offered by ProStrakan;

•
the terms of the FDA’s Approvable letter in July 2006, which require an additional Phase 3 clinical trial for Cellegesic before the product will be considered for marketing approval in the United States, and the cost, timing of completion and uncertain success of any such trial;

•
the fact that ProStrakan currently distributes two of our products, Rectogesic and Tostrex, in the European markets pursuant to exclusive license agreements with us, and that ProStrakan is familiar with the regulatory issues relating to, and commercial potential of, our products;

•
the future prospects for our business, the requirement to conduct another Phase 3 trial for Cellegesic and, if the product is approved by the FDA, the costs required to prepare for sales, marketing and distribution of the product in the United States, which would require significant additional capital that we do not have and would not likely be able to obtain;

•
the reduction in long-term valuation of our prospects relating to two of our product candidates, Cellegesic and Savvy, following receipt of the FDA’s Approvable Letter and the announcement in August 2006 of the cessation of the Phase 3 trial in Nigeria relating to the Biosyn Savvy product;

•
our evaluation of the positive and negative considerations of attempting to continue our overall business as is currently operated, as further described below under the heading "Positive and Negative Considerations Relating to Business Strategy"; and

•	the terms of the asset purchase agreement and the aggregate cash purchase price to be received from ProStrakan for the purchased assets.

Cellegy did not seek or obtain a fairness opinion from an investment bank or other firm that the consideration to be paid to Cellegy is fair from a financial point of view to Cellegy’s stockholders. The Company examined a number of strategic transactions over an extended period of time, and had informal discussions with investment bankers, potential investors and third party entities concerning a number of alternative transactions. The board of directors considered the costs and time involved in seeking and obtaining a fairness opinion, particularly in light of the Company’s cash position and prospects, and concluded that the proposed transaction with ProStrakan was the best alternative for maximizing the return to the Company’s stockholders. Cellegy contacted many companies and potential investors concerning possible strategic or financial transactions. Our board concluded that it had thoroughly examined Cellegy’s alternatives, and had determined that the only alternative reasonably likely to enable Cellegy to satisfy its obligations and to maximize any potential distributions to its stockholders was the asset sale transaction with ProStrakan. Our board of directors reached such a conclusion independently and determined that, under the circumstances, the asset sale was in the best interests of our stockholders. The board also determined that the costs of obtaining a fairness opinion from a third party would be disproportionately higher than any corresponding benefits that would be realized by obtaining such an opinion, that an investment banking firm would not likely identify third parties with a serious interest in acquiring the Acquired Assets at prices and on terms superior to those proposed by ProStrakan, and that the costs involved in retaining an investment banking firm to provide services or provide a fairness opinion would be disproportionately high compared to the range of likely sales prices, would not materially assist the Company in discussions with ProStrakan or other third parties, and would increase the amount of transaction costs, reducing the proceeds to the Company from the transaction.

See Proposal No. 1—Sale of the Acquired Assets—Reasons for the Sale of the Acquired Assets to ProStrakan" beginning on page 27.

Positive and Negative Considerations Relating to Business Strategy.

In determining to sell the Acquired Assets, our board of directors considered a number of positive and negative factors with respect to our business strategies. These considerations included the following:

•
Attempting to continue as an independent company. In light of Cellegy’s limited funds, cash position, ongoing cash needs to fund operations and the lack of success in attracting additional financing, our board of directors determined that this strategy was not a viable strategy. Our board believes that the Company could not be viable as an independent entity without obtaining significant additional funding, which was not available. Furthermore, our board concluded that without significant additional funding our business would decline in value rather than grow. Continuation of the business, both in the United States and overseas, would require additional capital that Cellegy has not been able to attract.

•
Secure a strategic partner to share the cost of the Acquired Assets. Our board of directors considered a possible strategy of attempting to enter into agreements with one or more third parties for a long-term strategic relationship, pursuant to which the third party would fund required clinical trials and other product development efforts relating to the Acquired Assets and would be responsible for marketing products once required regulatory approvals were obtained. No third parties expressed serious interest in such a relationship.

•
Sell the Biosyn Assets as a Strategy of Funding Our Other Operations. Our board of directors concluded the funds that might be received from a sale of the Biosyn assets would not result in adequate funding to continue operations for a meaningful period of time and prepare for further clinical trials for Cellegesic or other products, and would not increase the likelihood of selling the Acquired Assets at a later date for a superior price of otherwise producing superior value to the stockholders.

For a more detailed description of these alternatives, see "Proposal No. 1—Sale of the Acquired Assets; Reasons for the Sale of the Acquired Assets to ProStrakan—Positive and Negative Considerations Relating to Business Strategy" beginning on page 30.

Potential Drawbacks of the Sale to ProStrakan.

In deciding how to vote on the proposal to sell the Acquired Assets to ProStrakan, you should consider the following potential drawbacks:

•	we will be selling our only significant revenue generating assets, and our remaining Biosyn assets will continue to generate losses;

•	the prospects for our remaining operations, which consist primarily of the Biosyn product candidates, are uncertain;

•
one or more of our creditors, parties with which we have agreements, stockholders, or other third parties could assert claims against us, either before or after the closing, and seek damages or other remedies. We might be required to spend substantial time and resources defending any such claims, and any amounts paid to any such third parties would reduce the net amount received from the transaction; and

•	in order to fund our operations before the anticipated closing of the transaction, ProStrakan has loaned us the sum of $2 million pursuant to a secured promissory note, a trademark collateral security and pledge agreement and a patent collateral security and pledge agreement. Our obligations under the note and security agreements are secured by a security interest in favor of ProStrakan in all of the trademarks and U.S. patents that are included in the Acquired Assets, subject to certain limitations and restrictions. The note has a maturity date of November 30, 2006 (or December 21, 2006, in certain circumstances). If the transaction does not close before the maturity date or we are otherwise unable to repay amounts advanced pursuant to the note before its maturity date, then we would be in default, and ProStrakan could foreclose on the collateral, would own the trademarks and U.S. patents and could sell the collateral to satisfy our obligations under the Note. Although Cellegy would be entitled to any excess of such sales price over amounts owed to ProStrakan, amounts received by Cellegy could be significantly less than the purchase price in the proposed asset sale transaction.

See also those risks identified under the heading "Proposal No. 1—Sale of the Acquired Assets—Risk Factors" beginning on page 34.

Asset Purchase Agreement

The asset purchase agreement is attached to this proxy statement as Appendix A. We encourage you to read the asset purchase agreement in its entirety, as it is the legal document that governs the proposed transaction between us and ProStrakan.

Representations and Warranties of the Parties

The asset purchase agreement contains various customary representations and warranties made by each of the parties to the agreement. The principal representations and warranties we are making to ProStrakan include representations and warranties relating to the following: corporate organization, authority and enforceability of the agreement against Cellegy; consents required by virtue of, and no conflict between the transactions contemplated by the agreement and, any Cellegy charter document, any law or governmental order applicable to Cellegy or any agreement to which Cellegy is a party or any of the Acquired Assets are bound; title, ownership and maintenance of the intellectual property included in the Acquired Assets; no infringement of any third parties’ intellectual property rights; absence of undisclosed development costs concerning the products included in the Acquired Assets; contracts and commitments; and absence of other intellectual property required to develop, manufacture, sell and import such products.

The principal representations and warranties made by ProStrakan to us include representations and warranties relating to the following: corporate organization, authority and enforceability of the agreement against ProStrakan; and no conflict between the transactions contemplated by the agreement and any ProStrakan charter document, any law or governmental order applicable to ProStrakan or any agreement to which ProStrakan is a party.

For a more complete listing of representations and warranties made by the parties, please see "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Representations and Warranties" beginning on page 39.

Conditions to Completion of the Sale of Assets

Each party's obligation to complete the sale of assets is subject to the prior satisfaction or waiver of certain conditions. The following list sets forth the material conditions that must be satisfied or waived before completion of the proposed transaction:

•	our stockholders shall have approved the transaction;

•	no proceeding relating to the proxy statement or the proposed transaction shall have been initiated or threatened in writing by the Securities and Exchange Commission, or SEC;

•
no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the transaction illegal or otherwise prohibiting the consummation of the proposed transactions; and

•
no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the proposed transaction shall be in effect, nor shall any proceeding brought by a governmental entity seeking any of the foregoing be pending.

Cellegy’s obligations to effect the transactions contemplated by the asset purchase agreement are subject to the satisfaction or fulfillment, at or before the closing, of a number of additional conditions, any of which may be waived, in writing, exclusively by Cellegy, including the following:

•
the representations and warranties of ProStrakan shall be true and correct in all material respects as of the date of the asset purchase agreement, and as of the closing date with the same force and effect as if made on and as of the closing date; and

•
ProStrakan shall have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement to be performed or complied with by ProStrakan on or before the closing date.

ProStrakan’s obligations to effect the transactions contemplated by the asset purchase agreement are subject to the satisfaction or fulfillment, at or before the closing, of a number of additional conditions, any of which may be waived, in writing, exclusively by ProStrakan, including the following:

•
the representations and warranties of Cellegy contained in the asset purchase agreement shall have been true and correct as of the date of the agreement, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Cellegy, and the representations and warranties of Cellegy contained in the agreement shall be true and correct on and as of the closing date (with certain exceptions), with the same force and effect as if made on and as of the closing date, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect;

•
Cellegy shall have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement to be performed or complied with by it on or before the closing date;

•	Cellegy shall not be in default of any of its obligations in respect of the loan documents evidencing the loan from ProStrakan; and

•	no material adverse effect on Cellegy shall have occurred and be continuing.

See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Conditions to Closing” beginning on pages 43.

No Solicitation

Until the date of closing or earlier termination of the asset purchase agreement, we have agreed that we will not solicit, initiate, encourage or induce any acquisition proposal (as defined in the asset purchase agreement) or otherwise participate in discussions or negotiations or approve or recommend any acquisition proposal, except in compliance with the terms of the asset purchase agreement. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Solicitation; Withdrawal of Recommendation by Our Board of Directors" beginning on page 41.

Our Indemnification Obligations

Subject to the limitations in the asset purchase agreement, we have agreed to indemnify ProStrakan and other related persons for any damages incurred by ProStrakan in connection with any breaches of our representations, warranties, covenants or agreements contained in the asset purchase agreement, and in connection with certain other excluded liabilities and matters specified in the asset purchase agreement. Our representations and warranties survive for a period of six months after the closing date, and ProStrakan may assert claims for indemnity during that period. ProStrakan is not entitled to indemnity unless the aggregate of claims exceeds $150,000 (the “Basket”), in which case all indemnifiable losses are recoverable. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Indemnification" beginning on page 46.

ProStrakan's Indemnification Obligations

ProStrakan has agreed to indemnify us and other related persons for any damages incurred in connection with a breach of its representations and warranties, covenants and agreements contained in the asset purchase agreement, subject to the Basket and up to an overall aggregate limit of $5 million. ProStrakan’s representations and warranties survive for a period of six months after the closing date, and we may assert claims for indemnity during that period. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Indemnification" beginning on page 46.

Termination of the Asset Purchase Agreement

The asset purchase agreement may be terminated at any time prior to the closing:

•	by mutual written consent of the parties;

•	by either party if the transaction has not been consummated by November 30, 2006 (or December 21, 2006, if the SEC reviews this proxy statement);

•
by either party if a governmental entity or court issues an order, decree, ruling or other action which permanently restrains, enjoins or otherwise prohibits the completion of the sale of the Acquired Assets;

•	by either party if our stockholders do not approve of the proposed transaction;

•
by us if ProStrakan breaches any representation, warranty, covenant or agreement such that our conditions to closing would not be satisfied, subject to ProStrakan’s opportunity to cure the breach as provided in the asset purchase agreement;

•
by ProStrakan if we breach any representation or warranty or covenant or agreement such that ProStrakan's conditions to closing would not be satisfied, subject to our opportunity to cure the breach as provided in the asset purchase agreement;

•
by us if the ProStrakan board, for any reason other than a material uncured breach of our obligations under the agreement or the occurrence of a material adverse event affecting Cellegy, withdraws or modifies its recommendation in favor of the transaction; or

•
by ProStrakan if one of a number of other triggering events (as defined in the asset purchase agreement) occurs, including if our board of directors withdraws its recommendation to stockholders to vote in favor of the approval of Proposal No. 1 or if our board approves an alternative transaction.

See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Termination of the Asset Purchase Agreement" beginning on page 44.

Cellegy’s Obligations upon Termination

If the asset purchase agreement is terminated for certain reasons, including the occurrence of a triggering event (as defined in the asset purchase agreement) or if our board approves an alternative transaction, we will be required to pay ProStrakan a termination fee in the amount of $500,000. See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Payment of Termination Fee" beginning on page 46.

Post-Closing Agreements

•
We have agreed with ProStrakan that for a period of three months after the closing we will use good faith efforts to facilitate discussions between ProStrakan and Cellegy personnel concerning arrangements for such personnel to assist ProStrakan, at ProStrakan’s cost, among other things, in relation to any communications required with the FDA in relation to Cellegesic or Fortigel.

•
Each party has agreed to use commercially reasonable efforts for a period of three months after the closing date to obtain any material consents, waivers or approvals under any of the agreements or licenses with third parties that are being assigned to ProStrakan as part of the transaction.

See "Proposal No. 1—Sale of the Acquired Assets—Asset Purchase Agreement—Covenants" beginning on page 40.

Recommendation of Our Board of Directors

Our board of directors has unanimously approved the proposed sale to ProStrakan and recommends that you vote FOR Proposal No. 1. See Proposal No. 1—Sale of the Acquired Assets—Vote Required and Board Recommendation" beginning on page 51.

Appraisal Rights

Under Delaware law, Cellegy stockholders will not have appraisal rights in connection with the proposed asset sale transaction. See Proposal No. 1—Sale of the Acquired Assets—Appraisal Rights" beginning on page 33.

Material Federal Income Tax Consequences

The sale to ProStrakan is a taxable event to us. We will recognize taxable gain in an amount equal to the cash received plus liabilities assumed under the asset purchase agreement, less our adjusted tax basis in the purchased assets. We believe that all, or a significant portion, of our taxable gain will be offset to the extent of capitalized research expenses, current year losses from operations plus available net operating loss carry forwards, subject to applicable limitations. We do not anticipate any direct tax consequence to you as a result of the sale to ProStrakan. At a future date, if Cellegy were to declare and pay dividend to its stockholders or otherwise distribute net proceeds from the transaction to its stockholders, stockholders may recognize gain or loss in connection with any such distribution. See "Proposal No. 1—Sale of the Acquired Assets—Federal Income Tax Consequences" beginning on page 33.

Regulatory Approvals

There are no material United States or state regulatory approvals required for the completion of the sale to ProStrakan other than the approval of the asset purchase agreement by our stockholders under the corporate law of the State of Delaware. See "Proposal No. 1—Sale of the Acquired Assets—Regulatory Approvals" beginning on page 33.

Accounting Treatment

If the sale to ProStrakan is completed, we will record the sale in accordance with generally accepted accounting principles in the United States. Upon the completion of the sale, we will recognize a financial reporting gain equal to the net proceeds (the sum of the purchase price less the expenses relating to the asset sale) less the net book value of the assets sold and the fair value of the indemnification liability retained. See "Proposal No. 1—Sale of the Acquired Assets—Accounting Treatment of the Asset Sale" beginning on page 34.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

Where and when is the special meeting of stockholders? (See page 13)

•	The special meeting will be held at __:00 a.m., local time, on ___________, 2006, at the principal executive offices of Cellegy, located at 2085B Quaker Point Drive, Quakertown, Pennsylvania.

Who is soliciting my proxy? (See page 15)

•
Our board of directors is soliciting proxies from each of our stockholders. We will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses incurred by brokers, dealers, banks and trustees or their nominees for forwarding solicitation materials to beneficial owners.

Who is entitled to vote on the proposals? (See page 13)

•
Stockholders of record as of the close of business on October __, 2006, the record date, are entitled to notice of and to vote at the special meeting. Each share of common stock is entitled to one vote.

What am I being asked to vote on?

•
The first proposal you are being asked to approve is the sale of the Acquired Assets, consisting of intellectual property and certain other assets related to our Cellegesic, Rectogesic, Tostrex, Tostrelle and Fortigel products and product candidates, to ProStrakan pursuant to the terms of an asset purchase agreement entered into between Cellegy and ProStrakan on September 26, 2006. See "Proposal No. 1—Sale of the Acquired Assets" for a more detailed description of the proposed transaction with ProStrakan.

•
The second proposal you are being asked to approve is to grant discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal No. 1. See "Proposal No. 2—Adjournment of the Special Meeting" for a more detailed description of Proposal No. 2.

What will happen if the sale to ProStrakan is approved by our stockholders? (See page 39)

•
If the sale to ProStrakan is approved by our stockholders and the other conditions to closing of the sale are satisfied or waived, we will sell the Acquired Assets to ProStrakan under the terms of the asset purchase agreement as described in this proxy statement. Following the completion of the sale to ProStrakan, our remaining assets will consist primarily of the net proceeds from the transaction and assets relating primarily to the Biosyn product candidates. Our board of directors expects to continue to explore alternatives with respect to our remaining business. Those alternatives might include seeking to sell our remaining assets to a third party and dissolve and liquidate the Company, seeking to merge or combine with another company, or other alternatives.

Will any of the proceeds from the sale to ProStrakan be distributed to me as a stockholder? (See page 35)

•
The proposed transaction described in this proxy statement does not contemplate an immediate distribution, by way or dividend or otherwise, to our stockholders of all or a portion of the net proceeds from the transaction. Moreover, because our representations and warranties in the asset purchase agreement survive for a period of six months after the closing, most or all of the net proceeds from the transaction may need to be retained in order to fund continuing operations, satisfy our existing obligations to creditors and to provide for the possibility that ProStrakan will assert one or more claims for indemnity under the provisions of the asset purchase agreement. Our board may in the future decide to declare a dividend of some portion of the purchase price, adopt a plan of dissolution of the Company and submit it to the stockholders for approval, or take some other action that might result in the stockholders receiving some of the net proceeds from the transaction, but there can be no assurances that any such plan will be adopted or implemented.

Will our common stock still be publicly traded if the sale to ProStrakan is completed? (See page 36)

•
Our common stock is currently traded on the OTC Bulletin Board under the symbol "CLGY.OB." Following the completion of the proposed transaction, we expect that the common stock will continue to be traded on the OTC Bulletin Board. However, it is not possible to predict the trading price of our common stock following the closing of the sale to ProStrakan. It is likely that there will only be limited trading volume in our common stock following the closing of the sale to ProStrakan. Accordingly, you may find it more difficult to dispose of your shares of common stock, and you may not be able to sell some or all of your shares of common stock when you desire. See "Risk Factors" on page xx for a further discussion of some of these risks.

What are the risks of the proposed sale to ProStrakan? (See pages 31, 34-36)

•
If the sale to ProStrakan is completed, we will have sold our primary intellectual property and source of revenue. Our operations will then focus largely around the remaining Biosyn operations, which have been substantially reduced over the last year. We may seek to sell some or all of our assets relating to the Biosyn product candidates seek to dissolve and liquidate the Company, merge or combine with another company, seek protection under the bankruptcy laws or seek some other alternative. The prospects for our remaining operations are uncertain. However, if we were to decide to continue operations as an ongoing entity, we would require significant additional capital, and there can be no assurance that such capital would be available to us on satisfactory terms, if at all.

•
The risk also exists that after the closing of the transaction, ProStrakan may assert claims for indemnification under the provisions of the asset purchase agreement, and if successful, we would be required to pay to ProStrakan some or all of the net proceeds from the transaction, thus effectively reducing the purchase price.

•
One or more of our creditors, parties with which we have agreements, stockholders, or other third parties could assert claims against us after the closing and seek damages or other remedies. We might be required to spend substantial time and resources defending any such claims, and any amounts paid to any such third parties would reduce amounts available for potential distribution to stockholders.

•
In order to fund our operations before the anticipated closing of the transaction, ProStrakan has loaned us the sum of $2 million pursuant to a secured promissory note, a patent collateral security and pledge agreement and a trademark security and pledge agreement. Our obligations under the Note and security agreements are secured by a security interest in favor of ProStrakan in all of the U.S. patents that are included in the Acquired Assets, as well as trademarks relating to the Acquired Assets. The Note has a maturity date of November 30, 2006 (or December 21, 2006, in certain circumstances). If the transaction does not close before the maturity date or we are otherwise unable to repay amounts advanced pursuant to the Note before its maturity date, then we would be in default, and ProStrakan could foreclose on the collateral and could sell the collateral to satisfy our obligations under the Note. Although Cellegy would be entitled to any excess of such sales price over amounts owed to ProStrakan, amounts received by Cellegy could be significantly less than the purchase price in the proposed asset sale transaction.

These and other risks relating to the sale to ProStrakan that you should consider are more fully described under the heading "Risk Factors" starting on page 34.

What will happen if the sale to ProStrakan is not approved by our stockholders or is otherwise not completed?

•
If the sale to ProStrakan is not completed, we would be required to pay the $2 million loan from ProStrakan and other amounts owed under the Note and security agreements. We would not have sufficient funds to repay these amounts without obtaining additional funding. If we did not pay amounts owed under the Note when due, ProStrakan could declare the Note in default and take possession of the collateral, which consists of substantially all of the intellectual property rights that are subject to the transaction. As permitted by the provisions of the Uniform Commercial Code, ProStrakan could then sell or otherwise dispose of the collateral, apply the proceeds to repayment of the Note (and other amounts we would owe to ProStrakan under the loan and security agreements), and we would be entitled to any remaining proceeds from the sale. In addition, if our stockholders do not approve the transaction, we would owe ProStrakan the $500,000 termination payment under the provisions of the asset purchase agreement. In addition, our obligations under our promissory notes to PDI, Inc., which would be in excess of $5.3 million, would become due and payable. We currently do not have any independent sources of funding to satisfy these obligations, and we likely would be required to file for protection under the bankruptcy laws. If the transaction with ProStrakan was not completed but adequate funding was available to satisfy all of the foregoing obligations as well as other obligations to our creditors, we might explore other strategic alternatives, including a sale of our assets to, or a business combination with, another party, or we might pursue other business opportunities and investments unrelated to our current business, but these are highly speculative alternatives. We do not believe that any potential alternative transaction would provide consideration greater than the price proposed to be paid by ProStrakan under the asset purchase agreement.

When is the sale to ProStrakan expected to be completed? (See page 43)

•
We expect to complete the sale to ProStrakan as soon as practicable after all of the conditions to closing the transaction have been satisfied or waived. All parties to the asset purchase agreement are working toward completing the sale to ProStrakan as soon as practicable. We currently plan to complete the transaction as soon as possible following the special meeting of our stockholders, assuming our stockholders approve the sale to ProStrakan and the other conditions to the asset purchase agreement are satisfied or waived. However, because the sale is subject to some conditions which are beyond our control, the exact timing of the completion of the transaction cannot be predicted. For a more complete description of the conditions to completion of the sale, see the section of this proxy statement entitled "Proposal No. 1—Sale of the Acquired Assets—The Asset Purchase Agreement—Conditions to Closing."

What vote is required to approve Proposal No. 1, the sale of the assets of our Business to ProStrakan as contemplated by the Asset Purchase Agreement?

•
The affirmative vote of a majority of the outstanding shares of our common stock outstanding and entitled to vote at the special meeting is required to approve Proposal No. 1, the sale of the Acquired Assets to ProStrakan as contemplated by the asset purchase agreement. Our board of directors recommends that you vote "FOR" Proposal No. 1.

What vote is required to approve Proposal No. 2, the granting of discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal No. 1?

•
Assuming that a quorum is present for the meeting, the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote is required to approve Proposal No. 2, granting discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies for Proposal No. 1. Our board of directors recommends that you vote "FOR" Proposal No. 2.

What do I need to do now?

•
After carefully reading and considering the information contained in this proxy statement, we urge you to complete, sign and date the enclosed proxy card and return it to us in the postage prepaid envelope as soon as possible so that your shares may be represented and voted at the special meeting. A majority of shares of common stock outstanding and entitled to vote must be represented at the special meeting to enable us to conduct business at the special meeting. For a further discussion on the voting process, please see "General Information-Voting Procedures."

Can I change my vote after I have mailed my signed proxy? (See page 14)

•
Yes. You can change your vote at any time before proxies are voted at the special meeting. You can change your vote in any one of three ways. First, you can send a written notice to our corporate Secretary at our principal executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, we must receive the notice of revocation or the new proxy at our principal executive offices prior to the vote at the special meeting of stockholders. Third, you can attend the meeting and vote in person.

If my shares are held in "street name" by my broker, will my broker vote my shares for me? (See page 14)

•
Your broker may not be permitted to exercise voting discretion with respect to one or more of the proposals to be voted on by stockholders at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on the proposals, and will not be counted in determining the number of shares voted in favor of the proposals. Your failure to give your broker or nominee specific instructions will have the same effect as a vote against Proposal No. 1, but will have no effect on Proposal No. 2, granting discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal No. 1. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

What happens if I do not indicate how to vote my proxy? (See page 14)

•	If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR Proposal No. 1 and 2.

Who can help answer my questions about the proposals?

•	If you have any questions about the proposals presented in this proxy statement, you should contact:

Cellegy Pharmaceuticals, Inc.
2085B Quaker Point Drive
Quakertown, PA 18951
Attention: Richard C. Williams
Interim Chief Executive Officer
(215) 529-6084

GENERAL INFORMATION

Voting Procedures

This proxy statement is being furnished in connection with the solicitation by the board of directors of Cellegy Pharmaceuticals, Inc., a Delaware corporation, of proxies to be voted at the special meeting of stockholders of Cellegy to be held at our principal executive offices located at 2085B Quaker Point Drive, Quakertown, Pennsylvania, on ___________, 2006, at __:00 a.m., local time, and at any postponements or adjournments thereof. Only stockholders of record on October __, 2006 (the "Record Date") will be entitled to vote at the special meeting. On the Record Date there were 29,834,796 outstanding shares of common stock. Each share of common stock outstanding on the Record Date is entitled to one vote on each matter to come before the special meeting.

At the special meeting, stockholders will be asked to vote to (i) approve the sale of the Acquired Assets, which constitutes all of our intellectual property and related assets other than the Biosyn products and related intellectual property, pursuant to the terms of an asset purchase agreement between ProStrakan and us dated September 26, 2006; (ii) grant discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal No. 1; and (iii) transact such other business as may properly come before the special meeting, as set forth in the notice of special meeting.

A quorum, consisting of a majority of our shares of common stock issued, outstanding and entitled to vote at the special meeting, will be required to be present in person or by proxy for the transaction of business at the special meeting.

The affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote at the special meeting is required to approve Proposal No. 1, the Sale of the Acquired Assets to ProStrakan pursuant to the asset purchase agreement, as described in this proxy statement. The affirmative vote of the holders of a majority of shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting is required to approve Proposal No. 2, to grant discretionary authority to the persons named as proxies to adjourn the special meeting to solicit additional proxies in favor of Proposal No. 1.

Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion on non-routine matters, such as the sale of assets to ProStrakan pursuant to the asset purchase agreement. Proxies submitted without a vote by the brokers on these non-routine matters are referred to as "broker non-votes." Abstentions and "broker non-votes" will be counted for the purpose of establishing a quorum at the special meeting. In addition, abstentions or "broker non-votes" will have the same effect as a vote against Proposal No. 1, the Sale of the Acquired Assets to ProStrakan pursuant to the asset purchase agreement. Abstentions will have the same effect as a vote against Proposal No. 2, to grant discretionary authority to the persons named as proxies to vote in favor of any adjournments of the special meeting for the purpose of soliciting additional proxies, but "broker non-votes" will have no effect on Proposal No. 2. All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting of Proxies

General. Shares represented by a proxy will be voted at the special meeting as specified in the proxy.

Proxies without voting instructions.  Proxies that are properly signed and dated but which do not contain voting instructions will be voted "for" each of the proposals.

Voting shares held through broker by proxy.  If your shares of common stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker generally cannot vote your shares without specific instructions from you.

Voting of shares held through broker in person. If your shares of common stock are held by your broker and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of our company, authorizing you to act on behalf of the nominee at the special meeting and specifying the number of shares with respect to which the authorization is granted.

Other matters. If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the special meeting or any adjournments or postponements of the special meeting. Our management does not presently know of any other matters to be brought before the special meeting.

Revocation of Proxies

Signing the enclosed proxy card will not prevent a record holder from voting in person at the special meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the special meeting in the following ways:

•	filing with our corporate Secretary, before the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

•	by executing a subsequently dated proxy relating to the same shares and delivering it to us before the vote at the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of the proxy.

Record holders should send any written notice of revocation or subsequent proxy to our corporate Secretary, c/o Cellegy Pharmaceuticals, Inc., 2085B Quaker Point Drive, Quakertown, Pennsylvania 18951, or hand deliver the notice of revocation or subsequent proxy to our corporate Secretary before the vote at the special meeting. No revocation will be effective unless and until notice of such revocation has been received by us at or prior to the special meeting.

Persons Making the Solicitation

The enclosed proxy is solicited on behalf of our board of directors. Our employees may participate in the solicitation but will not receive any separate or additional compensation in connection therewith. The cost of soliciting proxies in the accompanying form will be borne by us. Proxies may also be solicited personally or by telephone by our directors and officers, without additional compensation therefor. Upon request, we will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "intends," "anticipates," "believes," "estimates," "predicts," or "continue" or the negative of these terms or other comparable terminology and include, without limitation, statements regarding: completion of the sale of the Acquired Assets to ProStrakan; possible adjustments to the purchase price to be received from ProStrakan for the sale of the Acquired Assets; potential indemnification payments relating to the sale to ProStrakan; the proceeds remaining from the purchase price after the payment of taxes; the transaction costs incurred in the sale to ProStrakan and the payment of unforeseen liabilities; management's projections; our plans following the closing, including our ability to operate our remaining business, our ability to sell our remaining assets, should the board decide to do so; our ability to distribute funds to stockholders following the closing, should the board decide to do so; or our ability to enter into a merger transaction with a third party. These statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the ability to satisfy the conditions to closing, including, among others, our ability to obtain stockholder approval; the risk that unforeseen liabilities or contingencies will reduce the amount of net proceeds to us from the transaction; the risk that we may be unable to sell or dispose of our remaining assets for a price that we regard as desirable; the risk that we will not have sufficient funds to operate our remaining business following the closing; the risk that we may have liabilities and expenses after the closing that are currently unforeseen; the risk that our operations will be disrupted in the event the proposed transaction does not close; the risk of unanticipated reactions of our creditors, stockholders or third parties with whom we have contracts to the proposed asset sale transaction; the risk that one or more third parties may seek to initiate bankruptcy proceedings against us or may initiate litigation challenging the proposed transaction; a change in economic conditions; our ability to retain needed qualified personnel; our ability to comply with the covenants contained in the transaction documents; uncertainty regarding future actions by the FDA and other regulatory authorities concerning our products; and the other risks and uncertainties discussed under the heading "Risk Factors" in this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other reports we file from time to time with the Securities and Exchange Commission. We undertake no obligation to update any of the information included in this proxy statement, except as otherwise required by law.

PROPOSAL NO. 1—SALE OF THE ACQUIRED ASSETS

This section of the proxy statement describes certain aspects of the sale of the Acquired Assets. However, we recommend that you read carefully the complete asset purchase agreement for the precise terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Appendix A.

The Companies

Cellegy

Cellegy is a development stage specialty biopharmaceutical company primarily engaged in the development and commercialization of prescription drugs targeting women’s health care, including the reduction in transmission of HIV, and gastrointestinal conditions using proprietary topical formulations and nitric oxide donor technologies. Our principal products and product candidates include Cellegesic, Rectogesic, Tostrex, Tostrelle and Fortigel, as well as Savvy and other product candidates of our Biosyn subsidiary.

Cellegesic™

Cellegesic™ (nitroglycerin ointment) is a topical, nitroglycerin-based prescription product being developed for the treatment of pain associated with anal fissures and dyspareunia. Nitroglycerin is a drug that has safely and effectively been used for many years to treat cardiac conditions, primarily angina pectoris.

Anal fissures are painful tears in the lining of the anal canal. The condition is associated with increased pressure in the anal canal and a decrease in blood supply to the region. Many chronic cases require a surgical procedure (Lateral Internal Sphincterotomy) that is designed to reduce anal pressure by severing the inner anal sphincter muscle. This procedure, while highly effective, frequently leaves up to 35% of patients incontinent.

There are currently no FDA approved drug therapies for anal fissures, although topical anesthetics and anti-inflammatory agents, which only partially and temporarily relieve the symptoms of the condition, are currently prescribed. According to 2004 Verispan audits, anal fissures afflict an estimated 765,000 Americans, resulting in over one million physician visits each year. These data for 2004 show about 84,000 annual uses of pharmacy-compounded nitroglycerin for the treatment of anal fissures.

Dyspareunia is a condition that is characterized by intense vaginal pain. The condition can be recurrent and frequently causes significant impairment to normal sexual functioning in women. Several publications have reported that between 7% to 15% of American women of sexually active age are affected by the condition. There are no approved treatments for dyspareunia and while many different approaches are used, none are completely satisfactory. In a non placebo controlled clinical study of nitroglycerin ointment conducted by Dr. Jennifer Berman of the University of California Los Angeles Medical Center, the product was reported to reduce the pain of women suffering from vulvodynia, a condition that is a major contributor to dyspareunia.

Previous Cellegesic Clinical Trial Results. We completed our initial Phase 3 clinical trial using Cellegesic for the treatment of anal fissures and announced the results in November 1999. The trial, which included 304 patients, did not demonstrate a statistically significant rate of healing compared with placebo, but did show significant pain reduction. Based on this outcome, we initiated a second Phase 3 trial in 2000 to test the drug’s ability to reduce fissure pain, the primary trial endpoint, with healing of chronic anal fissures as a secondary endpoint. The second Phase 3 clinical trial, which included 229 patients, was completed in September 2001. Positive results were achieved in the primary endpoint, which was accelerating the rate of pain reduction associated with chronic anal fissures. Statistical significance was not achieved in healing.

In June 2001, we filed a rolling NDA with the FDA for the use of Cellegesic for the treatment of pain associated with chronic anal fissures based on partial results of the second Phase 3 trial. We amended the NDA in November 2001 upon completion of the second Phase 3 study. In April 2002, we announced the withdrawal of our Cellegesic NDA after it became clear that the FDA was not going to approve the NDA. After several subsequent discussions and meetings with the FDA, the FDA indicated that it would require another Phase 3 trial before considering approval of the product.

In January 2004, the results of preliminary analysis of our third Phase 3 clinical trial for Cellegesic showed a reduction in anal fissure pain, compared with a placebo control, during the first three weeks of the trial, the primary efficacy endpoint of the study. The double blind, placebo controlled trial was conducted according to a Special Protocol Assessment, or SPA, that was agreed to by Cellegy and the FDA. Based on these trial results we filed an NDA with the FDA in July 2004. The FDA, after conducting its own analysis and raising other issues not covered in the SPA, issued a Not Approvable letter in December 2004.

The Company submitted an amended NDA containing new analyses of data from its trials to the FDA in April 2005. In January 2006, the FDA indicated that the Company’s submission would be reviewed on April 25,

2006 by the Cardiovascular and Renal Drug Products Advisory Committee, an independent panel of external experts. Following its meeting the Committee took the following votes: (i) a majority of the Committee agreed that the quadratic model was the proper analysis for the purpose of decision-making; (ii) a majority of the Committee found that, taking all three studies into consideration, the data was compelling that there was an effect of nitroglycerin ointment on the pain associated with anal fissures; and (iii) in its final vote, six members of the Committee voted for “Approval” of Cellegesic and six voted “Approvable pending another study of effectiveness.” There were no votes for “Not Approvable.”

On July 7, 2006, the FDA issued an Approvable Letter for Cellegesic, but indicated that before Cellegy’s NDA may be approved and the product approved for marketing, Cellegy must conduct another clinical trial to demonstrate efficacy at a level deemed statistically significant by the agency. The letter indicated that the agency was requiring an additional study because it believed the results of the three trials conducted to date did not provide substantial evidence that the drug is effective, and provided a number of comments on the results previously presented by Cellegy and recommendations concerning the design and protocol of the additional required study. Cellegy is presently reviewing its options with respect to Cellegesic and is planning to meet with the FDA. Cellegesic cannot be marketed in the United States unless and until the FDA grants marketing approval for the product.

Sales Outside the United States. The U.K. Medicines and Healthcare Products Regulatory Agency approved Cellegesic (branded Rectogesic in Europe) for sale in the United Kingdom in August 2004, and the product was launched by ProStrakan, our European marketing partner, in May 2005. ProStrakan is waiting for the issuance of national marketing approvals of Rectogesic by other member states of the European Union through the Mutual Recognition Procedure. ProStrakan completed the Mutual Recognition Procedure for Rectogesic in March 2006. Following the successful conclusion of the MRP process, national licenses will be sought and are expected to be issued in due course in the 19 additional countries included in the MRP submission application.

On June 20, 2006, the Company amended its license agreement with ProStrakan concerning Rectogesic. The amendment adds several countries and territories in Eastern Europe, including several countries and territories that were part of the former Soviet Union, to the territories covered by the original agreement. As part of the amendment, ProStrakan paid to Cellegy the sum of $500,000 on July 3, 2006, representing a prepayment of the milestone due upon approval of Rectogesic in certain major European countries. Following the payment described above, ProStrakan has no further payment obligations to Cellegy under the Rectogesic license agreement.

Rectogesic was approved by the Australian Therapeutic Goods Administration, has been successfully marketed in Australia since 1999, and is now also marketed, pursuant to distribution agreements with third parties, in Singapore and South Korea. On April 11, 2006, Cellegy solds its Australian subsidiary, which has the right to market Rectogesic in Australia and South Africa, and transferred certain related license agreements to Epsilon Pharmaceuticals, an Australian entity, in exchange for cash totaling approximately $1.33 million.

Fortigel (testosterone replacement therapy for male hypogonadism)

Fortigel is a transdermal gel testosterone product designed to treat male hypogonadism, a condition involving deficient levels of the sex hormone testosterone. Low levels of testosterone can result in lethargy, depression and a decline in libido. In severely deficient cases, loss of muscle mass and bone density can occur. Approximately five million men in the United States, primarily in the aging (over 40) male population group, have deficient levels of testosterone.

Fortigel is a transparent, rapid-drying and non-staining gel, designed as a once-a-day application from a unique metered dose dispenser to relatively small areas of the skin. Based on the results of a 201-patient Phase 3 trial announced in November 2001, Cellegy filed an NDA in June of 2002. However, Fortigel was subsequently the subject of a Not Approvable letter by the FDA in July 2003. In its letter, the FDA stated that in its opinion the following deficiencies in the Fortigel NDA were found: (1) there is insufficient information to establish that high supraphysiologic daily Cmax serum testosterone levels achieved in a significant portion of participants in the major clinical study supporting the NDA are safe under conditions of chronic administration; and (2) there is insufficient information provided to demonstrate that the dose of the product can be adjusted to consistently preclude achieving these high supraphysiological testosterone levels. The Company has no current plans to develop the product further on its own.

Tostrex® (testosterone gel), which is the brand name for Fortigel in Europe, was approved in December 2004 by the Medical Products Agency in Sweden for the treatment of male hypogonadism and was launched by ProStrakan in September 2005. ProStrakan is currently seeking additional approvals of Tostrex by other member states of the European Union through the Mutual Recognition Procedure. On January 16, 2006 Cellegy entered into an amendment of its Exclusive License and Distribution Agreement dated July 9, 2004, with ProStrakan relating to Tostrex. Under the amendment, ProStrakan agreed to assume responsibility for all of the manufacturing and other product support functions for Tostrex in Europe.

Cellegy has also entered into distribution agreements for Tostrex in Israel, Australia, South Korea, South Africa and approximately 10 other Far East markets.

Tostrelle (testosterone gel for female hormone replacement therapy)

Normal blood concentrations of testosterone in women range from 10 to 20 times less than those of men. Nevertheless, in both sexes, testosterone plays a key role in building muscle tissue or bone and in maintaining normal sexual desire. In women, the ovaries and adrenal glands continue to synthesize testosterone after menopause, although the rate of production may diminish by as much as 50%. Testosterone deficiency in women frequently leads to diminished libido, decreased bone and muscle mass and reduced energy levels. Approximately 15 million women in the United States suffer from symptoms of testosterone deficiency. At the present time, there are no approved products for the treatment of this condition, although it has been reported that testosterone treatment is frequently being prescribed off-label for women by obstetricians and gynecologists. Tostrelle is a product candidate designed to safely restore normal testosterone levels in hormone deficient women.

Cellegy has successfully completed two Phase 1/2 pharmacokinetic studies in which the proper dosage was determined to restore normal testosterone levels to naturally menopausal and surgically induced menopausal women. In September 2004, we announced results of a second interim analysis of a Phase 2 study using Tostrelle for the treatment of female sexual dysfunction, which showed a 65% increase in sexual activity in women with hypoactive sexual desire disorder (HSDD), a 30% increase over placebo. Based on these results, the Company stopped enrollment in the Phase 2 clinical study. Later in 2004, the Company met with the FDA to review the trial results and the overall Tostrelle program. The FDA informed Cellegy that specific guidelines regarding the long-term safety of testosterone for the treatment of female sexual dysfunction are under internal discussion by the Division of Reproductive and Urologic Drug Products. Cellegy decided to await for these guidelines before embarking upon a Phase 3 program. If the new FDA guidelines prove to be too onerous, limiting or too costly to implement, the Phase 3 program could be significantly delayed or it may not be economic to pursue the further development of Tostrelle.

Savvy (contraceptive vaginal gel for women, designed to prevent HIV/AIDS)

Cellegy’s Biosyn subsidiary is developing a portfolio of proprietary products known as microbicides. Biosyn’s product candidates, which include both contraceptive and non-contraceptive microbicides, are used intravaginally to reduce transmission of sexually transmitted diseases, or STDs, including HIV/AIDS. Biosyn’s products include Savvy, which is currently undergoing a Phase 3 clinical trial in the United States; UC-781 vaginal gel, in Phase 1 trials; and Cyanovirin-N, in pre-clinical development.

Cellegy obtained rights to Savvy with its October 2004 acquisition of Biosyn. Savvy, a microbicidal gel, is one of the most clinically advanced product candidates in development for the reduction in transmission of HIV. The active compound in Savvy is C31G, a broad-spectrum compound with antiviral, antibacterial and antifungal activity. Its mechanism of action is via immediate membrane disruption, and it is also spermicidal. Because of its mechanism of action, C31G has a low potential for resistance and is active against drug resistant pathogens.

Savvy was undergoing two Phase 3 trials in Africa for reduction of HIV transmission, and one Phase 3 clinical trial in the United States for contraception. In November 2005, the Phase 3 trial in Ghana for reduction of HIV transmission, which had enrolled approximately 2,100 women, was terminated following a review by the study’s external independent Data Monitoring Committee, or DMC, which concluded after examining the interim trial data that continuation of the trial was not warranted to a lack of statistical significance in the data. There were no safety issues associated with the Ghana trial. The other Phase 3 trial was in Nigeria. The primary endpoint of the study was a 50% reduction in the rate of transmission of HIV in the Savvy group compared with the placebo. The enrollment for the Nigerian trial was approximately 2,000 women. On August 28, 2006, Cellegy announced that Family Health International planned to stop the Savvy Phase 3 trial being conducted in Nigeria, following a review by the DMC of the interim trial data. Without obvious signals of effectiveness in the interim data, the study would be unlikely to detect a reduction in the HIV risk if it were to continue. After observing a lower than expected rate of HIV seroconversion in the trial, which was less than half of the expected rate, and after examining the trial’s data, the DMC indicated that continuation of the trial was not warranted due to a lack of statistical significance in the data. The low seroconversion rate was possibly due in part to procedures designed to ensure ethical trial design, including counseling on HIV prevention and distribution of condoms. Cellegy, Family Health International and the United States Agency for International Development, which is funding the trial, collectively agreed that the trial in Nigeria should be discontinued.

The savvy Phase 3 contraception underway in the United States is continuing as planned, with about 686 women enrolled out of an expected total enrollment of 1,600 by the end of 2007. If the Phase 3 trial for contraception in the United States is successful, Savvy could be the first product among many microbicide products in various stages of development to enter the commercial marketplace. However, there can be no assurances that Savvy will be successfully commercialized or, if commercialized, that it would be the first, or one of the first, such products to enter the marketplace.

Biosyn has certain other product candidates in earlier stages of research and development.

Certain Phase 3 trial expenses for Savvy, and certain other clinical and preclinical development costs for the Biosyn pipeline, are funded by grant and contract commitments through agencies including: the United States Agency for International Development; the National Institute for Child Health and Development; the National Institute for Allergy and Infectious Disease; CONRAD (formerly the Contraceptive Research and Development Program); and other governmental and philanthropic organizations.

In January 2006, Cellegy entered into a non-exclusive, developing world licensing agreement with CONRAD for the collaboration on the development of the entire Biosyn microbicide pipeline. The agreement encompasses the licensing of Savvy, currently in Phase 3 clinical trials; UC-781, currently in expanded Phase 1 trials in the United States and Thailand; and Cyanovirin-N, currently in pre-clinical development.

Patents and Trade Secrets

Cellegy’s policy is to protect our technology by, among other things, filing patent applications for technology that we consider important to our business. It is impossible to anticipate the breadth or degree of protection that any such patents will afford, or whether we can meaningfully protect our rights to our unpatented trade secrets. Cellegy also relies upon unpatented trade secrets and know-how, and no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology. It is our policy to require our employees to execute an invention assignment and confidentiality agreement upon employment. Our consultants are required to execute a confidentiality agreement upon the commencement of their consultancy. Each agreement provides that all confidential information developed or made known to the employee or consultant during the course of employment or consultancy will be kept confidential and not disclosed to third parties except in specific circumstances. The invention assignment generally provides that all inventions conceived by the employee shall be the exclusive property of Cellegy. In addition, it is our policy to require collaborators and potential collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection of our trade secrets. Currently, Cellegy holds a number of issued and pending US and foreign patents pertaining to our principal products.

Cellegesic and Rectogesic ointment. Two issued U.S. patents and over 20 issued foreign patents relate to our topical nitroglycerin products, Cellegesic and Rectogesic ointments. While the European patent was challenged and subsequently revoked during opposition proceedings in December 2003, Cellegy has filed an appeal to the decision, and the case stands on appeal.

Testosterone gel products for males and females. Three issued U.S. patents, five issued foreign patents and over 5 pending patent applications relate to our topical testosterone products Fortigel, Tostrex and Tostrelle gels.

Savvy Contraceptive gel. Two issued U.S. patents and over 20 issued foreign patents relate to Savvy gel for contraception and the reduction in transmission of HIV infection.

In addition, Cellegy also holds issued and pending patents pertaining to our potential back-up products for treatment of anal disorders as well as for our earlier pipeline products for the treatment of female sexual disorders, urogenital disorders, and vascular insufficiency.

ProStrakan

ProStrakan is an international specialty pharmaceutical company engaged in the research, development and commercialization of prescription medicines for the treatment of unmet therapeutic needs in major markets. ProStrakan’s therapeutic focus is on bone disease, women’s health and issues relating to the aging male. Headquartered in Scotland, the company’s research and development facilities are situated in Romainville, near Paris, and in Galashiels in Scotland. ProStrakan was listed on the London Stock Exchange in June 2005. For the year ended December 31, 2005, it reported revenues of £31.6 million and gross profit of £16.7 million.

The principal executive offices for ProStrakan are located at Galabank Business Park, Galashiels TD1 1QH, United Kingdom, and its telephone number is 01896 664000.

 Background of the Sale of the Acquired Assets

The terms and conditions of the asset purchase agreement and the asset sale are the result of arm’s length negotiations between the representatives of Prostrakan and the representatives of Cellegy. Set forth below is a summary of the background of events that led to the decisions of the Cellegy board of directors to enter into negotiations between Cellegy and Prostrakan and the asset sale transaction.

During 2004 and 2005, Cellegy continued to pursue its goal of developing and commercializing prescription drugs for the treatment of women’s health care conditions and gastrointestinal disorders. In furtherance of these goals, in July and December 2004 Cellegy entered into exclusive license and distribution agreements with ProStrakan relating to commercialization and marketing of Rectogesic and Tostrex in the European markets, and in October 2004 Cellegy acquired Biosyn, Inc., a company with a novel contraceptive gel product candidate for the reduction of transmission of HIV/AIDS in women. We continued to pursue efforts to obtain approval in the United States for our lead product, Cellegesic.

In December 2004, we received a communication from the FDA in the form of a Non-Approvable Letter for our Cellegesic product. Commencing in early 2005, representatives of the Company communicated with the FDA to gain clarity regarding the issues that prompted the Not Approvable Letter. The Company met with the FDA in late March 2005. As a result of the ongoing dialogue and this meeting, Cellegy submitted a written response to the FDA containing new analyses of data from its Cellegesic phase 3 trials. The FDA indicated a new target response date for the review of the amended NDA of June 2005. In June 2005, we received a communication from the FDA that the amended NDA was still under review.

During 2004 and especially during 2005 following the FDA’s decision concerning the Cellegesic NDA, the board of directors and management considered a number of strategic alternatives designed to provide additional funding for the Company’s operations and/or to shift some of the expenses of product development to third parties pursuant to strategic partnering or other similar arrangements. To help fund our continued product development efforts and operations, we completed a private placement transaction in July 2004 resulting in net proceeds of approximately $10.3 million and another financing in May 2005 resulting in net proceeds of approximately $5.7 million. In addition, during 2005 the Company pursued a variety of partnering discussions for one or more of our products in the United States markets. These discussions did not result in serious expressions of interest during 2005.

In November 2005, in part to help provide additional funds and reduce expenses, Cellegy renegotiated its exclusive license and distribution agreement with ProStrakan relating to Rectogesic. Under the terms of the amended agreement, ProStrakan agreed to assume responsibility for all manufacturing and all other product support functions and agreed to purchase the product directly from the manufacturer rather than from Cellegy. This permitted Cellegy to reduce its operating expenses relating to these activities. In connection with the revised agreement, Cellegy received a payment of $2 million from ProStrakan, and future milestone payments of up to $750,000 were also payable upon approval of the product in certain major European countries.

In late 2005 and early 2006, several investors contacted us regarding possible interest in a PIPE (private investment in public equity) financing transaction, with pricing of the common stock to be at a discount to the market price of the common stock and with the investors to receive warrants. Upon review of these proposed transactions, the board concluded that the amount of dilution, the terms of the warrants and the amount of the price discount would not be in the best interest of our shareholders at that time.

In September 2005, Cellegy management met with an east coast private company that expressed an interest in the Company’s testosterone products. After presentations and some due diligence, the third party indicated that intended to pursue discussions at a later time after it completed other acquisitions that it was currently negotiating. The third party did not subsequently express an interest in pursuing discussions.

On December 14, 2005, representatives of a pharmaceutical company met with representatives of Cellegy at Cellegy’s offices to conduct preliminary due diligence concerning all of the Company’s products and a possible strategic transaction. After the meeting, the party indicated that it was interested and wanted to pursue additional due diligence. Later, the company expanded its due diligence efforts by visiting the contract manufacturer and conducting other reviews.

On December 17, 2005, we received certain parameters of a term sheet from a potential investor. The Company did not pursue the offer because the economic terms were not viewed by the board and management to be satisfactory, including the proposed price at which the Company would sell shares of common stock to the investor and the terms of warrant proposed to be part of the transaction.

The interest expressed by these two parties during late 2005 was discussed with our board of directors. Our board of directors determined that we would maintain an open dialogue with these two parties, but continue to identify other potentially interested parties. In January 2006, the Company was informed by the FDA that the Cellegesic NDA would be presented to an advisory committee of the FDA in April 2006. Following that announcement, the parties with whom Cellegy had previously met, and others interested in the products, decided to continue due diligence, but indicated that they would not consider any economic discussions until the results of the FDA advisory committee was known.

During late 2005 and the first quarter of 2006, Richard C. Williams, our Chairman and Interim Chief Executive Officer, had several discussions with a third party investment banking firm concerning the possibility of the firm acting as a financial advisor to the Company with respect to various strategic alternatives, including financing transactions, sale of the Company, or sale of particular assets and intellectual property. These contacts included informal discussions concerning the terms upon which such firms would be willing to provide services and concerning the likelihood of successfully completing different kinds of transactions. No written engagement letters or other agreements were entered into between the Company and any such third parties. Management informed the board of directors concerning these discussions, and the board concurred that it was not in the best interests of the Company to retain an investment banking firm at that time. During this time, a number of third parties contacted the Company through Mr. Williams concerning the possibility of an equity investment transaction or discussions concerning a strategic relationship, acquisition of the Company or acquisition of certain of Cellegy’s assets and intellectual property. Mr. Williams had discussions with a number of such companies, and several companies conducted preliminary due diligence reviews and discussions, but all companies contacted other than ProStrakan and three other interested third parties indicated that they did not have an interest in pursuing additional discussions.

During the first quarter of 2006, Cellegy was also exploring the possibility of a sale or other disposition of the Bioysn operations. Cellegy had a number of discussions with a third party investment banking firm and others concerning general possible market interest by third parties in acquiring Biosyn or certain Biosyn assets and intellectual property. No third parties expressed an interest in acquiring the Biosyn assets during this time. Several third parties indicated that they might be interested in pursing discussions when the HIV African trial results were known.

In January 2006, in part to reduce personnel and other costs associated with Cellegy’s obligation to provide quantities of the Tostrex product to ProStrakan under the exclusive distribution agreement between the companies, Cellegy amended its 2004 agreement with ProStrakan concerning Tostrex. Under the terms of the amended agreement, ProStrakan agreed to assume responsibility for all manufacturing and other product support functions and agreed to purchase Tostrex directly from Cellegy’s third party contract manufacturer rather than purchase the product from Cellegy under the terms of the original agreement. Under the amendment, Cellegy was entitled to receive milestones and royalties as set forth in the original agreement. Also, to reduce ongoing operating expenses, in January 2006 the Company amended its agreement with CONRAD regarding the ongoing Biosyn product development efforts to provide that CONRAD would take over much of the development efforts, and related expenses, of the Biosyn products. Subsequently, in July 2006, we further amended our agreement with CONRAD to provide that CONRAD would assume certain additional expenses, including certain facility, overhead, and personnel costs, in connection with its retention of certain former Biosyn employees.

In December 2005 and January 2006, Mr. Williams had preliminary discussions with Wilson Totten, the Chief Executive Officer of ProStrakan, concerning whether ProStrakan had an interest in acquiring Cellegy’s assets relating to Rectogesic and/or Tostrex in the United States and worldwide. On January 20, 2006, ProStrakan distributed to Cellegy a preliminary draft of an asset purchase agreement, but the parties had no substantive negotiations regarding price ranges for such a transaction or the products to be included in the transaction, there was no agreement concerning the structure of such a transaction, no significant due diligence efforts were undertaken, no board approvals from either companies were sought or obtained, and there were no substantive negotiations between the parties or their respective counsel at that time concerning such a transaction. Following delivery of the draft agreement, on January 31, 2006, Mr. Williams held several telephone discussions with representatives of ProStrakan to discuss the possibility of an asset sale transaction involving Cellegesic, Tostrex, and one or more additional products or the sale of the entire company. The parties decided to continue discussions, but ProStrakan indicated that it would not pursue serious discussions regarding a possible transaction until after the FDA’s Advisory Committee meeting and subsequent FDA action regarding the Cellegesic NDA, as that could have a significant impact on the pricing and other terms of any transaction, and no agreements were reached regarding possible transaction structures, what form a transaction might take, transaction prices, due diligence or other next steps.

In order to raise additional operating funds pending the April 2006 Advisory Committee meeting and subsequent FDA action, on February 21, 2006, the Company held a telephone conference with representatives of Epsilon Pharmaceuticals regarding the possible sale of Cellegy’s Australian subsidiary, which sold Rectogesic in Australia and certain other Far East countries. Cellegy’s board of directors authorized management to pursue a sale of Cellegy Australia, and on April 11, 2006, Epsilon Pharmaceuticals acquired the shares of the Australian subsidiary in exchange for cash. The share sale resulted in approximately $1.25 million of proceeds to Cellegy, and Cellegy collected additional amounts thereafter based on total accounts receivable on Cellegy Australia books as of March 31, 2006.

On February 28, 2006, Mr. Williams had a telephone conference with representatives of ProStrakan to discuss developments at the Company. The subjects discussed included the sale of the Australian subsidiary, financial position and progress on the Company’s FDA documents.

During March 2006 through early May 2006, Mr. Williams had a number of discussions with representatives of a third party investment banking firm regarding the possibility of the firm assisting the Company in pursuing a fund-raising transaction. The firm advised the Company that it was unlikely that the Company could raise funds on attractive terms or at all until the FDA issued a decision regarding the Cellegesic NDA. No engagement letters were executed, and the firm did not actively contact potential investors at that time. We continued to have discussions in May 2006 with the third party investment banking firm regarding the services it might provide in connection with a strategic or sale transaction. Preliminary drafts of an engagement letter were distributed, but substantive negotiations did not proceed regarding a formal engagement.

On April 25, 2006 Cellegy presented and participated in the Food and Drug Administration’s Cardio-Renal Advisory Committee meeting regarding the Cellegesic NDA. The committee’s recommendation and final vote was six members voting for “Approval” and six members voting for “Approvable Pending Another Trial.” The FDA did not have a specific time period within which it was required to complete its review of the NDA.

In anticipation of, and immediately following the Advisory Committee’s recommendation, discussions were reinvigorated with a number of interested parties. On May 4, 2006, the Company received a telephone call from a new party expressing interest in a strategic partner transaction or acquiring various products of the Company. Another party contacted the Company with an interest in Tostrex. Both parties requested and received product information pursuant to confidentiality arrangements.

On May 10, 2006 and May 16, 2006 we hosted two separate companies for a due diligence visit regarding possible strategic or acquisition transactions involving the products proposed to be sold to ProStrakan pursuant to the asset purchase agreement. Both parties indicated they had an interest and need time to review what they had learned.

On May 17, 2006 we received a telephone call from a new party indicating an interest in discussing financing and or purchase of selected products.

On May 18, 2006, we received a follow-up expression of interest from a party we had met with in December 2005 regarding possible investment in the Company. On May 19, 2006, we advised the party that after discussion with our board, the Company did not have an interest in pursuing discussions in light of, among other factors, the terms proposed, including the amount proposed to be invested. The economics of the proposal and the amount to be invested would have resulted in significant dilution to our shareholders and the amount would be insufficient to fund ongoing operations if additional clinics were required. The board decided to await the outcome of the FDA consideration before considering additional financing.

Discussions continued with an interested party that conducted due diligence and visits from May 16, 2006 through June 9, 2006. During that period, the interested party visited our California offices on June 7, 2006 and also our third party contract manufacturer, culminating in an offer to acquire the rights to Cellegesic for North America on June 9, 2006. The offer was substantially below what management and the board viewed as an attractive price, and after discussion with board members, management indicated to the third party that the Company was not interested in pursuing a transaction at that time at the price range proposed.

On June 14, 2006, discussion with another party, introduced to the Company by the third party investment banker, commenced. The party indicated later that it did not have sufficient funds to proceed in reviewing the products or the Company.

In June 2006, in part to provide additional funding, Cellegy and ProStrakan entered into an amendment under their license agreements relating to Rectogesic and Tostrex. The amendment amended the original agreement (i) to add several countries and territories in Eastern Europe, including several territories that were part of the former Soviet Union, to the territories covered by the agreements and (ii) to provide that on or before July 3, 2006, ProStrakan would pay Cellegy $500,000, representing the prepayment of the milestone payments that were payable to Cellegy under the agreements upon approval of Rectogesic in certain major European countries. Under the amendment, following those payments ProStrakan would have no further payment obligations to Cellegy under the Rectogesic agreement relating to payment upon approval of Rectogesic in countries within the territory covered by the agreement.

On July 7, 2006 Cellegy received a communication from the FDA in the form of an Approvable Letter for Cellegesic. The letter stated, however, that before the Company’s NDA may be approved and the product approved for marketing, Cellegy must conduct another clinical trial to demonstrate efficacy at a level deemed statistically significant by the agency. The letter indicated that the agency was requiring an additional study because it believed the results of the three trials conducted to date did not provide substantial evidence that the drug is effective, and provided a number of comments on the results previously presented by Cellegy and recommendations concerning the design and protocol of the additional required study.

On July 10, 2006, following receipt of the Approvable Letter, Cellegy contacted five previously contacted parties, including ProStrakan, with information concerning some of the terms on which Cellegy would consider a transaction involving the sale of our products.

On July 12, 2006, the party that made the offer on June 9, 2006, made a verbal offer involving reimbursement of expenses, including expenses of certain consultants, and control of the process relating to the preparation of information involved in a follow-up meeting with the FDA regarding the Approvable Letter. The party indicated that after the results of that meeting, it might make an offer to purchase Cellegesic. No commitment of dollars was made. On July 13, 2006, another interested party made a similar verbal offer of expense reimbursement and control of the FDA follow-up meeting. Discussions with another interested party on July 17, 2006 and July 24, 2006, revolved around a non-binding offer for the entire company of approximately $5 to $7 million in cash which would be offset by certain liabilities.

Following the announcement of the Approvable Letter, more substantive discussions between Cellegy and ProStrakan resumed. The discussions were focused on the alternative of acquisition of selected product rights or the purchase of the entire company other than the Biosyn products. ProStrakan indicated that it was not willing to acquire certain liabilities of the Company, and that the Company would need to reach an agreement regarding settlement of its outstanding obligations to PDI, Inc. and Neptune Pharmaceutical Corporation before ProStrakan would enter into definitive agreements. ProStrakan indicated that it was considering a purchase price in the $10 million range, and Mr. Williams negotiated for a higher price. In discussions between the two companies, Mr. Williams indicated to Mr. Totten that in connection with execution of any definitive agreements relating to a transaction, Cellegy would require additional funds to ensure continued operations during the period of time between executing of a definitive agreement and a closing date, and these funds were required, in part, to preserve the value of the assets that would be the subject of any transaction. Discussions between Mr. Totten and Mr. Williams included the possible consideration to be paid by ProStrakan, including shares of ProStrakan’s stock or cash. Mr. Totten indicated that in light of several factors, including that ProStrakan was not currently a reporting entity in the United States, the consideration in any such transaction would consist of cash and not include shares of ProStrakan’s common stock. Mr. Totten indicated that ProStrakan was willing to consider a loan to Cellegy to help fund continued operations between the execution of definitive agreements and the closing date, but that the loan would need to be secured by collateral consisting of some or all of the assets proposed to be included in the transaction.

Mr. Williams summarized the results of the discussions at a meeting held by the board of directors on July 26, 2006. A representative of Weintraub Genshlea Chediak, Cellegy’s outside counsel, attended that meeting. Counsel to the Company discussed with the board its fiduciary duties relating to the Company’s current situation and possible sale of the Company or sale of its intellectual property or other assets. Mr. Williams indicated that in order to continue as an independent company, Cellegy would require a large amount of additional capital, including the capital required to fund the additional Phase 3 clinical trial required by the FDA. The board authorized Mr. Williams to continue discussions with ProStrakan, including more substantive due diligence by ProStrakan. Mr. Williams indicated that based on his discussions with third party investment banking firms and with third party companies, engaging an investment banking firm to assist the Company was not likely to result in additional serious indications of interest from third party entities of which the Company was not already aware, and that many of these possible interested parties had been contacted in the last year and only a few expressed any interest. In addition, he indicated that the time and expense involved in a more lengthy process managed by an investment banking firm would increase overall transaction costs, reduce amounts that might be available to the Company, its creditors and stockholders following the completion of any transaction, and that it was unclear that a more lengthy process managed by an investment banking firm could be completed within the time frame required, given the Company’s diminishing cash resources. The board advised management that because of the high costs to remain an independent entity, diminishing cash and low likelihood of obtaining financing from either existing stockholders or new investors, every effort should be made to realize the monetization of the Company’s assets. The board authorized Mr. Williams to continue discussions with ProStrakan and other third party entities.

On July 27, 2006, counsel for Cellegy and in-house counsel for ProStrakan had a telephone conversation concerning certain issues relating to a possible transaction, including a bridge loan from ProStrakan to Cellegy during the pendency of the transaction. On August 4, 2006, ProStrakan delivered to counsel for Cellegy a draft of a promissory note and a letter of intent relating to purchase of the assets that are included in the proposed transaction. On August 9, 2006 Cellegy delivered to ProStrakan a draft of an asset purchase agreement relating to the proposed transaction. Throughout August 2006, counsel to ProStrakan and counsel to Cellegy exchanged revised drafts of the asset purchase agreement, promissory note, and related ancillary agreements and documents.

Negotiations between counsel and revisions to the various agreements occurred during August 2006. During August 2006, Mr. Williams contacted the third party that had previously expressed an interest in late July 2006 in acquiring the Company, determined that the party had an interest in pursuing discussions concerning possible acquisition of Cellegesic for $5-$7 million, and that the third party was not willing to increase the possible purchase price.

On July 26, 2006 at a special meeting of the board of directors, Mr. Williams reported to the board on discussion with ProStrakan and other third parties concerning the Acquired Assets and concerning the Biosyn assets. He reported that the Company had made progress in canceling leases, selling equipment, reducing work force, reaching agreement to have a third party manage Biosyn clinical trials and funding of certain expenses and other expense reduction items. The board had an extended discussion on certain significant business issues, including the range of prices that ProStrakan proposed to pay, indemnification, and ProStrakan's ability to fund the purchase price to complete the proposed transaction and other matters. Mr. Williams also reported on the status of contacts with other third parties concerning a transaction and indicated that no other serious expressions of interest were forthcoming. After further discussion, the board instructed Mr. Williams to discuss these issues with ProStrakan and authorized Mr. Williams to continue negotiations with interested parties.

On August 4, 2006 ProStrakan submitted a non-binding, unsigned letter of intent to acquire the Acquired Assets for $12 million in cash, which was greater than the purchase price offered by any other third party. The letter of intent proposed a bridge loan of $1.5 million. ProStrakan indicated that its willingness to complete the transaction at such a purchase price was conditioned on further due diligence and would be contingent on its receipt of additional funding to be obtained from a proposed separate equity financing transaction. Mr. Williams indicated that it was not acceptable to Cellegy to approve, and submit to its stockholders for approval, a transaction that was conditioned on successful completion of a separate financing transaction by the buyer. ProStrakan subsequently informed Mr. Williams that following discussions with its investors and advisors and in part in light of the continued decline in the market price of Cellegy’s common stock, ProStrakan proposed to reduce the purchase price to $9 million. Following discussion and negotiations by Cellegy, ProStrakan agreed to remove the financing contingency as a condition of completion of the transaction and to increase the amount of the loan to $2 million.

On August 7, 2006, a conference call was held with a new interested party that expressed continuing interest regarding the possible sale of Cellegy. On August 20, 2006, the party that had contacted the Company on August 7, 2006 confirmed its continued interest in a letter. Cellegy also was contacted by a Canadian company expressing its potential interest in buying share or assets of the Company. The terms reviewed with both parties were not superior to the ProStrakan offer and the time to completion a transaction would be longer, which was an important consideration in light of Cellegy’s diminishing cash resources.

On August 26, 2006 a representative of ProStrakan visited Cellegy’s offices in Brisbane, California and undertook due diligence relating to intellectual property matters.

Throughout August 2006, our board members had held several update communications with Mr. Williams to discuss the proposed transaction with ProStrakan, including the proposed $9 million purchase price and an increase in the amount of the bridge loan from ProStrakan from $1.5 million to $2 million, and other corporate developments, including the Company’s cash position. Throughout August and September 2006, there were several telephone discussions involving representatives of our company, our legal counsel, and representatives of ProStrakan and its legal counsel. The purpose of these discussions was to assist ProStrakan in completing its due diligence and to negotiate the asset purchase agreement, the schedules to the asset purchase agreement, the secured loan documents, and the various ancillary agreements contemplated by the asset purchase agreement.

On September 7, 2006, our board held a meeting, with our legal counsel present. In connection with that meeting, drafts of the asset purchase agreement and principal ancillary agreements, including the secured promissory note and the related patent collateral and security agreement, were circulated to the directors. Mr. Williams summarized the Company’s current and expected cash position and the status of consideration of various alternatives. He indicated that no third party had expressed any serious interest in providing equity financing to the Company, and that other than the earlier discussions, discussed above, with two third parties concerning the possibility of having the third party reimburse certain Cellegesic expenses pending a follow-up meeting with the FDA, no third parties had expressed a serious interest in pursuing partnering discussions.

Mr. Williams updated the board on negotiations with ProStrakan. Outside counsel summarized the proposed terms of the transaction with ProStrakan, including the proposed secured $2.0 million loan and the security interest in the intellectual property to be sold, the proposed purchase price of $9.0 million, the indemnity provisions of the asset purchase agreement and other materials terms. The board discussed the reduction in the amount offered by ProStrakan to $9 million, and balanced that reduction against the other terms of the proposed transaction, including the benefits of ProStrakan’s willingness to eliminate any financing contingency from the transaction and to increase the amount of the bridge loan from $1.5 million to $2.0 million. Mr. Williams invited board members to contact him or counsel with any questions or comments on the various agreements. The board discussed the terms of the proposed transaction and various strategic alternatives to the sale of the Acquired Assets. Mr. Williams indicated that following announcement of the intended cessation of the Savvy Nigeria trials, it was unlikely that sale of the Biosyn intellectual property assets would result in material funding to the Company. Mr. Williams indicated that the Company had received a non-binding expression of interest from one third party in exploring further discussions and conducting due diligence concerning acquisition of all or part of Cellegy, but that the timing and outcome of discussions with the third party, and the price that the third party might be willing to pay, was speculative and not superior to the terms proposed by ProStrakan. He also updated the board on the status of discussions to resolve other outstanding obligations of the Company that would be affected by a sale of the Acquired Assets, including obligations to Neptune Pharmaceutical Corporation and PDI, Inc. He indicated that Neptune had tentatively agreed to settle all obligations under the prior agreement for a payment of $125,000 upon signing of an asset purchase agreement relating to sale of the assets that Cellegy originally acquired from Neptune, which consisted primarily of intellectual property relating to Cellegesic and Rectogesic, and an additional $125,000 upon the closing of such a transaction. The board of directors authorized Mr. Williams to enter into a settlement with PDI of the outstanding promissory notes and with Neptune Pharmaceutical Corporation of possible future milestone payment obligations under the Company's agreement with Neptune.

The discussions of potential strategic alternatives included attempting to remain as an independent company, attempting to secure a strategic partner, attempting to sell the Biosyn assets to fund continued operations, and attempting to secure required additional funding from investors. After carefully evaluating the proposed transaction with ProStrakan and taking into account all of the factors previously discussed and considered by the board, the board unanimously approved the sale of the Acquired Assets to ProStrakan and authorized management to negotiate and enter into definitive agreements on terms consistent in material respects with the terms presented to the board. In making its determination, the board considered the cash to be received, the overall structure of the transaction, the consideration to be paid for the assets being purchased and the liabilities being assumed, the terms of the asset purchase agreement and the numerous factors and considerations discussed in the section entitled "Reasons for the Sale of the Acquired Assets." The board of directors also unanimously resolved to recommend that our stockholders approve the asset purchase agreement and the sale of the assets of our Business and the transactions contemplated by the asset purchase agreement.

At the meeting, Mr. Williams also updated the board concerning negotiations with PDI, Inc. to resolve Cellegy’s obligations under the outstanding promissory notes, with an outstanding principal balance of $5.8 million, that Cellegy had previously entered into in April 2005 in connection with the settlement of previous litigation between Cellegy and PDI. Following discussion, the board authorized management to negotiate and enter into a settlement of those obligations for such an amount as management was able to negotiate.

Following the September 7, 2006, meeting of the Cellegy board, legal counsel to Cellegy and ProStrakan continued to exchange drafts of the asset purchase agreement and the other related agreements and instruments and responding to due diligence inquiries. Efforts continued by counsel to both Cellegy and ProStrakan to finalize the terms of the ancillary agreements and complete the schedules to the asset purchase agreement.

Also following the September 7, 2006, board meeting, discussions continued with PDI concerning the terms on which PDI would be willing to resolve and settlement the outstanding promissory notes to PDI. Mr. Williams provided email and telephone updates to the board of directors concerning negotiations with PDI. On September 20, 2006, following several days of negotiations between management of Cellegy and PDI, Cellegy and

PDI executed an agreement pursuant to which Cellegy agreed to pay PDI $500,000 within two business days after an asset purchase agreement was signed and, provided that the closing of the asset sale transaction occurred before December 31, 2006, $2,500,000 upon the closing. PDI agreed that effective upon receipt in full of these payments, Cellegy’s obligations to PDI would be paid in full and PDI’s security interest in certain collateral would be deemed released.

On September 18, 2006, the Cellegy board of directors met again. Mr. Williams summarized the agreements reached with Neptune Pharmaceuticals and PDI concerning resolution of the outstanding obligations to those companies. The board discussed the purchase price of the proposed transaction with ProStrakan in relation to the amounts that would be payable by Cellegy by virtue of completion of the transaction, including amounts payable by Cellegy to various third parties including Neptune, PDI, ProStrakan, and obligations to employees, vendors and other third parties and estimated transaction expenses. The board discussed the range of net proceeds to the Company resulting from the proposed transaction after payment of the above obligations and other foreseeable obligations, and concluded that the sale of the Acquired Assets pursuant to the proposed transaction was likely to produce a greater return to the Company’s stockholders and creditors than other alternatives. After discussion, the board reaffirmed its approval of the proposed transaction with ProStrakan.

Between September 7 and September 26, 2006, the parties finalized the transaction agreements. The changes made to the asset purchase agreement and other ancillary agreements during this time were not material and did not alter the consideration to be received from the version of the asset purchase agreement circulated to the board on September 7, 2006. The asset purchase agreement, the secured promissory note and the security agreements were executed and delivered by the parties on September 26, 2006 and we announced the execution of the asset purchase agreement that same day.

Reasons for the Sale of the Acquired Assets to ProStrakan

The following discussion of the reasons for the asset sale of Cellegy contains a number of forward-looking statements that reflect the current views of Cellegy with respect to future events that may have an effect on its financial performance. There can be no assurance that the benefits of the transaction anticipated by the board will actually be achieved. See “Risk Factors.” Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors could cause or contribute to differences in results and outcomes include those discussed in “Forward Looking Statements” and “Risk Factors.”

The Cellegy board of directors has unanimously determined that the terms of the asset purchase agreement are fair to and in the best interests of Cellegy and its stockholders, and has unanimously approved the asset purchase agreement. In reaching its determination to approve the sale of the Acquired Assets to ProStrakan pursuant to the asset purchase agreement and related agreements, the board of directors consulted with our management and considered the advice of legal counsel, and considered a number of factors. In reaching its determination to sell the Acquired Assets, our board of directors identified and considered a number of factors, including those described below:

•	the fact that ProStrakan's offer was superior to any other offer we received, both in terms of aggregate consideration and terms and conditions of the asset purchase agreement;

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the fact that the anticipated net proceeds from the transaction will permit us to fund our operations for a sufficient period of time to permit us to evaluate our strategies and alternatives with respect to our remaining assets with the goal of maximizing overall return to the stockholders;

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the terms and conditions of the asset purchase agreement, including a provision which allows our board to consider unsolicited offers to purchase the Acquired Assets which are superior to ProStrakan's offer, subject to the terms of the asset purchase agreement;

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the fact that the sale of the Acquired Assets must be approved by the holders of the majority of our common stock outstanding and entitled to vote at the special meeting, which ensures that the sale will not take place unless most of our stockholders approve;

•	the fact that at the time the asset purchase agreement was signed and the loan from ProStrakan was made, Cellegy had less than one month’s operating cash;

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the terms of the FDA’s Approvable letter in July 2006, which requires an additional Phase 3 clinical trial for Cellegesic before the product will be considered for marketing approval in the United States, and the cost, timing of completion and uncertain outcome of any such trial;

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the cash position of Cellegy and the low likelihood of being able to obtain additional funding required in order to continue operations as an independent entity and to fund the required additional Phase 3 trial for Cellegesic; and the board’s determination that future development of the Acquired Assets, including conducting a required Phase 3 trial for Cellegesic and, if the product is approved by the FDA, preparing for sales, marketing and distribution of the product in the United States, would require significant capital that the Company did not have and was unable to obtain;

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the conclusion of the Cellegy board of directors that Cellegy would not be able to continue to operate effectively in light of the significant losses that it was incurring and expected to continue to incur, nor would it be able to raise the capital necessary in a timely manner to permit it to continue to operate the Acquired Assets in light of Cellegy's increasingly precarious cash flow position;

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the terms and conditions of the asset purchase agreement, which led Cellegy's directors to conclude that it was reasonably likely that the asset sale would be completed and that Cellegy would be able to pay, or provide for the payment of, the liabilities owed to its creditors and be in a position to maximize value to its stockholders;

•
the results of efforts made by Cellegy management to solicit indications of interest from third parties regarding a potential purchase of the Acquired Assets or other transactions, which resulted in no serious indications of interest on terms superior to the terms offered by ProStrakan;

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the board’s conclusion that efforts to obtain the significant amounts of capital that would be required to continue ongoing operations and develop the Acquired Assets were not likely to be successful, in light of the fact that numerous discussions with possible third party investors since late 2005 resulted in no serious proposals for an equity or debt investment other than proposals that would have involved material dilution of existing stockholders on unattractive terms and that would not have provided Cellegy sufficient funds to continue operations and product development for a sufficiently long time period;

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the fact that Prostrakan currently distributes Rectogesic and Tostrex in the European markets pursuant to exclusive license agreements with us, and that Prostrakan is familiar with the regulatory issues and commercial potential of our products;

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the reduction in long-term valuation of our prospects relating to two of our product candidates, Cellegesic and Savvy, following receipt of the FDA’s Approval Letter and the announcement in August 2006 of the cessation of the Phase 3 trial in Nigeria relating to the Biosyn Savvy product;

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our evaluation of the positive and negative considerations of attempting to continue our overall business as is currently operated and to pursue alternative strategies, as further described below under the heading "Positive and Negative Considerations Relating to Business Strategy";

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the board’s conclusion that the funds that might be received from a sale of the Biosyn business would not result in adequate funding to continue operations for a meaningful period of time and prepare for further clinical trials for Cellegesic or other products, and would not increase the likelihood of selling the Acquired Assets at a later date for a superior price of otherwise producing superior value to the stockholders;

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the board’s judgment that a voluntary bankruptcy filing would result in less value to Cellegy’s stockholders, and potentially to its creditors, than the proposed transaction with ProStrakan in light of, among other factors, the uncertainty concerning the ability to fund the Company’s operations during a bankruptcy proceeding, the need to continue funding patent maintenance and other intellectual property expenses required to preserve the Acquired Assets, the adverse effect on the Acquired Assets that a bankruptcy filing could have, the delay in product development that a bankruptcy proceeding would have, and the likelihood that a party seeking to purchase the Acquired Assets as part of a bankruptcy proceeding could offer less than the amount proposed to be paid by ProStrakan; and

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the attractiveness of potentially being able to make a cash distribution or otherwise return value to Cellegy's stockholders from the net proceeds of the sale of assets at some future date, compared to the board of directors' assessment of Cellegy’s expected future financial condition, earnings, business opportunities and competitive position in the absence of the proposed transaction with ProStrakan, which the board felt would be unlikely to permit such distributions.

Cellegy did not seek or obtain a fairness opinion from an investment bank or other firm that the consideration to be paid to Cellegy is fair from a financial point of view to Cellegy’s stockholders. The Company examined a number of strategic transactions over an extended period of time, and had discussions with investment bankers, potential investors and third party entities concerning a number of alternative transactions. Cellegy management contacted over twelve companies concerning possible transactions relating to the Acquired Assets and, following announcement of the FDA’s Approvable Letter, followed up with those companies that continued to express an interest in discussions. Cellegy also contacted several potential investors directly, and an investment banking firm contacted several other potential investors, concerning possible investment transactions, and Cellegy had follow-up discussions with the companies and investors that expressed an interest in continuing discussions. Of those persons and entities, only ProStrakan expressed a serious interest in pursuing a strategic or financial transaction with Cellegy on terms that management and the board of directors regarded as acceptable. Many of the other expressions of interest from third party included terms that were contingent on events over which the Company had little control, such as the outcome of further discussions with the FDA. The board of directors concluded that it had thoroughly examined Cellegy's alternatives and determined that the only alternative reasonably likely to enable Cellegy to maximize value to Cellegy stockholders was the asset sale transaction with Prostrakan. Our board of directors reached such a conclusion independently and determined that, under the circumstances, the asset sale was in the best interests of our stockholders. The board of directors also determined that the costs of obtaining a "fairness opinion" from a third party would be disproportionately higher than any corresponding benefits that would be realized by obtaining such an opinion, particularly in light of the Company’s cash position and prospects, that an investment banking firm would not likely identify third parties with a serious interest in acquiring the Acquired Assets at prices and on terms superior to those proposed by ProStrakan, and that the costs involved in retaining an investment banking firm to provide services or provide a fairness opinion would be disproportionately high compared to the range of likely sales prices, would not materially assist the Company in discussions with ProStrakan or other third parties, and would increase the amount of transaction costs, reducing the proceeds to the Company from the transaction. Also, management was familiar with the market and potential buyers.

The foregoing discussion of these factors is not meant to be exhaustive, but includes all of the material factors considered by the Cellegy board of directors. The Cellegy board of directors viewed its recommendation to approve the asset sale transaction as being based upon its business judgment in light of Cellegy’s financial position and the totality of the information presented and considered, and the overall effect of the asset sale on the stockholders of Cellegy compared to continuing to own the assets to be sold to ProStrakan or pursuing other discussions with other parties concerning a possible transaction.

Positive and Negative Considerations Relating to Business Strategy.

 In determining to sell the Acquired Assets, our board of directors considered a number of strategic alternatives and positive and negative factors with respect to our business strategies. These considerations included the following:

Attempting to Continue to Develop the Acquired Assets as an Independent Company.

In light of Cellegy’s very limited funds and cash position and the lack of success in attracting additional financing, our board of directors determined that this strategy was not a viable strategy. Our board believes that the Company could not be viable as an independent entity without obtaining significant additional funding, which was not available. The principal investors that had provided the majority of equity funding for the Company in recent years indicated that they were not willing to make additional investments in the Company. Our board concluded that efforts to continue to operate the Acquired Assets without additional funding would likely decrease, rather than increase, the value of the Acquired Assets. Moreover, continuation of the Acquired Assets with regard to Cellegisic would require either negotiating and entering into strategic partner arrangements and/or the expenditure of millions dollars in clinical trial expenses. Management pursued discussions with third parties concerning these alternatives, without success, and the board believes that Cellegy could not pursue either of the strategies at this time as an independent entity.

Secure a strategic partner to share the cost of the Acquired Assets.

Our board of directors considered a possible strategy of attempting to enter into agreements with one or more third parties for a long-term strategic relationship, pursuant to which the third party would fund required clinical trials and other product development efforts and would be responsible for marketing products once required regulatory approvals were obtained. No third parties expressed serious interest in such a relationship with respect to the Acquired Assets. At most, certain parties indicated a willingness to discuss providing funding for limited expenses until a meeting with the FDA concerning Cellegesic could be held.

Sell the Biosyn Assets as a Strategy of Funding Development of the Acquired Assets.

Our board of directors determined that this strategy was not viable. Our board of directors concluded that the funds that might be received from a sale of the Biosyn assets would not result in adequate funding to continue operations over the period of time required to prepare for and conduct further clinical trials for Cellegesic or other products, and would not increase the likelihood of selling the Acquired Assets at a later date for a superior price.

Attempt to Secured Required Additional Funding from Investors.

Our board of directors determined that this strategy was not viable. Management and the board of directors pursued discussions with many third parties concerning possible equity investments in the Company. This strategy would require the Company to raise substantial amounts of funding in order to continue operations and undertake the activities necessary to prepare for and conduct ongoing product development. Prior to the Advisory Committee hearing and the FDA’s subsequent action with regard to the Cellegesic NDA, no third party investor with whom the Company had discussions during late 2005 and early 2006 advanced a serious offer for a significant equity investment in the Company on terms that would have provided sufficient funds to continue operations for a sufficient period of time to continue product development and that would not have involved material dilution to existing investors. Following the actions of the Advisory Committee and the FDA, no investor expressed a serious interest in making an investment. As a result, the board of directors concluded that this was not a viable strategy.

Potential Drawbacks to the Sale of ProStrakan

In deciding how to vote on the proposal to sell the Acquired Assets to ProStrakan, you should consider the following potential drawbacks if the sale is completed:

•	we will be selling our only significant revenue generating assets, and our remaining Biosyn assets will continue to generate losses;

•	the prospects for our remaining operations, which consist primarily of the Biosyn product candidates, are uncertain;

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one or more of our creditors, parties with which we have agreements, stockholders, or other third parties could assert claims against us, either before or after the closing, and seek damages or other remedies. We might be required to spend substantial time and resources defending any such claims, and any amounts paid to any such third parties would reduce the net amount received from the transaction;

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in order to fund our operations before the anticipated closing of the transaction, ProStrakan has loaned us the sum of $2 million pursuant to a secured promissory note, a patent collateral security and pledge agreement and a trademark collateral security and pledge agreement. Our obligations under the note and security agreements are secured by a security interest in favor of ProStrakan in certain trademarks and all of the U.S. patents that are included in the Acquired Assets, subject to certain limitations and restrictions. The note has a maturity date of November 30, 2006 (or December 21, 2006, in certain circumstances). If the transaction does not close before the maturity date or we are otherwise unable to repay amounts advanced pursuant to the note before its maturity date, then we would be in default, and ProStrakan could foreclose on the collateral, would own the patents and could sell the collateral to satisfy our obligations under the note. Although Cellegy would be entitled to any excess of such sales price over amounts owed to ProStrakan, amounts received by Cellegy could be significantly less than the purchase price in the proposed asset sale transaction; and

•
Because of uncertainties regarding, among other factors, the amount of funds required to satisfy our obligations to third party creditors, amounts required to fund continued operations, future liabilities, and future transactions involving the Company of its assets, there can be no assurances concerning the amounts, if any, that may become available in future for distribution to our stockholders, whether by means of a dividend or other distribution, as part of a corporate transaction involving a merger or sale of assets, or otherwise.

Our board also considered the numerous risks associated with either engaging in the proposed sale to ProStrakan or failing to engage in the proposed sale, as further described below under the heading "Risk Factors—Special Considerations Regarding the Proposal to Sell the Acquired Assets to ProStrakan." These risks, which should be considered by you in determining how to vote for this proposal, include the following:

•	the risk that the transaction with ProStrakan may not be completed due to the failure to satisfy or waive conditions to closing;

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the possibility that by virtue of our indemnification obligations for breaches of our representations, warranties and covenants in the asset purchase agreement, we may be forced to pay to ProStrakan some or all of the cash provided for in the asset purchase agreement;

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the fact that our stockholders will not receive any of the proceeds from the sale of the Acquired Assets unless we subsequently distribute those funds to our stockholders by means of a special dividend, an issuer tender offer, pursuant to a plan of dissolution and liquidation, or some other alternative;

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the fact that under the asset purchase agreement, we remain exposed to certain contingent liabilities relating to the Acquired Assets, which could adversely affect our ability to pursue our remaining business operations offer following the closing;

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the fact that unforeseen liabilities and expenses may be incurred that may limit the amount of after tax net proceeds from the sale to ProStrakan that are available to fund our remaining business activities;

•	the fact that under certain circumstances, we may be required to pay a termination fee to ProStrakan if the transaction is not completed and we engage in another acquisition transaction;

•	the fact that if our stockholders do not approve the sale of the Acquired Assets, there may not be any other offers from potential acquirers, we will not have sufficient funds to repay the $2,000,000 loan from ProStrakan or our other liabilities and ProStrakan will likely foreclose on the intellectual property assets included in the Acquired Assets and our other creditors may also initiate proceedings against us;

•
the fact that if the sale to ProStrakan is not completed, we would need additional funds to continue operations, and we do not believe that we will be able to obtain such sufficient financing; as a result, we would likely be forced into bankruptcy;

•	the fact that the failure to complete the sale to ProStrakan may result in a decrease in the market value of our common stock and would increase doubt about our continued viability; and

•	the fact that following the closing of the sale to ProStrakan, our stockholders' ability to sell their stock may be extremely limited.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the board, it is not practical to quantify, rank, or otherwise assign relative or specific weights to the factors considered. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the board conducted an overall analysis of the factors described above, including discussions with management and legal advisors. In considering the factors described above, individual members of the board may have given different weight to different factors. The board considered all of these factors in totality and concluded, on the whole, such factors supported its determination to approve the sale to ProStrakan. After taking into consideration all of the factors set forth above, our board of directors, following consultation with its legal advisors, concluded that the sale to ProStrakan is fair to, and in the best interests of, our company and our stockholders, and that we should proceed with the sale.

Interests of the Company’s Board of Directors and Executive Officers in the Proposed Transaction

In considering the recommendations of the board of directors, Cellegy’s stockholders should be aware that certain of Cellegy’s directors and executive officers may have interests in the proposed transaction that are different from, or in addition to, the interests of Cellegy’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the asset purchase agreement and the sale of the Acquired Assets and the recommendation that our stockholders vote in favor of the proposed transaction. As described below under the heading “Treatment of Stock Options,” options held by directors and officers of the Company, as well as other options granted under the Company’s stock option plans, will be accelerated in full and will become exercisable as a result of the transaction. Directors and officers currently hold options to purchase approximately 1,361,208 shares of common stock. All of these options, however, have exercise prices that are substantially above the current market price of the common stock. In addition, after the closing the Company anticipates paying approximately $71,000 to directors in respect of accrued but unpaid director fees for a portion of 2005 and 2006.

Recommendation of the Board of Directors

The board of directors has determined that the Sale of the Acquired Assets to ProStrakan is fair to, and in the best interests of, our company and our stockholders. The board of directors unanimously approved the asset purchase agreement and the proposed sale contemplated thereby, and unanimously recommends that the stockholders vote in favor of the proposal to sell the assets of the Acquired Assets to ProStrakan, pursuant to the asset purchase agreement, including the transactions contemplated thereby.

Regulatory Approvals

There are no material United States or state regulatory approvals required for the completion of the sale to ProStrakan other than the approval of the asset purchase agreement by our stockholders under the corporate law of the State of Delaware. As described further below under "Asset Purchase Agreement--Covenants,” we have agreed that for a period of three months after the closing, we will cooperate with ProStrakan to obtain any required consents from third parties under any agreement between Cellegy and such third parties that are being assigned to ProStrakan as part of the Acquired Assets.

Appraisal Rights

Under Delaware law, Cellegy stockholders will not have appraisal rights in connection with the proposed asset sale transaction.

Federal Income Tax Consequences

The following is a summary of the principal material United States federal income tax consequences relating to the proposed sale of the Acquired Assets to ProStrakan. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to stockholders that may be subject to special federal income tax rules. The following summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

The sale to ProStrakan is a taxable event to us. We will recognize taxable gain in an amount equal to the cash received plus liabilities assumed under the asset purchase agreement, less our adjusted tax basis in the purchased assets. We believe that all, or a significant portion, of our taxable gain will be offset to the extent of our capitalized research expenses or our current year losses from operations plus available net operating loss carryforwards, subject to applicable limitations. We do not anticipate any direct tax consequence to you as a result of the sale to ProStrakan. At a future date, if Cellegy were to declare and pay dividend to its stockholders or otherwise distribute proceeds from the transaction to its stockholders, stockholders may recognize gain or loss in connection with any such distribution.

The taxable gain will differ from the gain to be reported in our financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

We believe that the Company has available approximately $22.5 million of research expenses capitalized under section 59(e) of the Internal Revenue Code, or the IRC, and approximately $74.4 million of federal net operating tax loss carryforwards for use without limitation against the taxable gain from the sale of the Acquired Assets. The Company believes that the entire gain from the transaction will be offset by the application of its capitalized research expenses. The Company may also use its net operating tax loss carryforwards to reduce the gain from the transaction. However, due to the limitation of net operating loss carryforwards under the federal alternative minimum tax system, a portion of the taxable gain reduced by our net operating loss carryforwards may be subject to the federal alternative minimum income tax. In this event, the Company would be subject to a tax liability of approximately $180,000 in federal and state taxes on the proceeds from the sale to ProStrakan. Both the Company’s election to capitalize research expenses under section 59(e) of the IRC and availability and amount of net operating loss carryforwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts either the Company’s election to capitalize research expenses under section 59(e) of the IRC or the Company’s reported net operating loss carryforwards, we may incur tax liability from the transaction.

We do not anticipate any direct tax consequence to you as a result of the sale to ProStrakan. Each holder of our common stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the sale, and also as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

Accounting Treatment of the Asset Sale

If the asset purchase agreement and the sale to ProStrakan are approved by our stockholders as described in this proxy statement, we will record the sale in accordance with generally accepted accounting principles in the United States. Upon the completion of the sale to ProStrakan, we will recognize a financial reporting gain equal to the net proceeds (the sum of the purchase price less the expenses relating to the sale) and the value of the liabilities assumed by ProStrakan less the net book value of the assets sold and the fair value of the indemnification liability retained.

Treatment of Employee Stock Options

Because the sale to ProStrakan will be deemed to be a sale of "substantially all of the assets," all of our outstanding options to purchase shares of our common stock granted under our employee stock plans will become immediately vested upon completion of the sale. As of September 30, 2006, we had outstanding options to purchase approximately 2,632,000 shares of common stock. Of these, approximately 2,614,000 of our currently outstanding options have exercise prices that are greater than the current fair market price of our common stock.

RISK FACTORS

You should carefully consider the special considerations described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposal to sell the Acquired Assets.

Special Considerations Regarding the Proposal to Sell the Acquired Assets to ProStrakan

By completing the sale to ProStrakan, our remaining business and assets will be very limited.

By selling our assets relating to the Acquired Assets, we will be selling substantially all of our intellectual property assets, products and product candidates other than our Biosyn operations. We may invest in other intellectual property in the future or seek to merge, be acquired by or combine with another company that has products or technologies, but we have no current specific plans to do so at this time. This increases our business risk because we will be less diversified than before the sale of the Acquired Assets to ProStrakan and because our remaining business is very limited and speculative.

The sale to ProStrakan may not be completed if the conditions to closing are not satisfied or waived.

There is a risk that the sale of the Acquired Assets to ProStrakan may not be completed because the conditions to closing, including approval of the transaction by our stockholders and the absence of a material adverse event affecting Cellegy or the Acquired Assets before the closing (including initiation of bankruptcy proceedings), may not be satisfied or waived. If the transaction is not completed, our business would be seriously harmed, we likely would not have sufficient funds to repay amounts advanced to us by ProStrakan, ProStrakan may foreclose on its security interest in the intellectual property securing our obligations under the loan documents, and we may be forced into bankruptcy proceedings.

Even if Cellegy's stockholders approve the asset sale, the asset sale may not be completed and it is likely that Cellegy could be required to file for or be forced to resort to bankruptcy protection.

The completion of the asset sale is subject to several conditions. Even if our stockholders vote to approve the asset sale, Cellegy cannot guarantee that the asset sale will be completed. If it is not completed, Cellegy would likely not be able to sell its assets to another buyer on terms as favorable as those provided in the asset purchase agreement, or at all, which would mean that it is likely that Cellegy could be required to file for or be forced to resort to bankruptcy protection.

The amounts of net proceeds that we will receive is subject to uncertainties.

Pursuant to the asset purchase agreement, the amount that we receive from ProStrakan is subject to reduction by virtue of (i) the $2 million previously loaned to us by ProStrakan as well as any other amounts payable pursuant to the loan documents, (ii) up to $30,000 pursuant to our agreement to reimburse ProStrakan for some of its expenses in connection with preparation of the loan and security agreement documents, and (iii) amounts previously advanced by ProStrakan to us relating to patents included in the Acquired Assets, as provided in the asset purchase agreement. In addition, the amount of net proceeds is subject to further reduction after the closing if ProStrakan successfully asserts claims to indemnification pursuant to the indemnification previsions of the asset purchase agreement. Further, we may have unforeseen liabilities and expenses that must be satisfied from the after tax net proceeds of the sale to ProStrakan, leaving less to fund our remaining operations. If we do not have sufficient cash to fund our remaining operations, we may need to seek to raise equity or debt financing, which may not be possible under satisfactory terms, if at all, our business may be seriously harmed and we may be forced into bankruptcy.

The asset purchase agreement will expose us to contingent liabilities up to an amount equal to the purchase price for the Acquired Assets, which could adversely affect our ability to pursue our remaining business operations or our ability pursue other alternatives following the closing.

In the asset purchase agreement we have made customary representations and warranties to ProStrakan, which are described below under the heading "Asset Purchase Agreement; Representations and Warranties." Pursuant to the asset purchase agreement, we agreed to indemnify ProStrakan for any losses from breaches of most of our representations, warranties or covenants that occur within six months after the closing date of the sale to ProStrakan. Our indemnification obligations are limited by an overall cap equal to the purchase price. The payment of any such indemnification obligations could adversely impact our cash resources following the completion of the sale to ProStrakan and our ability to pursue other alternatives after the closing, including transactions with third parties, distribution of funds to stockholders or dissolution or liquidation of our company.

You are not guaranteed to receive any of the proceeds from the sale of the Acquired Assets.

The purchase price for the assets of the Acquired Assets will be paid directly to Cellegy. We have not, at this time, approved or adopted any plans to distribute any of the net proceeds to our stockholders by way of dividend, issuer tender offer, dissolution, or otherwise. For that reason, as well as the possibility of indemnification claims or other unforeseen obligations after the closing that reduce the amount of net proceeds to us from the transaction, there is no assurance that you will receive any specific amount of net proceeds from the sale of the Acquired Assets.

We may be required to pay a termination fee to ProStrakan if the transaction is not completed and we engage in another transaction.

The asset purchase agreement requires us to pay ProStrakan a termination fee if the asset purchase agreement is terminated prior to completion under certain cases. If ProStrakan terminates the asset purchase agreement as a result of a triggering event (as described herein under "Asset Purchase Agreement; Termination of the Asset Purchase Agreement”), which includes approval by Cellegy of an alternative transaction with a third party that our board of directors concludes in superior to the proposed transaction with ProStrakan, or if we terminate the asset purchase agreement at a time when it is terminable by ProStrakan as a result of a triggering event, then we must pay ProStrakan a termination fee equal to $500,000.

We would also be required to pay a termination fee if the asset purchase agreement is terminated by ProStrakan or us prior to completion if, subject to the conditions in the asset purchase agreement, (i) the transaction has not closed by November 30, 2006 (or December 21, 2006 in certain circumstances), or (ii) our stockholders do not approve the transaction.

If we are required to pay ProStrakan a termination fee we might not have sufficient funds to pay the termination fee, and, our business could be seriously harmed.

If the sale to ProStrakan is not completed, we may explore other potential transactions but there may not be any other offers from potential acquirors.

If the sale to ProStrakan is not completed, we may explore other strategic alternatives, including a sale of our assets to, or a business combination with, another party. There can be no assurance that any potential transaction will provide consideration equal to or greater than the price proposed to be paid by ProStrakan in the transaction, or that we will be able to complete any alternative transaction. In addition, if we do not have sufficient funds to repay the $2 million dollars loaned to us from ProStrakan and other amounts we owe ProStrakan under the transaction agreements, ProStrakan would likely foreclose on the intellectual property collateral included in the Acquired Assets, sell that collateral in satisfaction to our obligations to ProStrakan, and distribute any excess to us. There can be no assurance that would be any excess funds to distribute to us in those circumstances. Moreover, we may be forced to file bankruptcy, or one more creditors could file bankruptcy proceedings against us in the above circumstances.

Our common stock may be less liquid after the transaction, and you may find it more difficult to dispose of your shares.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “CLGY.” Following the completion of the proposed transaction, we expect that the common stock will continue to be traded on the OTC Bulletin Board. However, it is not possible to predict the trading price of our common stock following the closing of the sale to ProStrakan. It is likely that there will only be limited trading volume in our common stock following the closing of the sale to ProStrakan. Accordingly, you may find it more difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire.

The failure to complete the sale of the Acquired Assets will likely result in a decrease in the market value of our common stock and will create substantial doubt as to continue as an ongoing business.

The sale of the Acquired Assets is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders. As a result, we cannot assure you that the sale of the Acquired Assets will be completed. If our stockholders fail to approve the proposal to sell the Acquired Assets to ProStrakan at the special meeting or if the sale of the Acquired Assets is not completed for any other reason, the market price of our common stock would likely decline, and there would be substantial doubt as to our ability to continue as an ongoing concern.

Whether or not the asset sale is completed, Cellegy may not be able to pay or provide for the payment of all of its liabilities and obligations.

If the sale is not completed, it is likely that Cellegy will file for or be forced to resort to bankruptcy protection. In this event, it is extremely unlikely that Cellegy would be able to pay, or provide for the payment of, its liabilities and obligations, and therefore there would be no assets available for distribution to Cellegy's stockholders unless additional debt or equity funding was provided after the bankruptcy filing or the assets proposed to be sold to ProStrakan were sold to a third party as part of the bankruptcy proceeding. Even if the parties complete the asset sale, the cash payment received at the closing, together with Cellegy's other assets, may not be sufficient to pay, or provide for the payment of, all of Cellegy's known and unknown liabilities and obligations. If the proceeds from the asset sale together with Cellegy's other assets were insufficient to pay or provide for the payment of Cellegy's liabilities and other obligations, it is likely that Cellegy could be required to file for or be forced to resort to bankruptcy protection.

Failure to complete the asset sale could cause Cellegy’s stock price to decline.

If the asset sale is not completed, Cellegy's stock price may decline due to any or all of the following potential consequences:

•
Cellegy may not be able to dispose of its assets for values equaling or exceeding those currently estimated by Cellegy; in particular, the assets that are the subject of the asset sale will likely be substantially diminished in value;

•	Cellegy may file for or be forced into bankruptcy; and

•	Cellegy's costs related to the asset sale, such as required payments to ProStrakan, legal, accounting and financial advisor fees, must be paid even if the asset sale is not completed.

ASSET PURCHASE AGREEMENT

We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Appendix A.

Assets to Be Sold

Subject to and upon the terms and conditions of the asset purchase agreement, we are selling to ProStrakan all of our right, title and interest in and to the assets used in connection with or relating to the Acquired Assets, including the assets: (the “Acquired Assets”) that relate to the business of Cellegy concerning the research, development and commercialization of nitroglycerin/nitric oxide and other related pharmacological products for pain management applications and testosterone gels for treatment of male hypogonadism, and for certain female sexual dysfunction conditions, as currently conducted and as currently proposed to be conducted by Cellegy, including those assets relating to Cellegy’s nitroglycerin/nitric oxide and related pharmacological products marketed under the name Rectogesic® and proposed to be marketed under the name Cellegesic® and Cellegy’s testosterone gels marketed under the name Tostrex™ and proposed to be marketed under the names Tostran™ or Fortigel™ and Cellegy’s product candidate Tostrelle, other than the “Excluded Assets” as defined in the asset purchase agreement (the “Business”). The Acquired Assets include:

•
all U.S. and foreign patents and patent applications, trademarks and trademark applications, service marks, all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents and other regulatory approvals and any related intellectual property relating to the Acquired Assets, together with all related know-how, information, techniques, methodologies, modifications, improvements, works of authorship, procedures, processes, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws);

•
assignment of certain contracts, primarily consistent of distribution agreements with third party distributors in certain foreign countries relating to the Acquired Assets (the “Assumed Contracts”); and

•	all books and records relating to the Acquired Assets.

In addition Cellegy has agreed to assign to ProStrakan certain agreements relating to the Acquired Assets including non-disclosure, confidentiality and inventions assignment agreements or contracts (or portions of agreements that contain such provisions) with all former and current employees and consultants of Cellegy to the extent related to the Acquired Assets; and foreign distribution agreements relating to the Acquired Assets.

Assets to be Retained

If the proposed transaction is completed, we will retain the following:

•	all intellectual property and related assets relating to the Biosyn products;

•	corporate assets not relating to the Acquired Assets being sold, such as the books and records of Cellegy not relating to the Acquired Assets being sold;

•	equipment, furniture, fixtures, computers, and other personal property;

•	all contracts other than the Assumed Contracts;

•	all interests in leases and real properties;

•	intercompany receivables, payables and other Cellegy obligations not specifically assumed by ProStrakan;

•	all inventory; and

•	all of our cash, cash equivalents and trade receivables.

Assumed Liabilities

Subject to and upon the terms and conditions of the asset purchase agreement, ProStrakan will assume the obligations under the Assumed Contracts and obligations after the closing relating to the conduct of the Acquired Assets after the closing, but will not assume any other Cellegy Liabilities.

Closing Date

The closing of the sale of the Acquired Assets will take place two business days after the last of the closing conditions is met, or such other date as we agree with ProStrakan.

Purchase Price

ProStrakan has agreed to purchase the assets of the Acquired Assets for a purchase price of $9,000,000 in cash, subject to adjustment as provided in the asset purchase agreement and described below (the “Purchase Price”). ProStrakan may deduct from the Purchase Price a variety of amounts, including the following:

(i)
At the same time that the asset purchase agreement was signed by both parties, ProStrakan loaned Cellegy $2 million pursuant to a secured promissory note (the “Note”) and a patent collateral security and pledge agreement. The Purchase Price may be reduced by an amount equal to the amount that Cellegy and SIL agree (but not less than $2,000,000), in full satisfaction of all amounts owed under the Note;

(ii)
the sum of all amounts advanced on or before the closing date by ProStrakan to Cellegy or paid by SIL to third parties, including without limitation, governmental agents, patent agents and other service providers, on Cellegy’s behalf or to its order relating to the Acquired Assets; and

(iii)	certain other amounts payable by Cellegy to SIL in connection with certain of ProStrakan’s expenses relating to the preparation of the documents relating to this transaction.

Cellegy also has indemnity obligations to ProStrakan pursuant to the indemnification provisions of the asset purchase agreement, and if Cellegy were obligated to pay amounts to ProStrakan pursuant to those provisions, that would reduce the net amount to Cellegy resulting from the transaction.

Proceeds from the Sale of Assets

We estimate that we will not incur a tax liability as a result of the sale to ProStrakan. We also estimate that our expenses in connection with the sale to ProStrakan will be approximately $100,000 and we estimate approximately an additional $75,000 of other transaction related costs will be payable in connection with the transaction, including accounting and legal fees and expenses. In addition, the $9 million purchase price will be reduced by amounts owed to ProStrakan at the closing to repay the $2 million principal amount of the secured loan, by the $2,500,000 payment to PDI (in addition to the $500,000 previously paid to PDI) in full satisfaction of the Company’s obligations under its previous agreements with PDI, and by the $250,000 payment to Neptune Pharmaceutical Corporation in full satisfaction of the Company’s obligations under its previous agreements with Neptune. In addition, as of September 30, 2006, the Company had other creditor obligations of approximately $1.7 million.

We expect to have approximately $5.1 million remaining to fund our working capital requirements.

Nature of Our Business Following the Sale to ProStrakan

Following the closing of the proposed sale of the Acquired Assets to ProStrakan, our remaining operations will consist primarily of the patents and other intellectual property relating to the Biosyn products and product candidates together with certain tangible assets such as equipment and computers, and a very small number of employees. However, we may seek to sell some or all of our assets relating to the Biosyn product candidates, either before or after the closing of the proposed sale of the Acquired Assets. The board of directors expects to continue to explore strategic opportunities with respect to our remaining business and assets. Those alternatives might include seeking to sell our remaining assets to a third party and dissolve and liquidate the Company, seeking to merge or combine with another company, or other alternatives.

Representations and Warranties

Representations and Warranties of Cellegy

In the asset purchase agreement, we make certain representations and warranties to ProStrakan and, subject to certain limitations, we have agreed to indemnify ProStrakan for any breach of the representations and warranties. These representations and warranties relate to the following:

•	due organization, valid existence, good standing and qualification to do business;

•	authority, approvals, validity and enforceability of the asset purchase agreement and the transactions contemplated thereby;

•
the absence of conflicts with or violations, breeches, defaults under, (i) our charter documents (ii) any agreement or instrument, or (iii) any order or decree of any court or governmental entity, caused by the asset purchase agreement and the transactions contemplated thereby;

•	ownership and title to the intellectual property included in the Acquired Assets;

•	appropriate filing and maintenance of patents and patent applications; and title and operating condition to the purchased assets;

•	absence of infringement on any third party intellectual property rights;

•	absence of third party infringement of Cellegy intellectual property rights;

•	absence of required permits, consents or filings of our with any governmental entity caused by the asset purchase agreement and the transactions contemplated thereby;

•	absence of hidden or undisclosed development costs relating to the products to be sold;

•	absence of any liens or encumbrances on any of the acquired assets;

•
agreements pursuant to which Cellegy has granted any license or other right or interest to any third party with respect to the assets being sold; no other intellectual property necessary or useful to conduct the business activities relating to the Acquired Assets, including development, manufacture, sale or import of the products being sold; and

•	books and records relating to the business and assets being sold;

•	litigation matters;

•	certain employment matters;

•	absence of undisclosed liabilities;

•	compliance with applicable laws;

•	absence of other agreements to sell the assets.

For a complete text of the representations and warranties made by us, see Article II of the asset purchase agreement.

Representations and Warranties of ProStrakan

In the asset purchase agreement, ProStrakan makes certain representations and warranties to us and, subject to certain limitations, ProStrakan has agreed to indemnify us for any breach of the representations and warranties. These representations and warranties relate to the following:

•	due organization, valid existence and good standing;

•	authority, approvals, validity and enforceability of the asset purchase agreement and the transactions contemplated thereby;

•	the absence of conflicts with the asset purchase agreement and transactions contemplated thereby; and

•	consents and approvals for the asset purchase agreement and transactions contemplated thereby.

For a complete text of the representations and warranties made by ProStrakan, refer to Article III of the asset purchase agreement.

Covenants

Under the asset purchase agreement, each of the parties has agreed to perform certain pre- and post-closing covenants. These covenants include, among other things, the following:

•
Cellegy will cooperate with ProStrakan to facilitate the transfer to ProStrakan of the materials relating to the assets being sold. In addition, for three months after the closing, Cellegy will use good faith efforts to facilitate discussion between ProStrakan and Cellegy personnel concerning arrangements for such personnel to assist ProStrakan, at ProStrakan’s cost, among other thing, in relation to any communications required with the FDA regarding to Cellegisic or Fortigel;

•
the parties will consult with each other concerning the initial press release and other public statements with respect to the proposed transaction and to cooperate with each other concerning subsequent public statements;

•
the parties will execute and deliver such further instruments and take such other actions as the other party may reasonably request to carry out the transactions contemplated by the asset purchase agreement;

•
Cellegy has agreed to promptly prepare and file this proxy statement with the SEC, to respond to and promptly resolve any comments with the SEC concerning this proxy statement, and to cause this proxy statement to be mailed to our stockholders and the earliest practicable time; we have agreed to pay out of pocket expenses associated with the preparation of this proxy statement; and we have agreed to include in the proxy statement the recommendation of our board of directors in favor of adoption and approval of the asset purchase agreement and the proposed transaction;

•
We have agreed to convene a special meeting of our stockholders as promptly as reasonably practicable for the purpose of voting upon the asset purchase agreement and the transaction; and we have agreed that, subject to the provisions described below concerning superior alternative offers, that our board of directors will recommend that our stockholders vote in favor of the adoption and approval of the asset purchase agreement and the proposed transaction, and that our board of directors will not withdraw, amend or modify that recommendation, subject to the provision described below concerning superior alternatives;

•
Cellegy and ProStrakan have agreed to take all actions reasonably necessary or desirable to comply with all legal requirements with respect to the consummation of the transactions contemplated by the asset purchase agreement and promptly resolve and litigation related thereto; and

•
Between the date of the asset purchase agreement and 90 days after the closing, each party has agreed to use its commercially reasonable efforts to obtain such material consents, waivers and approvals under any of Cellegy’s agreements, contract, licenses, or leases with such third parties as Cellegy and ProStrakan agree in writing in connection with the consummation of the transactions contemplated by the asset purchase agreement.

For a complete text of the foregoing covenants and additional covenants, please refer to Article IV of the Asset Purchase Agreement.

Solicitation; Withdrawal of Recommendation by Our Board of Directors

Non-Solicitation.   Until the sale to ProStrakan is completed or the asset purchase agreement is terminated, we have agreed that we will not, nor will we authorize or permit any of our officers, directors, principals, attorneys, agents, employees or other representatives, to directly or indirectly, do any of the following:

•	solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal (as defined below);

•
participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any acquisition transaction (as defined below).

Before the approval of the asset purchase agreement by our stockholders, however, we are not prohibited from complying with our obligations to make a recommendation with respect to a third party tender offer, and we are not prohibited from furnishing information about us to, entering into a confidentiality agreement with or entering into discussions with, any person in response to a superior offer (as defined below) submitted by that person, if:

•	we have not violated the non-solicitation restrictions described above;

•	our board of directors concludes in good faith that the failure to take such action would be a violation of our board of directors' fiduciary duties;

•
at least two business days prior to furnishing any nonpublic information to, or entering into discussions or negotiations with, such person, we give ProStrakan written notice of the identity of such person and our intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person, and we receive from such person an executed confidentiality agreement containing certain restrictive terms; and

•	contemporaneously with furnishing any nonpublic information to such person, we also furnish that information to ProStrakan (if not previously provided to ProStrakan).

Notification of Acquisition Proposal to ProStrakan

We have agreed to advise ProStrakan orally and in writing within 24 hours after receipt of an acquisition proposal, of any request we receive for nonpublic information which we reasonably believe would lead to an acquisition proposal or of any acquisition proposal, or any inquiry received by us or any of our representatives with respect to, or which we reasonably believe would lead to any acquisition proposal, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person or group making any such request, acquisition proposal or inquiry. We also agreed to keep ProStrakan informed (orally and in writing) on a current basis and in all material respects of the status and details (including material amendments or proposed amendments) of any such request, acquisition proposal or inquiry.

Definition of Acquisition Proposals and Acquisition Transaction

Under the asset purchase agreement, an "acquisition proposal" means any offer or proposal relating to any "acquisition transaction," which includes any of the following transactions:

•	any acquisition or purchase from us of more than 10% of our outstanding voting securities;

•	any tender or exchange offer that, if completed, would result in a person or group beneficially owning 10% or more of our outstanding voting securities;

•
any merger, consolidation, business combination or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of the transaction; or

•	any sale, lease, exchange, transfer, license, acquisition or disposition of more than 5% of the Acquired Assets.

Definition of Superior Offer

Under the asset purchase agreement, a "superior offer" means an unsolicited, bona fide written offer made by a third party to engage in any of the following transactions:

•
a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction would hold less than 50% of the equity interest in the surviving or resulting entity;

•	a sale or other disposition of all or substantially all of the assets of the Acquired Assets; or

•
the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of our capital stock or of the capital stock of Cellegy.

In each case on terms that our board of directors determines, in its reasonable judgment, to be more favorable to us or our stockholders from a financial point of view than the terms of the asset purchase agreement with ProStrakan. An offer will not be deemed to be a superior offer, however, if any financing to be obtained in connection with the transaction is less committed than ProStrakan's financing or is not likely in the good faith judgment of our board of directors to be obtained by the third party on a timely basis.

Withdrawal of Recommendation of Board of Directors

We have agreed that we would include in this proxy statement our board of directors' recommendation that our stockholders vote in favor of the sale of the Acquired Assets pursuant to the asset purchase agreement and agreed not to withdraw, amend or modify, or propose to withdraw, amend or modify in a manner adverse to ProStrakan, this recommendation. Notwithstanding the foregoing, our board of directors is permitted to withhold, withdraw, amend or modify any such recommendation previously made if a superior offer (as defined above) is made and our board of directors reasonably concludes in good faith, that to not withhold, withdraw, amend or modify such recommendation would constitute a breach of the fiduciary duties of the board of directors under applicable law. We are not required to hold and convene this special meeting if there is a superior offer or canceling the special meeting is necessary for our board to comply with its fiduciary duties.

Conditions to Closing

Each party's obligation to complete the sale of assets is subject to the prior satisfaction or waiver of certain conditions. The following list sets forth the material conditions that must be satisfied or waived before completion of the proposed transaction:

•	Our stockholders have approved the transaction.

•	No proceeding relating to the proxy statement or the proposed transaction shall have been initiated or threatened in writing by the SEC.

•
No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the transactions contemplated by the asset purchase agreement illegal or otherwise prohibiting the consummation of the transactions contemplated by the asset purchase agreement.

•
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the asset purchase agreement shall be in effect, nor shall any proceeding brought by a governmental entity seeking any of the foregoing be pending.

The respective obligations of Cellegy and ProStrakan to effect the transactions contemplated by the asset purchase agreement are subject to the satisfaction or fulfillment, at or before the closing, of each of the following additional conditions, any of which may be waived, in writing, exclusively by Cellegy:

•
The representations and warranties of ProStrakan shall be true and correct in all material respects as of the date of this Agreement, and as of the closing date with the same force and effect as if made on and as of the closing date; and

•
ProStrakan shall have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement to be performed or complied with by ProStrakan on or before the closing date.

The obligations of ProStrakan to effect the transactions contemplated by the agreement are subject to the satisfaction or fulfillment, at or before to the closing date, of each of the following conditions, any of which may be waived, in writing, exclusively by ProStrakan:

•	The representations and warranties of Cellegy contained in the asset purchase agreement shall have been true and correct as of the date of the agreement, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Cellegy, and the representations and warranties of Cellegy contained in the agreement shall be true and correct on and as of the closing date (with certain exceptions), with the same force and effect as if made on and as of the closing date, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect;

•	Cellegy shall have performed or complied in all material respects with all agreements and covenants required by the agreement to be performed or complied with by it on or before the closing date;

•	Cellegy shall not be in default of any of its obligations in respect of the loan documents evidencing the loan from ProStrakan;

•	No material adverse effect on Cellegy shall have occurred and be continuing; and

•	The loan documents and other collateral agreements shall have been signed.

In addition to other events having a material adverse effect on the assets be acquired by ProStrakan, the asset purchase agreement defines a material adverse effect to include (i) the commencement of the voluntary insolvency proceeding or any involuntary insolvency proceeding that is not discharged, dismissed or terminated within 60 days after commencement, (ii) the commencement or initiation of any plan of arrangement with, assignment for the benefit of, or similar arrangement with Cellegy’s creditors whether or not involving in judicial proceedings, or (iii) any circumstance, change or event that materially impairs ProStrakan’s ability to utilize the Acquired Assets in substantially the same manner as Cellegy before the date of the asset purchase agreement.

Termination of the Asset Purchase Agreement

The asset purchase agreement and the transactions contemplated thereby may be terminated at any time prior to closing, in any of the following ways:

•	By the mutual written consent of us and ProStrakan;

•
By either us or ProStrakan if the closing has not occurred before (i) if the SEC does not review this proxy statement, November 30, 2006, and (ii) if the SEC does review this proxy statement, December 21, 2006, or such other date that may be mutually agreed to by the parties;

•
By either us or ProStrakan if a governmental entity or court of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action, which has the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the transactions contemplated by the asset purchase agreement;

•
By either us or ProStrakan if the special meeting contemplated by this proxy statement has been held and we do not receive the required approval of our stockholders to Proposal No. 1 to complete the transaction, except that we may not be able to terminate the agreement if the failure to obtain stockholder approval is a result of our breach of our covenant to use commercially reasonable efforts to obtain stockholder approval;

•
By us if ProStrakan breaches any covenant or agreement, or if any representation or warranty of ProStrakan shall have been untrue when made or shall become untrue, such that our condition to closing relating to the accuracy of ProStrakan's representations and warranties or ProStrakan's compliance by ProStrakan with its covenants would not be satisfied, provided that, if an inaccuracy of ProStrakan's representations and warranties or breach by ProStrakan is curable through the exercise of commercially reasonable best efforts, we may not terminate the asset purchase agreement for a period of 30 days after delivery of written notice to ProStrakan, provided that ProStrakan continues to exercise its efforts to cure such breach and such breach is cured within such 30 day period;

•
By ProStrakan if we breach any covenant or agreement, or if any of our representations or warranties shall have been untrue when made or shall become untrue, such that the condition to closing relating to the accuracy of our representations and warranties or our compliance with covenants would not be satisfied, provided that, if an inaccuracy of our representations and warranties or breach by us is curable through the exercise of commercially reasonable best efforts, ProStrakan may not terminate the asset purchase agreement for a period of 30 days after delivery of written notice to us, provided that we continue to exercise its best efforts to cure such breach and such breach is cured within such 30 day period;

•
By us if the board of directors of ProStrakan shall for any reason, other than a breach of our obligations under the asset purchase agreement that entitles ProStrakan to terminate the agreement or the occurrence of an event having a material adverse effect on our business has occurred and is continuing, has withdrawn, amended or modified in a manner adverse to us its recommendation in favor of the asset purchase agreement and the proposed transaction;

•	By ProStrakan if any of the following "triggering events" shall be deemed to have occurred:

(i)
our board of shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to ProStrakan its recommendation in favor of the approval of the asset purchase agreement and the transactions contemplated thereby;

(ii)	we shall have failed to include in this proxy statement the recommendation of our board of directors in favor of the approval of the asset purchase agreement and the transactions contemplated thereby;

(iii)	our board of directors or shall have approved, endorsed or recommended any alternative acquisition proposal;

(iv)	we shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal;

(v)	we shall have breached any of the non-solicitation provisions of the asset purchase agreement; or

(vi)
a tender or exchange offer relating to shares of our capital stock shall have been commenced by a person unaffiliated with ProStrakan and we shall not have sent to our stockholders pursuant to Rule 14d-9 or 14e-2 of the Securities Exchange Act of 1934, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that we recommend rejection of such tender or exchange offer.

Effect of Termination

If the asset purchase agreement is terminated because of any the reasons described above, the asset purchase agreement will be of no further force or effect, except for certain specified obligations, including the return of information to the party furnishing the information and the preservation of confidentiality. In limited circumstances, described in the section below entitled "—Payment of Termination Fee," we may be obligated to pay ProStrakan a termination fee at or following the termination of the asset purchase agreement. Neither party will be relieved from liability for any intentional or willful breach of the asset purchase agreement.

Payment of Termination Fee

The asset purchase agreement requires us to pay ProStrakan a termination fee if the agreement is terminated prior to completion under certain cases. Specifically, if ProStrakan terminates the asset purchase agreement as a result of a triggering event (as described above under "Termination of the Asset Purchase Agreement) or if we terminate the asset purchase agreement at a time when terminable by ProStrakan as a result of a triggering event, then we must pay ProStrakan within two business days after demand by ProStrakan a termination fee equal to $500,000. In addition, upon termination of the agreement, all amounts due in respect of the $2 million dollar loan to us from ProStrakan and under the related security agreement, and certain other reimbursable expenses relating to this proxy statement, are payable to Cellegy from ProStrakan within two business days after demand.

Survival of Representations

The representations, warranties and covenants contained in the asset purchase agreement (except those covenants, if any, that expressly relating to periods after the closing date) and in any other document delivered in connection with the asset purchase agreement will survive the closing solely for purposes of the indemnification provisions described in the asset purchase agreement and below, and will terminated six months after the closing date, or such earlier time as the parties may agree in writing.

Indemnification

Under the asset purchase agreement, we are obligated to indemnify and hold harmless ProStrakan from and against all losses that it incurs arising out of or resulting from:

•	Any breach of a representation or warranty made by us in or pursuant to the asset purchase agreement;

•	Any breach of any covenant or agreement made by us in or pursuant to the asset purchase agreement,

•
Any fees, expenses or other payments incurred or owed by Cellegy to any brokers, financial advisors or other similar persons retained or employed by Cellegy in connection with the transactions contemplated by the asset purchase agreement; and

•	Any claim by PDI, Inc. arising from the settlement agreement executed by PDI and Cellegy on April 11, 2005.

The asset purchase agreement provides that ProStrakan will indemnify and hold harmless us and from and against all losses that we incur arising out of or resulting from:

•
Any breach of a representation or warranty made by ProStrakan in or pursuant to the asset purchase agreement; provided, however, that ProStrakan is not obligated to indemnify Cellegy to the extent the liability or obligation is directly caused by any action take or omitted to be taken by Cellegy or any of its affilates ; or

•
Any fees, expenses or other payments incurred or owed by ProStrakan by any brokers, financial advisors or other similar persons retained or employed by it in connection with the transactions contemplated by the asset purchase agreement.

The indemnification provisions contained in the asset purchase agreement are complicated and not easily summarized. You are urged to carefully read Article XII of the asset purchase agreement attached as Appendix A to this proxy statement.

Limits on Indemnification

In general, no indemnification is payable by either Cellegy or ProStrakan until the aggregate of indemnifiable losses for which the party would be liable exceeds $150,000, in which case the indemnifying party is required to pay the full amount of indemnifiable losses. No indemnification is payable by either Cellegy or ProStrakan for any individual items (or a series of related individual items) where the loss relating thereto is less than $10,000. The maximum aggregate amounts that ProStrakan may recover for losses from us for indemnification is equal to the purchase price, and the maximum amount we may recover from ProStrakan for losses for indemnification is equal to $5,000,000.

The representations and warranties made by each party to the asset purchase agreement survive the closing for a period of six months following the closing. Indemnification obligations do not terminate with respect to any item as to which the indemnifying person has, before the expiration of the six-month survival period, made a claim for indemnification pursuant to the procedures described in the asset purchase agreement.

Expenses

Except as otherwise provided in the asset purchase agreement, each party to the asset purchase agreement will pay its own legal, accounting, out-of-pocket and other expenses incident to the asset purchase agreement and to any action taken by such party in preparation for effectuating the asset purchase agreement. We have agreed to pay ProStrakan’s expenses in connection with preparation of the documentation relating to the loan transaction, up to a maximum of $30,000. In addition, we have agreed to reimburse ProStrakan for certain of its legal fees and expenses occurred in connection with certain aspects of its review of this proxy statement.

Other Agreements Relating to the Proposed Transaction

Secured Promissory Note

At the same time that Cellegy and ProStrakan signed the asset purchase agreement, ProStrakan made a loan to Cellegy of $2,000,000. The loan was evidence by a secured promissory note. The note has a maturity date of November 30, 2006 or, if the SEC reviews this proxy statements, December 21, 2006, or such later date as the parties mutually agree in writing. Interest on the unpaid principal amount of the note accrues at a rate of 6% per annum. Overdue amounts bear interest at an annual rate of 3% per annum (in addition to the basic interest rate described in the preceding sentence). Accrued unpaid interest is due and payable on the maturity date or, if earlier, on the date of any prepayment of the note. Amounts payable by Cellegy to ProStrakan under the note shall be made by Cellegy without set-off or counterclaim and free and clear of any other restrictions or provisions. Under the note, we have agreed to indemnify ProStrakan from all losses and expenses it incurs in connection with or by reason of (i) the failure of any of our obligations under the loan documents to be legal, valid and binding obligations of Cellegy, or (ii) any investigation, litigation or proceeding (including any insolvency proceeding) relating to the note or any of the other loan documents. We have agreed that we will not assert against ProStrakan any claim on any theory of liability for special, indirect, consequential or punitive damages relating to the transactions contemplated by the loan documents except in the event of a finding of ProStrakan’s gross negligence or willful misconduct.

In the note, we make certain representations and warranties to ProStrakan, including that the note constitutes a valid, binding and enforceable obligation of Cellegy (subject to insolvency laws affecting creditor’s rights generally.) We have also agreed that we will not create, incur, assume or permit or suffer to exist any liens or other encumbrances on the collateral securing our obligations under the note.

Events of default under the note include the following:

•	We default on the payment when due under the note of any principal, interest or other obligation;

•	We default in the observance in any of our obligations under the note or other loan documents and such default continues unremedied for more than five days after notice from ProStrakan;

•	Any representation or warranty of Cellegy under the loan documents is untrue or incorrect in any material respect when made or deemed made;

•	We enter into an agreement to sell or otherwise transfer all or substantially all of our property or the patent collateral securing our obligations under the note;

•
Cellegy shall: Generally fail to pay its debts as they become due or admit in writing its inability to pay its debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, or other custodian for Cellegy or for any substantial part of Cellegy’s property, or make a general assignment for the benefit of its creditors; (iii) in the absence of such application, consent or acquiesce, permit or suffer to exist the involuntary appointment of a trustee, receiver, or other custodian for Cellegy or for a substantial part of its property, and such trustee, receiver, or other custodian shall not be discharged within 45 days; (iv) permit or suffer to exist the involuntary commencement of, or involuntary commence, any insolvency proceedings under any other bankruptcy or insolvency laws, or permit or suffer to exist the involuntary commencement, or voluntary commence, a dissolution, winding up or liquidation proceeding, in each case by or against Cellegy, provided that if not commenced by Cellegy, such proceeding shall be consented to or acquiesced in by Cellegy, or shall result in an entry for an order for relief or shall remain dismissed for more than 45 days; (v) permit the commencement of any case, proceeding or other action seeking the issuance of a warrant of attachment, execution, or similar process against all or any material part of the property of Cellegy; or (vi) take any corporate action authorizing any of the forgoing;

•	The stockholders and directors of Cellegy shall not have approved the asset sale transaction on or before the dates specified in the asset purchase agreement; or

•
The note or any of the other loan documents shall in whole or in part cease to be effective or cease to be the legally valid, binding and enforceable obligation of Cellegy, or Cellegy shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

If any default or event of default by virtue of an insolvency proceeding as described above shall at any time occur, all of the outstanding principal amount of the note and all other Cellegy obligations under the loan documents automatically become immediately due and payable. If any event of default, other than by virtue of insolvency proceedings, at any time occurs and is continuing, ProStrakan may declare all or any portion of the outstanding principal amount of the note and other Cellegy obligations under the loan documents to be immediately due and payable.

Cellegy has agreed to pay all of ProStrakan’s cost and expenses involved in any action to enforce the provisions of the note for other loan documents.

Patent Collateral Security and Pledge Agreement; Trademark Collateral Security and Pledge Agreement

In connection with the loan transaction described above, Cellegy and ProStrakan have entered into a Patent Collateral Security and Pledge Agreement dated as of September 26, 2006. The agreement provides for a grant of a security interest by Cellegy in favor of ProStrakan in substantially all of the U.S. patents, patent applications and related rights that are included in the assets to be sold to ProStrakan under the asset purchase agreement, subject to the rights of PDI in certain interests relating to the collateral, which rights are expected to terminate at the closing upon payment by Cellegy to PDI of the $2,500,000 (in addition to $500,000 already paid to PDI) specified in a September 20, 2006 agreement between Cellegy and PDI in full satisfaction of amounts owed under the April 2005 agreements and promissory notes between the parties. The security interest in favor of ProStrakan secures the payment by Cellegy by all of its obligations under the note, the security agreement and any other loan document. In the security agreement, we make a number of representations, warranties, and covenants to and with ProStrakan, including with respect to the following matters:

•	The patents are subsisting and have not been judged invalid or unenforceable, and there is not pending litigation or proceeding concerning the validity or enforceability of the issued patents;

•	To Cellegy’s knowledge each of the issued patents is valid and enforceable;

•	To Cellegy’s knowledge there is no infringement by others of the patents or patent rights;

•	No claim has been made that the use of any of the patents may violate the rights of any third person, and to Cellegy’s knowledge there is not infringement by Cellegy of the patent rights of others;

•	Cellegy is the sole and exclusive owner of the right, title and interest in the patents, free and clear of any encumbrances;

•	Cellegy has the right to enter into the security agreement and perform its obligations thereunder;

•	A security agreement will create a valid and perfected security interest in the patent collateral (subject to certain permitted liens) upon making required filings; and

•
Except for required filings under the applicable Delaware Uniform Commercial Code and filings with the United States Patent and Trademark Office, no other filings with governmental agencies are required for the grant or effective of the security interest reflected in the security agreement.

Cellegy also agreed not to create any encumbrance on the collateral and not to pledge, assign or otherwise encumber or transfer any of the patent collateral. Cellegy remains responsible for the prosecution, grant, enforcement, or any other desirable actions in connection with the patent collateral. Cellegy also agreed to take any required actions to properly maintain, protect, and preserve the patent collateral.

Upon the occurrence of any event of default (as defined in the note), then upon notice from ProStrakan to Cellegy, Cellegy is required to cease and desist from the use the inventions claimed, disclosed or covered by the patents, ProStrakan will have, in addition with any other rights and remedy, the rights and remedies of a secured party under the applicable provisions of the Delaware Uniform Commercial Code. Without limiting its other rights, ProStrakan may, without notice, sell or license at a public sale or otherwise realize upon, all or part of the patent collateral, and after deducting from the proceeds of the sale or other disposition of the patent collateral all fees and expenses, shall apply the balance of such proceeds to the payment of all obligations under the note and other loan documents, as described in the security agreement. ProStrakan is obligated to provide Cellegy at least 15 days advance notice of any intended public sale or disposition of any patent collateral.

Upon the payment in full of all obligations under the note any other loan documents, the security interest will terminate, and ProStrakan has agreed to execute all documents required to effect such termination.

Cellegy has agreed to pay ProStrakan’s fees, costs and expense, including legal fees, in connection with any action to enforce the provisions of the security agreement.

Cellegy and ProStrakan have also entered into a Trademark Collateral Security and Pledge Agreement dated September 26, 2006. The agreement grants ProStrakan a security interest in the trademarks and trademark applications relating to the Acquired Assets. The terms of the agreement are similar in material respects to the terms described above with respect to the patent collateral security and pledge agreement.

Other Prior Agreements Between Cellegy and ProStrakan

In addition to the asset purchase agreement, the note and the patent collateral and security agreement described above, Cellegy and ProStrakan have a previous business relationship and are parties to other agreements concerning certain of the products that are included in the assets proposed to be sold.

Exclusive License and Distribution Agreement Regarding Tostrex. In July 2004, Cellegy and ProStrakan entered into an exclusive license agreement for the future commercialization of Tostrex in Europe. Under the terms of the agreement, ProStrakan was responsible for regulatory filings, sales, marketing and distribution of Toxtrex throughout the European union and in certain nearby EU countries, and Cellegy was responsible for supply finished product to ProStrakan through Cellegy’s third party contract manufacture.

In January 2006, Cellegy amended its 2004 agreement with ProStrakan concerning Tostrex. Under the terms of the amended agreement, ProStrakan agreed to assume responsibility for all manufacturing and other product support functions and agreed to purchase Tostrex directly from Cellegy’s third party contract manufacturer rather than purchase the product from Cellegy under the terms of the original agreement. Under the amendment, Cellegy was entitled to receive milestones and royalties as set forth in the original agreement.

Exclusive License and Distribution Agreement Regarding Rectogesic. In December 2004, Cellegy and ProStrakan entered into an exclusive license agreement for the commercialization for the Rectogesic in Europe. Under the terms of the original agreement, Cellegy received a refundable upfront payment of $1,000,000 and was entitled to receive additional milestone payments, along with additional payments based on net sales of Rectogesic in Europe. ProStrakan was responsible for additional regulatory files, sales, and marketing distribution of Rectogesic throughout Europe. The agreement covered thirty-eight European territories, including all EU members states. Under the original agreement, Cellegy was responsible for supplying finished product through ProStrakan through its contract manufacture.

In November 2005 Cellegy renegotiated its marketing agreement with ProStrakan relating to Rectogesic. Under the terms of the amended agreement, ProStrakan agreed to assume responsibility for all manufacturing and all other product support functions and agreed to purchase the product directly from the manufacture rather than from Cellegy. In connection with its revised marketing agreement, Cellegy received a payment of $2,000,000 from ProStrakan and was entitled to receive future additional milestone payments of up to $750,000 upon approval of the product in certain major European countries.

June 2006 Amendments. In June 2006, Cellegy and ProStrakan entered into an amendment under the license agreements relating to Rectogesic and Tostrex. The amendment amended the original agreements (i) to add several countries and territories in Eastern Europe, including several territories that were part of the former Soviet Union, to the territories covered by the agreements and (ii) to provide that on or before July 3, 2006, ProStakan would pay Cellegy the sum of $500,000, representing the prepayment of the milestone payments that were payable to Cellegy under the agreements upon approval of Rectogesic in certain major European countries. Under the amendment, following those payments, ProStrakan would have no further payment obligations to Cellegy under the Rectogesic agreement relating to payment upon approval of Rectogesic in countries within the territory covered by the agreement.

Vote Required and Board Recommendation

The approval of the sale of the Acquired Assets to ProStrakan requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting.

Our board of directors unanimously believes that the proposed sale to ProStrakan pursuant to the asset purchase agreement is in the best interests of our company and our stockholders and unanimously recommends that stockholders vote "FOR" the proposal to sell the Acquired Assets to ProStrakan pursuant to the asset purchase agreement, including the transactions contemplated thereby.

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Financial Information

We are providing the following information to aid you in your financial analysis of the proposed asset sale. The following unaudited pro forma condensed consolidated financial data gives effect to the sale of the Acquired Assets. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 has been prepared assuming the sale of the Acquired Assets occurred as of that date. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2006 and the year ended December 31, 2005 have been prepared assuming that the sale of the Acquired Assets occurred as of January 1, 2005. All material adjustments required to reflect the sale of assets are set forth in the column labeled “Pro Forma Adjustments.” The data contained in the column labeled “Consolidated” is derived from Cellegy’s historical unaudited consolidated balance sheet as of June 30, 2006 and unaudited consolidated statement of operations for the six month period ended June 30, 2006, and Cellegy's historical audited consolidated statement of operations for the year ended December 31, 2005. The pro forma data is for informational purposes only and may not necessarily reflect Cellegy’s financial position or what Cellegy’s financial position would have been had Cellegy consummated the asset sale effective January 1, 2005. We have assumed that of the total consideration, $9.0 million in cash will be paid to us at closing and $2.0 million will be withheld in payment of Cellegy’s obligations under the note. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations or future financial position of the Company or the actual results of operations or financial position that would have occurred had the sale of the Acquired Assets been consummated as of the dates indicated above. The unaudited pro forma consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the SEC.

The pro forma adjustments were based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed consolidated financial statements that our management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this filing.

The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto, and our "Management's Discussion and Analysis of Financial Condition and Results of Operation", in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, copies of which will be sent to you upon request as described at the end of this proxy statement.

Cellegy Pharmaceuticals, Inc.
(a development-stage Company)
Unaudited Pro-forma Consolidated Balance Sheet

(Amounts in thousands)
	June 30, 2006

		Pro-forma
	Consolidated	Adjustments		Pro-forma
Assets
Current assets:
Cash and cash equivalents	$651	$5, 750	(a) (b) (c)	$6,401
Short-term investments	-	-		-
Accounts receivable	720	-		720
Inventory	-	-		-
Prepaid expenses and other current assets	124	-		124
Total current assets	1,495	5,750		7,095
Property and equipment, net	338	-		338
Goodwill	-	-		-
Intangible assets, net	-	-		-
Other assets	-	-		-
Total assets	$1,833	$5,750		$7,583
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,616	$-		$1,616
Accrued expenses and other current liabilities	1,313	-		1,313
Current portion of notes payable	5,151	(5,151)	(b) (d)	-
Current portion of deferred revenue	303	(258)	(e)	45
Total current liabilities	8,383	(5,409)		2,974
Notes payable	259	-		259
Derivative instruments	167	-		167
Deferred revenue	2,956	(2,956)	(e)	-
Total liabilities	11,765	(8,365)		3,400
Stockholders' deficit:
Common stock	3	-		3
Additional Paid-in Capital	125,631	-		125,631
Accumulated other comprehensive income	407	-		407
Deficit accumulated during the development stage	(135,973)	14,115		(121,858)
Total stockholders' deficit	(9,932)	14,115		5,950
Total liabilities and stockholders' deficit	$1,833	$5,600		$7,583

Cellegy Pharmaceuticals, Inc.

Notes to Unaudited Pro-Forma Consolidated Balance Sheet

(Amounts in thousands)

(a)	Reflects the proceeds of $9,000 to be received in connection with the proposed sale of assets pursuant to the Asset Purchase Agreement with ProStrakan.
(b)	Reflects the payment of our outstanding promissory note to PDI, Inc. of $3,000, as of June 30, 2006.
(c)
Reflects payment of $250 to Neptune Pharmaceuticals Corporation in full satisfaction of Cellegy’s obligations to Neptune under an agreement between Cellegy and Neptune relating to certain of the intellectual property rights being sold to ProStrakan.

(d)
Reflects the discount of $2,151 and the payment of $3,000 as of June 30, 2006 relating to Cellegy’s outstanding notes to PDI, Inc. recorded in connection with the renegotiation of these notes pursuant to the transaction with ProStrakan.

(e)	Reflects adjustments to deferred revenues related to licensing agreements with ProStrakan.

Cellegy Pharmaceuticals, Inc.
(a development-stage Company)
Unaudited Pro-forma Consolidated Statements of Operations

(Amounts in thousands)
	Six Months Ended June 30, 2006
		Pro-forma
	Consolidated	Adjustments		Pro-forma
Revenues	$2,463	$(636)	(a)	$1,827
Costs and expenses:
Cost of product sales	257	(257)	(a)	-
Research and development	1,906	(225)	(a)	1,681
Selling, general and administrative	3,571	(6)	(a)	3,565
Total costs and expenses	5,734	(488)		5,246
Operating income (loss)	(3,271)	(148)		(3,419)
Interest and other income	15	10,767	(b) (c)	10,782
Interest and other expense	(437)	134	(b) (d)	(303)
Derivative revaluation	25	-		25
Net income (loss)	(3,668)	10,753		7,085
Net income (loss) from continuing operations
applicable to common stockholders	$(3,668)	$10,753	(e)	$7,085
Net income (loss) per common share:
Basic	$(0.12)			$0.24
Diluted	$(0.12)			$0.24
Weighted average number of common shares used
in per share calculations:
Basic	29,832			29,832
Diluted	29,832			29,886

Cellegy Pharmaceuticals, Inc.

Notes to Unaudited Pro-Forma Consolidated Statements of Operations

(Amounts in thousands)

(a)
Adjustments to historical operational data relating to the sold technology to reflect the assumption that the transaction occurred at the beginning of reported period. These adjustments include reductions to licensing revenues, research expenses and selling, general and administrative expenses.

(b)
Reflects the principal balance discount of $1,767, plus accrued but unpaid interest of $384, as of June 30, 2006 relating to Cellegy’s outstanding notes to PDI, Inc. recorded in connection with the renegotiation of these notes pursuant to the transaction with ProStrakan.

(c)	Reflects the proceeds of $9,000 to be received and recorded as other income in connection with the sale of assets pursuant to the Asset Purchase Agreement by ProStrakan.
(d)
Reflects payment of $250, in full satisfaction of Cellegy’s obligations to Neptune Pharmaceutical Corporation under an agreement between Cellegy and Neptune relating to certain of the intellectual property rights being sold to ProStrakan.

(e)	The Company expects that there will be no income tax liabilities arising from the transaction due to the application of its capitalized research expenses.

Cellegy Pharmaceuticals, Inc.
(a development-stage Company)
Unaudited Pro-forma Consolidated Statements of Operations

(Amounts in thousands)

`	Twelve Months Ended December 31, 2005
		Pro-forma
	Consolidated	Adjustments		Pro-forma
Revenues	$12,835	$(7,788)	(a)	$5,047
Costs and expenses:
Cost of product sales	385	(250)	(a)	135
Research and development	8,481	(2,966)	(a)	5,515
Selling, general and administrative	9,249	(321)	(a) (b)	8,928
Total costs and expenses	18,115	(3,537)		14,578
Operating loss	(5,280)	(4,251)		(9,531)
Interest and other income	208	10,678	(a) (b) (c)	10,885
Interest and other expense	(626)	49	(c) (d)	(577)
Derivative revaluation	690	-		690
Net income (loss)	(5,008)	6,475	(e)	1,468
Net income (loss) from continuing operations
applicable to common stockholders	$(5,008)	$6,475		$1,468
Net income (loss) per common share:
Basic	$(0.18)			$0.05
Diluted	$(0.18)			$0.05
Weighted average number of common shares
used in per share calculations:
Basic	28,497			28,497
Diluted	28,497			28,529

Cellegy Pharmaceuticals, Inc.

Notes to Unaudited Pro-Forma Consolidated Statements of Operations

(Amounts in thousands)

(a)
Adjustments to historical operational data relating to the sold technology to reflect the assumption that the transaction occurred at the beginning of reported period. These adjustments include reductions to licensing revenues, research expenses and selling, general and administrative expenses.

(b)
Reflects the proceeds of $9,000 to be received and recorded as other income in connection with the sale of assets pursuant to the Asset Purchase Agreement by ProStrakan Group, plc and $175 legal and printing expenses, related to the transaction.

(c)
Reflects the principal balance discount of $1,677, plus accrued but unpaid interest of $299, as of December 31, 2005 relating to Cellegy’s outstanding notes to PDI, Inc. recorded in connection with the renegotiation of these notes pursuant to the transaction with ProStrakan.

(d)
Reflects payment of $250, in full satisfaction of Cellegy’s obligations to Neptune Pharmaceutical Corporation under an agreement between Cellegy and Neptune relating to certain of the intellectual property rights being sold to ProStrakan.

(e)	The Company expects that there will be no income tax liabilities arising from the transaction due to the application of its capitalized research expenses.

PROPOSAL NO. 2

GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any such adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to the persons named as proxies to adjourn the special meeting for the purpose of soliciting additional proxies in favor of Proposal No 1. The individuals to whom proxies are granted will have the discretion to decide whether or not to use the authority granted to them pursuant to Proposal No. 2 to adjourn the special meeting.

Vote Required

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting.

Our board of directors unanimously recommends that you vote "FOR" the proposal to grant management the discretionary authority to adjourn the special meeting to solicit additional proxies in favor of Proposal No. 1.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of the common stock of Cellegy as of September 30, 2006 by (i) each person known to Cellegy to be a beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each Executive Officer and (iv) all current directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name	Number	Percent
SJ Strategic Investments, LLC(2)	7,343,993	24.7%
Members of the Tisch family (3)	5,525,168	18.5%
K. Michael Forrest(4)	1,699,798	5.5%
Richard C. Williams(5)	1,030,000	3.3%
Anne-Marie Corner(6)	342,566	1.1%
Robert J. Caso (7)	100,000	*
Tobi B. Klar, M.D.(8)(9)	130,328	*
John Q. Adams(9)	49,125	*
Robert B. Rothermel(9)	64,125	*
Thomas M. Steinberg(9)	29,125	*
All directors and officers as a group; 8 Persons (10)	3,750,111	11.5%

*	less than 1%
(1)
Based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “SEC”) that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based on filings by SJ Strategic Investments with the SEC. Includes 290,000 shares subject to warrants. While SJ Strategic Investments believes it possesses sole voting and investment power over such shares, John M. Gregory may be deemed to also have voting and investment power over such shares due to his position as Managing Member and Chief Manager of SJ Strategic Investments, pursuant to the entity’s Operating Agreement. While SJ Strategic Investments disclaims the existence of a group, due to the indirect beneficial ownership of its members, such members may be deemed to constitute a group.

(3)
Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch, Jessica S. Tisch, Benjamin Tisch, Merryl H. Tisch and Thomas M. Steinberg (the “Reporting Persons”). Based on filings by the Reporting Persons with the SEC. According to information furnished by the Reporting Persons, 1,104,886 shares are beneficially owned by each of Andrew H. Tisch, Daniel R. Tisch and James S. Tisch; 1,152,586 shares are beneficially owned by Thomas J. Tisch; 6,400 shares are beneficially owned by each of Jessica S. Tisch and Benjamin Tisch and by Merryl H. Tisch as custodian for Samuel Tisch; and 17,125 shares are beneficially owned by Thomas M. Steinberg. Each of the Reporting Persons has disclaimed beneficial ownership of any shares owned by any other Reporting Person, except to the extent that beneficial ownership has been expressly reported in filings with the Securities and Exchange Commission. The address of Andrew H. Tisch, James S. Tisch, Thomas J. Tisch and Thomas M. Steinberg is 667 Madison Avenue, New York, N.Y. 10021, of Daniel R. Tisch is c/o Tower View LLC, 500 Park Avenue, New York, N.Y. 10022, and of Benjamin Tisch, Jessica S. Tisch and Merryl H. Tisch is c/o Tisch Financial Management, 655 Madison Avenue, 19th  Floor, New York, N.Y. 10021.

(4)	Based on filings by the named person with the SEC. Includes 892,553 shares issuable upon exercise of stock options.
(5)	Includes 1,000,000 shares issuable upon the exercise of stock options.
(6)	Includes 243,166 shares subject to options.
(7)	Includes 100,000 shares subject to options.
(8)	Includes 83,128 shares issuable upon the exercise of stock options.
(9)	Includes 17,125 shares issuable upon the exercise of stock options.
(10)	Includes 2,677,787 shares issuable upon the exercise of stock options.

OTHER MATTERS

Our board of directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of our company.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Copies (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, our Quarterly Report on Form 10-Q for the period ended June 30, 2006, will be furnished by first class mail without charge to any person from whom the accompanying Proxy is solicited upon written or oral request to the Secretary, Cellegy Pharmaceuticals, Inc., 1800 Byberry Road, Bldg. 13, Huntingdon Valley, PA 19006, telephone (215) 914-0900. If exhibit copies are requested, a reasonable copying charge may be imposed.

You should rely only on the information contained or referenced in this proxy statement. We have not authorized anyone to provide you with information different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a Proxy in any jurisdiction where, and to or from any person to whom, is unlawful to a Proxy solicitation. This proxy statement is dated _______, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

By Order of the Board of Directors

Richard C. Williams,
_________ ____, 2006	Interim Chief Executive Officer

APPENDIX A

ASSET PURCHASE AGREEMENT

between

CELLEGY PHARMACEUTICALS INC

as Cellegy

and

STRAKAN INTERNATIONAL LIMITED

as SIL

Dated as of September 26, 2006

TABLE OF CONTENTS

TABLE OF CONTENTS
(continued)
Page

SECTION 7.01	Survival of Representations	19
SECTION 7.02	Indemnification by Cellegy	19
SECTION 7.03	Indemnification by SIL	21
SECTION 7.04	Termination of Indemnification	21
SECTION 7.05	Procedures	22
SECTION 7.06	Remedies	23

ARTICLE VIII. MISCELLANEOUS		23
SECTION 8.01	Notices	23
SECTION 8.02	Definitions; Interpretation	24
SECTION 8.03	Descriptive Headings	27
SECTION 8.04	Counterparts	27
SECTION 8.05	Entire Agreement	27
SECTION 8.06	Fees and Expenses	27
SECTION 8.07	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	28
SECTION 8.08	Successors and Assigns; Third Party Beneficiaries	28
SECTION 8.09	Severability	28
SECTION 8.10	No Waiver	28
SECTION 8.11	ProStrakan Group plc Guarantee	28

EXHIBITS

Exhibit A	Products
Exhibit B	Patents
Exhibit C	Trade Marks
Exhibit D	Excluded Assets
Exhibit E	Form of Proprietary and Confidentiality Agreement
Exhibit F	License Agreements
Exhibit G	ProStrakan Group plc Guarantee

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of September 26, 2006, and is entered into by and between Cellegy Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 1800 Byberry Road, Building 13, Huntingdon Valley, PA, 19006-3525, U.S.A. and having a place of business at 1000 Marina Boulevard, Brisbane, CA 94005 (“Cellegy”), and Strakan International Limited, a company organized under the laws of Bermuda with its principal place of business at Galabank Business Park, Galashiels, TD1 1QH, United Kingdom (“SIL”), and for the purposes of Section 8.11 hereof only, ProStrakan Group plc (“PSK”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 8.02.

BACKGROUND

A.    Cellegy owns or possesses certain Intellectual Property with respect to the pharmaceutical products Cellegesic, Rectogesic, Tostrex and Tostrelle.

B.    On 9 December 2004 Cellegy and SIL entered into an Exclusive License and Distribution Agreement whereby Cellegy granted SIL exclusive rights to, inter alia, market, distribute and sell the Product Rectogesic (known as Cellegesic in the USA) in certain European countries as defined therein (as amended by a First Amended and Restated Exclusive License and Distribution Agreement dated 9 November, 2005) whereby SIL obtained, inter alia, manufacturing rights for Rectogesic (and as amended and in force on the date hereof the “Rectogesic Agreement”). On 9 March 2005 SIL acquired Cellegy UK Limited from Cellegy, the sole asset of which company was the United Kingdom Marketing Authorisation for Rectogesic.

C.    On 9 July 2004 Cellegy and SIL entered into an Exclusive License and Distribution Agreement (as amended by the First Amended and Restated Exclusive License and Distribution Agreement for Tostrex dated 16 January, 2006, and as amended and in force on the date hereof, the “Tostrex Agreement”) whereby Cellegy granted SIL exclusive rights to, inter alia, market, distribute and sell Tostrex (known as Fortigel in the USA) in certain European countries as defined in the Tostrex Agreement.

D.    Cellegy now desires to sell to SIL, and SIL desires to purchase from Cellegy the Acquired Assets.

E.    Prior to the execution and delivery of this Agreement, Cellegy and SIL have entered into a secured Promissory Note dated as of the date of this Agreement (the “Note”), reflecting the loan by SIL to Cellegy of $2,000,000.00 (the “Loan”). Cellegy’s obligation to pay all amounts owed under the Note is secured by the grant of a security interest in certain collateral, reflected in a Patent Collateral, Assignment and Security Agreement, and a Trademark Collateral Security and Pledge Agreement both dated the date of this Agreement, by and between Cellegy and SIL (the “Security Agreements”).

AGREEMENT

Accordingly, the parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

SECTION 1.01 Purchase and Sale. On the terms and subject to the conditions of this Agreement, Cellegy shall sell, assign, transfer, convey and deliver to SIL, and SIL shall purchase from Cellegy all the right, title and interest of Cellegy in, to and under the Acquired Assets for the purchase price specified in Section 1.03(d) (the “Acquisition”). Upon the Acquisition, the Rectogesic Agreement and the Tostrex Agreement shall terminate in their entirety and SIL shall have no obligation to make any further milestone or royalty payments that would have fallen due thereunder if not terminated as aforesaid.

SECTION 1.02 Transfer of Assets.

(a)    The term “Acquired Assets” means all Cellegy’s rights, title and interest in, to:

(i)
all proprietary and intellectual property rights of Cellegy embodied in or associated with the products listed on Exhibit A (the “Products”) or the Business and including all right, title and interest and to any and all additional formulations, therapeutic or medicinal uses for the Products anywhere in the Territory, including without limitation:

A)    all intellectual property rights embodied or disclosed in all inventions, patents, patent applications and rights to file patent applications owned or controlled, directly or indirectly, by Cellegy relating to the Business, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights including (i) the patents and patent applications listed on Exhibit B, (ii) any patent application(s) filed as a continuation, division, or continuation-in-part of the patent application(s) described in clause (i), patents issuing therefrom and reissues, reexaminations and extensions of such patents, (iii) any patent application(s) filed in respect of the inventions that are the subject of the invention disclosures described in clause (C) and (iv) any foreign counterpart to the patent(s) and patent application(s) described in clauses (i)-(iii) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and extensions thereof) (collectively, the “Patents”);

B)    all know-how, information, techniques, methodologies, modifications, improvements, works of authorship, procedures, processes, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that: (i) are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by Cellegy or any of Cellegy’s employees or consultants or are developed or acquired (by ownership or by license) for use in the Business at any time prior to the Closing Date and (ii) relate to or are used or useful in the design, formulation, development, delivery, manufacture, testing or use of nitroglycerin/nitric oxide and related pharmacological products or testosterone gels for any medical application(s) relating to the Business including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data; together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement or misappropriation of any such rights (collectively, the “Information”);

C)    all notebooks, records and other media embodying the Information, including, without limitation, those relating to the safety data base and adverse events reporting for each Product, any and all additional formulations for each Product, therapeutic and medicinal uses for each Product and all regulatory files (including correspondence with regulatory authorities) for each Product, assays, test methods, batch records, analytical methods including validation protocol and the drug master file and stability studies in relation thereto for each Product, all prior versions of the Information and all other data, information and know-how, that has been developed by or for Cellegy and is necessary or useful to design, manufacture, use or test nitroglycerin/nitric oxide and related pharmacological products or testosterone gels for any medical application(s) relating to the Business and develop enhanced or new nitroglycerin/nitric oxide and related pharmacological products and testosterone gels;

(ii)	all copyrights relating to the Products or the Business;

(iii)
the RECTOGESIC mark, the CELLEGESIC mark, the FORTIGEL mark, the TOSTREX mark and the TOSTRELLE mark and all trademark and service mark registrations for such marks, together with the goodwill of the business associated with such marks and all other rights appurtenant to such marks including, without limitation the registrations and applications listed on Exhibit C (collectively, the “Trademarks”);

(iv)
all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents and other regulatory approvals issued by any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including, without limitation, the U.S. Food and Drug Administration, to Cellegy or otherwise controlled by Cellegy (or any Affiliates) as required for (a) the importation, marketing, promotion, pricing and sale of products relating to the Business or (b) a purchaser of such products relating to the Business to seek reimbursement from private or public health insurance organizations, as well as all related regulatory filings (including all related correspondence)(collectively, the “Marketing Authorisations”) including, without limitation: (1) the United Kingdom Marketing Authorisation for the Rectogesic Product (UK PL No: 19075/0003); (2) the Swedish Marketing Authorisation for the Tostrex Product (No: 19526); and (c) the Marketing Authorisation applications for the Cellegesic Product and the Fortigel Product in the USA;

(v)
all data, information, publications and other materials of Cellegy embodying or relating to the clinical and non-clinical (including but not limited to in vitro and animal) testing of products relating to the Business performed by or on behalf of Cellegy and clinical field experience with products relating to the Business that is necessary or useful for making regulatory filings for, or marketing of, such products, it being understood that SIL shall have an exclusive right of access, an exclusive right of reference and the exclusive right to use and incorporate all such information in its applications for regulatory approvals of products;

(vi)
to the extent transferable, all permits, if any, of Cellegy relating to the Business as conducted as of the execution of this Agreement under applicable law, except for such permits, if any, as are necessary for Cellegy to retain in order to conduct its business after the Closing;

(vii)
to the extent transferable, any contracts, leases, licenses, and other agreements and arrangements (whether or not in writing, and including, without limitation, those license agreements listed in Exhibit F hereto) of Cellegy or by which Cellegy is bound (“Contracts”) mutually agreed upon in writing by SIL and Cellegy as to be assigned by Cellegy to, and assumed by, SIL (the “Assumed Contracts”) including any non-disclosure, confidentiality and inventions assignment agreements or contracts (or portions of agreements that contain such provisions) with all former and current employees and consultants of Cellegy to the extent related to the Acquired Assets;

(viii)	all of Cellegy’s right, title and interest to claims and causes of action relating to the Acquired Assets; and

(ix)	such other assets or categories of assets as SIL and Cellegy shall mutually agree in writing.

(b)    SIL also acknowledges and agrees that it is not acquiring any rights, title or interest in, to and under any assets, properties or rights of Cellegy or any of its Affiliates other than the Acquired Assets (the “Excluded Assets”). The Excluded Assets shall include, without limitation, those assets set forth on Exhibit D hereto.

(c)    SIL shall acquire and Cellegy shall deliver the Acquired Assets free and clear of all liabilities, obligations and commitments of Cellegy and free and clear of all Encumbrances, except as Cellegy and SIL may mutually agree in writing.

(d)    SIL will not assume any liability, responsibility or obligations to any employee or to Cellegy, including without limitation, in connection with compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Cellegy or its employees, and Cellegy shall indemnify and hold harmless SIL and its representatives against any and all such liabilities.

(e)    For the avoidance of doubt SIL shall be free and clear to conduct further development (including conducting clinical trials), formulation work for any and all additional therapeutic and medicinal uses of the Products and to sub-license its rights obtained hereunder without the need for consent or any further payment or compensation due to Cellegy whatsoever.

SECTION 1.03 Closing.

(a)    The completion of this Agreement (the “Closing”) shall take place, at 10:00 a.m. at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, CA 94303. The Closing shall be scheduled to occur two (2) business days following the satisfaction or written waiver of the last of the closing conditions set forth in Article V, or on such other date as the parties may determine. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)    At the Closing Date, Cellegy shall execute and deliver or cause to be executed and delivered to SIL, the following:

(i)	The Patents and Trademarks assignments in a form reasonably satisfactory to SIL;

(ii)	The Information (to the extent not already supplied); and

(iii)
Such other instruments of conveyance, assignment and transfer as SIL may reasonably request in order to sell, transfer and assign (as the case may be) the Acquired Assets to SIL (together with the instruments specified in clause “(i)” above, the “Collateral Agreements”).

(c)    If, at the Closing Date, SIL does not obtain a real right of property in and to any of the Acquired Assets then the Acquired Assets in question and all income (if any) and other benefits and rights arising therefrom shall be held by Cellegy in trust for SIL absolutely until such time as SIL shall have obtained a real right therein and thereto. Cellegy hereby grants to SIL and undertakes as of the Closing to hold upon trust for SIL absolutely the entire interest of Cellegy in and to any part of the Intellectual Property which cannot be assigned by Cellegy hereunder together with the entire benefits of such rights including, without limitation, all proceeds, money and other rights and benefits to which the Cellegy is beneficially or legally entitled in respect of the use of such Intellectual Property.

(d)    At Closing in consideration for the purchase of the Acquired Assets, SIL shall deliver to Cellegy the amount of Nine Million US Dollars ($9,000,000) (the “Purchase Price”), by electronic funds transfer to the bank account in the United States of America designated by Cellegy in writing. SIL may deduct from the Purchase Price:

(i)
an amount equal to the amount that Cellegy and SIL agree (but not less than $2,000,000) represents full satisfaction of all amounts owed under the Note, and upon such withholding the Note shall be deemed fully paid and satisfied;

(ii)
the sum of all amounts advanced on or prior to the Closing Date by SIL to Cellegy or paid by SIL to third parties, including without limitation, governmental agents, patent agents and other service providers, on Cellegy’s behalf or to its order relating to the Patents; and

(iii)	any amounts payable by Cellegy to SIL or to its order pursuant to Section 4.04.

SECTION 1.04 Interest on Late Payments. In addition to the other remedies provided herein, payments owed under this Agreement by one party to another which are not paid when due, shall bear interest at a rate equal to the LIBOR rate (as quoted in the London edition of the Financial Times and in effect from time to time) plus two percent (2%). Such interest shall accrue from the due date of payment until payment is made.

SECTION 1.05 Force Majeure. Neither party shall be deemed in default of this Agreement or any Collateral Agreement to the extent that any delay or failure in completing the Closing (other than the payments of amounts payable pursuant to Section 6.02(b)) results, without its fault or negligence, from any cause beyond its reasonable control.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF CELLEGY

Cellegy represents and warrants to SIL, as of the date hereof, as follows:

SECTION 2.01 Representations and Warranties of Cellegy. Cellegy hereby represents and warrants to SIL that except as set forth in a disclosure letter separately delivered by Cellegy to SIL contemporaneously with the execution and delivery of this Agreement, which identifies the particular Sections of this Agreement to which such disclosure relates (the “Disclosure Letter”):

(a)    Cellegy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement, the Collateral Agreements and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Cellegy, subject to approval by Cellegy’s stockholders as contemplated by this Agreement. This Agreement has been duly executed and delivered by Cellegy and constitutes the valid, binding and enforceable obligation of Cellegy, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)    Cellegy is not subject to, or bound by, any provision of: (i) its certificate of incorporation or by-laws, each as amended through the date of this Agreement, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Cellegy of this Agreement and the obligations contained herein, including without limitation, the sale of the Acquired Assets and the grant to SIL of the licenses described in Section 1.02(a)(iv) hereof.

(c)    Subject to the final sentence of this Section 2.1(c): (i) Cellegy is the exclusive owner of all right, title and interest in the Patents in the applicable countries in the Territory; (ii) the patent applications included in the Patents have been duly filed and to the best of Cellegy’s knowledge contain no material errors, and (iii) the Patents have been maintained in terms of making all necessary maintenance payments to the relevant national patent offices. Attached hereto as Exhibit B is a complete and accurate list of all patents and patent applications included in the Patents. Notwithstanding the foregoing, as Cellegy has disclosed in its filings with the Securities and Exchange Commission, the Board of Opposition of the European Patent Office rendered an oral decision revoking Cellegy’s European patent relating to the Rectogesic Product; and although Cellegy has appealed this decision, Cellegy makes no representation or warranty regarding the outcome of the opposition and appeal process, the Patents may be held to be invalid or revoked, and any representation or warranty of Cellegy made herein regarding the Patents is qualified in its entirety by the foregoing matters.

(d)    Cellegy is the exclusive owner of all right, title and interest in the Trademarks in the Territory. Attached hereto as Exhibit C is a complete and accurate list of all trade marks and trade mark applications included in the Trademarks.

(e)    To the best of Cellegy’s knowledge, neither the development, use or sale of the Products or the practice of any of the inventions included in the Patents or the use of the Trademarks infringes upon any Third Party’s know-how, patent, trade mark or other intellectual property rights in the Territory.

(f)    To the best of Cellegy’s knowledge, there is no Third Party using or infringing any or all of the Patents or the Trademarks.

(g)    To the best of its knowledge, Cellegy has furnished or will furnish (in accordance with the terms of this Agreement) to SIL all of the Information and any future Information which comes into Cellegy’s possession in the future.

(h)    No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Cellegy of the transaction contemplated by this Agreement (other than the filings contemplated by this Agreement to reflect the transfer of the Acquired Assets to SIL).

(i)    To the best of Cellegy’s knowledge there are no hidden or undisclosed development costs surrounding the Products that have not already been disclosed to SIL; and

(j)    Cellegy has good and valid title to all the Acquired Assets, in each case free and clear of all Encumbrances and Cellegy is not obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any intellectual property rights with respect to the development, manufacture, use, sale, import or commercialization of any of the Products in the ordinary course of the Business as presently conducted or as contemplated to be conducted.

(k)    Except for instances, if any in which the failure to have obtained such an agreement would not adversely affect SIL’s ownership of, or ability to exploit, the Acquired Assets after the Closing, each Person who is or was an employee or independent contractor of Cellegy or its Affiliates and who is or was involved in the creation or development of the Products or was provided access to confidential or proprietary information of Cellegy relating to the Acquired Assets has entered into a written agreement with Cellegy pursuant to which such Person, inter alia, assigned to Cellegy all intellectual property rights in any work performed by such Person relating to the Acquired Assets and agreed to maintain the confidentiality of all such proprietary and confidential information, each of which agreements is listed on Exhibit E and is in full force and effect.

(l)    Exhibit F lists all agreements pursuant to which the Company has granted any license or other right or interest to any third party with respect to the Acquired Assets or received a license or other right or interest in respect of the Acquired Assets. Except as disclosed on Exhibit F, there are no options, rights, licenses or interests of any kind relating to the Acquired Assets.

(m)    The Acquired Assets include all of the intellectual property necessary, used or useful in the ordinary day-to-day conduct of the Business, including the development, manufacture, sale and import of the Products and there are no other items of intellectual property that are material to the ordinary day-to-day conduct of the Business.

CELLEGY MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY PROVIDED HEREUNDER, AND CELLEGY HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, OR THE FITNESS FOR A PARTICULAR PURPOSE, OF THE LICENSED PRODUCTS OR THE INFORMATION. EXCEPT AS MAY BE EXPRESSLY PROVIDED ELSEWHERE HEREIN, CELLEGY MAKES NO REPRESENTATION OR WARRANTY THAT THE PRODUCTS ARE OR WILL BE SHOWN TO BE SAFE OR EFFECTIVE FOR ANY INDICATION. THE FOREGOING SHALL NOT REDUCE THE SCOPE OF ANY REPRESENTATION OR WARRANTY OF CELLEGY EXPRESSLY MADE TO SIL HEREIN.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SIL

SIL represents and warrants to Cellegy, as of the date hereof, as follows:

SECTION 3.01 Organization, Authority, Execution, Delivery and Enforceability.

(a)    SIL is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda with its principal place of business in the United Kingdom with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby has been duly authorized by all requisite corporate action on the part of SIL and its parent company PSK. This Agreement has been duly executed and delivered by SIL and constitutes the valid, binding and enforceable obligation of SIL, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Neither SIL nor PSK is subject to, or bound by, any provision of: (i) its memorandum and articles of association or similar organizational documents, each as amended through the date of this Agreement, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by SIL of this Agreement and the obligations contained herein, including without limitation, the purchase of the Acquired Assets. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by SIL of the transaction contemplated by this Agreement.

SECTION 3.02 No Other SIL Representations or Warranties. Except for the representations and warranties contained in this Article III, neither SIL nor any other Person makes any other express or implied representation or warranty on behalf of SIL.

ARTICLE IV.

COVENANTS

SECTION 4.01 Access and Use of Information and Personnel. From the date of this Agreement until the earlier of the Closing or the termination hereof, Cellegy shall cooperate with SIL to facilitate the transfer to SIL of the Information effective as of the Closing. For a period of three (3) months after the Closing, Cellegy shall use good faith efforts to facilitate discussions between SIL and Cellegy personnel concerning arrangements for such personnel to assist SIL, at SIL’s cost, inter alia, in relation to any communications required with the U.S. Food and Drug Administration in relation to Cellegesic or Fortigel.

SECTION 4.02 Publicity. SIL and Cellegy shall consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Acquisition and this Agreement and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable law, in which case reasonable efforts to consult with the other party hereto shall be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party hereto shall have withheld, withdrawn, amended or modified its recommendation in favor of the adoption and approval of this Agreement by the stockholders of Cellegy. The parties shall coordinate the timing of the initial public announcement of the execution and delivery of this Agreement which shall be made during the period between the closing of NASDAQ on a given day and the opening of the London Stock Exchange on the next following day. After the initial announcement of the execution of this Agreement, the parties shall make such public announcements as they individually determine including any required by law or applicable stock exchange requirements, and shall attempt to cooperate and keep each informed concerning the content of any material public announcements concerning this Agreement and the Acquisition and, where reasonably practicable, permit the other party to review such public announcements prior to their distribution.

SECTION 4.03 Further Assurances. Each of Cellegy and SIL shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transaction contemplated by this Agreement including without limitation the registration or recordation of the transfer of the Intellectual Property into the name of SIL. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Cellegy shall, upon SIL’s request, also provide to SIL electronic copies of such documents, information and other materials to the extent such copies are in Cellegy’s possession or can be obtained through commercially reasonable efforts.

SECTION 4.04 Proxy Statement/Prospectus; Proxy Statement; Other Filings.

(a)    As promptly as practicable after the execution of this Agreement, (i) Cellegy shall prepare and file with the SEC at its expense a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Cellegy in connection with the meeting of the stockholders of Cellegy to consider the approval and adoption of this Agreement and the Acquisition (the “Cellegy Stockholders’ Meeting”). SIL shall use all commercially reasonable efforts to cooperate in such preparation and filing and shall provide such information as Cellegy may reasonably request for inclusion in the Proxy Statement. Cellegy shall use all commercially reasonable efforts to respond to any comments of the SEC promptly and to resolve any unresolved comments, and to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Cellegy shall notify SIL promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for revisions to the Proxy Statement, and shall supply the other party or parties hereto with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other Governmental Authority, on the other hand, with respect to the Proxy Statement. All out of pocket expenses associated with the preparation of the Proxy Statement incurred by Cellegy, or by SIL when acting pursuant to a request made by Cellegy, including without limitation, any costs associated with a fairness opinion, a proxy solicitation or other professional services provided to Cellegy, shall be borne solely by Cellegy. If any such expenses are borne by SIL, Cellegy shall reimburse SIL, in full on demand or pursuant to Section 6.02(b), as the case may be.

(b)    Subject to Section 4.05(c), the Proxy Statement shall also include the recommendations of the Board of Directors of Cellegy in favor of adoption and approval of this Agreement and the Acquisition.

(c)    Cellegy shall provide to SIL a copy of the Proxy Statement and any related fairness opinion contemporaneously with its distribution to the Cellegy stockholders.

SECTION 4.05 Meetings of Stockholders.

(a)    Promptly after the date hereof, Cellegy shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Cellegy Stockholders’ Meeting to be held as promptly as reasonably practicable, for the purpose of voting upon this Agreement and the Acquisition. Subject to Section 4.05(c), Cellegy shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Acquisition.

(b)    Subject to Section 4.05(c): (i) the Board of Directors of Cellegy shall recommend that the stockholders of Cellegy vote in favor of the adoption and approval of this Agreement and the Acquisition at the Cellegy Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Cellegy has recommended that the stockholders of Cellegy vote in favor of approval and adoption of this Agreement and the Acquisition and the Board of Directors of Cellegy shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party hereto, the recommendation of the Board of Directors of Cellegy that the stockholders of Cellegy vote in favor of the approval this Agreement and the Acquisition.

(c)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of Cellegy from withholding, withdrawing, amending or modifying its recommendation in favor of the adoption and approval of this Agreement and the Acquisition by the stockholders of Cellegy if (i) a Cellegy Superior Offer (as defined below) is made to Cellegy and is not withdrawn, (ii) neither Cellegy nor any of its representatives shall have violated in any material respect the provisions of Section 4.05(a), and (iii) the Board of Directors of Cellegy concludes in good faith that, in light of such Cellegy Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Cellegy to comply with its fiduciary obligations to the stockholders of Cellegy under applicable Law. For purposes of this Agreement, “Cellegy Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cellegy, pursuant to which the stockholders of Cellegy immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving, resulting or acquiring entity of such transaction; (ii) a sale or other disposition by Cellegy of all or substantially all of the Acquired Assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Cellegy), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Cellegy, in each case on terms that the Board of Directors of Cellegy determines, in its reasonable judgment to be more favorable to the Cellegy stockholders from a financial point of view than the terms of the transactions contemplated by this Agreement; provided, however, that any such offer shall not be deemed to be a “Cellegy Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Board of Directors of Cellegy to be obtained by such third party on a timely basis. Nothing in this Agreement shall be deemed or interpreted to prevent Cellegy from having negotiations, or entering into or consummating transactions, regarding any or all of the assets of Cellegy’s Biosyn, Inc. Subsidiary, any such discussions or actions shall not constitute a breach of any provision of this Agreement, and a “Cellegy Acquisition Proposal,” “Cellegy Superior Offer” or

“Cellegy Acquisition Transaction” shall not be deemed to include a sale of all or substantially all of the business or assets of any Subsidiary, whether by merger, sale of assets or otherwise.

SECTION 4.06 Access to Information; Confidentiality. Each party hereto shall afford the other party hereto and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party hereto during the period prior to the Closing Date to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party hereto may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

SECTION 4.07 No Solicitation.

(a)    Restrictions on Cellegy. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Closing Date, Cellegy and its Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (A) solicit, initiate, encourage or induce the making, submission or announcement of any Cellegy Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Cellegy Acquisition Proposal, (C) engage in discussions with any person with respect to any Cellegy Acquisition Proposal, (D) subject to Section 4.05(c) hereof, approve, endorse or recommend any Cellegy Acquisition Proposal, or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Cellegy Acquisition Transaction (as defined in Section 4.07(b)); provided, however, that until the date on which this Agreement is approved and adopted by the required vote of the Cellegy stockholders, this Section 4.07(a) shall not prohibit Cellegy from furnishing nonpublic information regarding Cellegy and its Subsidiaries to, entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a Cellegy Superior Offer submitted by such person or group (and not withdrawn) if (w) neither Cellegy nor any representative of Cellegy and its Subsidiaries shall have violated any of the restrictions set forth in this Section, (x) the Board of Directors of Cellegy concludes in good faith that such action is required in order for the Board of Directors of Cellegy to comply with its fiduciary obligations to the stockholders of Cellegy under applicable Law, (y) (1) at least two (2) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Cellegy gives SIL written notice of the identity of such person or group and of Cellegy’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group, and (2) Cellegy receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Cellegy and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (z) contemporaneously with furnishing any such nonpublic information to such person or group, Cellegy furnishes such nonpublic information to SIL (to the extent such nonpublic information has not been previously furnished by Cellegy to SIL). Cellegy and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Cellegy Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.07(a), any officer or director of Cellegy or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Cellegy or any of its Subsidiaries shall be deemed to be a breach of this Section by Cellegy. In addition to the foregoing, Cellegy shall (i) provide SIL with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Board of Directors of Cellegy but in no event less than eight (8) hours) of any meeting of the Board of Directors of Cellegy at which the Board of Directors of Cellegy is reasonably expected to consider a Cellegy Superior Offer, and (ii) provide SIL with at least two (2) business days prior written notice of a meeting of the Board of Directors of Cellegy at which the Board of Directors of Cellegy is reasonably expected to recommend a Cellegy Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Cellegy Superior Offer.

(b)    For all purposes of and under this Agreement, “Cellegy Acquisition Proposal” means any offer or proposal (other than an offer or proposal by SIL) relating to any Cellegy Acquisition Transaction. For all the purposes of and under this Agreement, “Cellegy Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from Cellegy or any of its Affiliates by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of ten percent (10%) or more in interest of the total outstanding voting securities of Cellegy, or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning ten percent (10%) or more in interest of the total outstanding voting securities of Cellegy, or any merger, consolidation, business combination or similar transaction of Cellegy or any of Cellegy’s Affiliates with or into another entity pursuant to which the stockholders of Cellegy immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction; or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of five percent (5%) or more of the Acquired Assets.

(c)    In addition to the obligations of Cellegy set forth in Section 4.07(a) hereof, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Closing Date, as promptly as practicable and in any event within twenty-four (24) hours, Cellegy shall advise SIL orally and in writing of any request received by Cellegy for non-public information which Cellegy reasonably believes could lead to a Cellegy Acquisition Proposal or of any

Cellegy Acquisition Proposal, the material terms and conditions of such request or Cellegy Acquisition Proposal, and the identity of the person or group making any such request or Cellegy Acquisition Proposal. Cellegy shall keep SIL informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request or Cellegy Acquisition Proposal.

SECTION 4.08 Legal Requirements. Each of SIL and Cellegy shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 4.09 Third Party Consents. Between the date hereof and the ninetieth (90th) day after the Closing, SIL and Cellegy shall each use their commercially reasonable efforts to obtain the material consents, waivers and approvals under any of Cellegy’s agreements, contracts, licenses or leases with such third parties Cellegy and SIL mutually agree in writing in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V.

CLOSING CONDITIONS

SECTION 5.01 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of the following conditions:

(a)    Stockholder Approval. This Agreement and the Acquisition shall have been approved by the requisite vote under applicable law by the stockholders of Cellegy.

(b)    Proxy Statement. No proceeding relating to the Proxy Statement or the transactions contemplated by this Agreement shall have been initiated or threatened in writing by the SEC.

(c)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(d)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

SECTION 5.02 Additional Conditions to Obligations of Cellegy. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Cellegy:

(a)    Representations and Warranties. The representations and warranties of SIL contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b)    Agreements and Covenants. SIL shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)    Certificate of SIL. Cellegy shall have received a certificate executed by a duly authorized officer of SIL to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.02(a) and (b) have been satisfied.

SECTION 5.03 Additional Conditions to the Obligations of SIL. The obligations of SIL to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by SIL:

(a)    Representations and Warranties. (i) The representations and warranties of Cellegy contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall have been true and correct as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of Cellegy contained in this Agreement (without giving effect to any qualifiers and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Agreements and Covenants. Cellegy shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    Certificate of Cellegy. SIL shall have received a certificate executed by a duly authorized officer of Cellegy to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.03(a) and (b) have been satisfied.

(d)    Collateral Agreements. Cellegy shall have executed and delivered the Collateral Agreements.

(e)    Default. Cellegy shall not be in default of any of its obligations in respect of the Loan or the Security Agreements.

(f)    Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

ARTICLE VI.

TERMINATION, AMENDMENT AND WAIVER, TERMINATION FEE

SECTION 6.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after adoption and approval of this Agreement and approval of the Agreement by the stockholders of Cellegy:

(a)    by mutual written consent duly authorized by the Boards of Directors of SIL and Cellegy;

(b)    by either Cellegy or SIL if the Acquisition shall not have been consummated by (i) if the SEC does not review the preliminary Proxy Statement, November 30, 2006, and (ii) if the SEC does review the preliminary Proxy Statement, December 21, 2006, time being of the essence in this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)    by either Cellegy or SIL if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree or ruling is final and nonappealable;

(d)    by either Cellegy or SIL if the required approvals of the stockholders of Cellegy contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach of this Agreement;

(e)    by Cellegy, upon a breach of any representation, warranty, covenant or agreement on the part of SIL set forth in this Agreement, or if any representation or warranty of SIL shall have become untrue, in either case such that the conditions set forth in Section 5.02(a) or 5.02(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the representations and warranties of SIL or breach by SIL is curable by SIL through the exercise of its commercially reasonable best efforts, then Cellegy may not terminate this Agreement pursuant to this Section 6.01(e) for thirty (30) calendar days after delivery of written notice from Cellegy to SIL of such breach, provided that SIL continues to exercise its best efforts to cure such breach (it being understood that Cellegy may not terminate this Agreement pursuant to this Section 6.01(e) if such breach by SIL is cured during such thirty (30) calendar day period);

(f)    by SIL, upon a breach of any representation, warranty, covenant or agreement on the part of Cellegy set forth in this Agreement, or if any representation or warranty of Cellegy shall have become untrue, in either case such that the conditions set forth in Section 5.03(a) or 5.03(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Cellegy’s representations and warranties or breach by Cellegy is curable by Cellegy through the exercise of its commercially reasonable best efforts, then SIL may not terminate this Agreement pursuant to this Section 6.01(f) for thirty (30) days after delivery of written notice from SIL to Cellegy of such breach, provided Cellegy continues to exercise its best efforts to cure such breach (it being understood that SIL may not terminate this Agreement pursuant to this Section 6.01(f) if such breach by Cellegy is cured during such thirty (30) calendar day period);

(g)    by Cellegy if a Cellegy Triggering Event (as defined below) shall have occurred. For all purposes of and under this Agreement, a “Cellegy Triggering Event” shall be deemed to have occurred if: the Board of Directors of SIL shall for any reason other than a breach of Cellegy’s obligations hereunder that entitles SIL to terminate the Agreement pursuant to Section 6.01(f), or if a Material Adverse Effect shall have occurred and is continuing have withdrawn or shall have amended or modified in a manner adverse to Cellegy its recommendation in favor of this Agreement and the Acquisition; or

(h)    by SIL if a SIL Triggering Event (as defined below) shall have occurred. For all purposes of and under this Agreement, a “SIL Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Cellegy shall for any reason have withdrawn or shall have amended or modified in a manner adverse to SIL its recommendation in favor of the adoption and approval of this Agreement and the Acquisition; (ii) Cellegy shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Cellegy in favor of the adoption and approval of this Agreement and the Acquisition; (iii) the Board of Directors of Cellegy shall have approved or recommended any Cellegy Acquisition Proposal; (iv) Cellegy shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Cellegy Acquisition Proposal; (v) a tender or exchange offer relating to securities of Cellegy shall have been commenced by a person unaffiliated with SIL, and Cellegy shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement that Cellegy recommends rejection of such tender or exchange offer; or (vi) Cellegy shall have breached in material respects the terms of Section 4.07 hereof.

SECTION 6.02 Fees and Expenses; Termination Payment.

(a)    General. Except as set forth in this Section 6.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

(b)    Termination Payment. If this Agreement is terminated, this Agreement (other than as set forth below in this Section 6.02(b) and in Article VIII) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisers or other representatives); provided however except as otherwise provided herein, no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement and for the following payments:

(i)
Notwithstanding any limitation on payments due from Cellegy to SIL contained in this Agreement, Cellegy hereby agrees to and shall, pay to SIL or its order (x) in the circumstances set forth in Section 6.02(b)(ii) below a termination fee, which will be fully earned, of $500,000 (“Termination Fee”), (y) all amounts due in respect of the Loan and the Security Agreements and (z) in full, all expenses of SIL which may be reimbursable under Section 4.04(a) of this Agreement; in each case payable by wire transfer of same day funds.

(ii)
The Termination Fee shall be paid by Cellegy to SIL or its order no later than two (2) business days after the first to occur of (x) a Cellegy Acquisition Transaction and (y) the occurrence of a SIL Triggering Event.

(iii)
All other amounts payable under clause (i) of this paragraph shall be paid by Cellegy to SIL or its order within two (2) business days after demand and, in the case of amounts referred to in sub-clause (i)(z) above, delivery to Cellegy of commercially reasonable documentation therefor.

ARTICLE VII.

SURVIVAL; INDEMNIFICATION

SECTION 7.01 Survival of Representations. The representations, warranties and covenants contained in this Agreement (including the Exhibits) (excepting those covenants, if any, as expressly relate to periods after the Closing Date) and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article VII and, except as specifically provided in Section 7.04, shall terminate at the close of business on the six-month anniversary of the Closing Date or such earlier time as may be subsequently agreed in writing (the “Survival Period”).

SECTION 7.02 Indemnification by Cellegy.

(a)    Subject to Section 7.05, Cellegy shall indemnify SIL and its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives (“SIL Indemnified Parties”) against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from:

(i)	Non-fulfilment by Cellegy of its obligations arising under this Agreement (including the Exhibits);

(ii)	any breach of any representation or warranty of Cellegy that survives the Closing and is contained in this Agreement (including the Exhibits);

(iii)	subject to the provisions of Section 7.02(b), any breach of any covenant of Cellegy contained in this Agreement;

(iv)
any fees, expenses or other payments incurred or owed by Cellegy to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; and

(v)	any claim by PDI, Inc., (“PDI”) arising from the settlement agreement executed and delivered by PDI and Cellegy on April 11, 2005.

(b)    Any indemnification by Cellegy pursuant to a claim made under Section 7.02(a) shall be subject to the following limitations:

(i)
no indemnification shall be payable under clause (i) of Section 7.02(a) unless the aggregate of all Losses for which Cellegy would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $150,000, and then in such circumstances SIL shall be entitled to demand an indemnity for the total aggregate of all Losses subject to paragraph (iii) below:

(ii)
no indemnification shall be payable under clause (i) of Section 7.02(a) for any individual items (or series of related individual items) where the Loss relating thereto is less than $10,000, in which case such items shall not be aggregated for purposes of clause (i) of this Section 7.02(b)

(iii)	no indemnification shall be payable under clause (i) of Section 7.02(a) in excess of an aggregate amount equal to the sum of

$9,000,000 plus the amount of any additional payments made under Section 1.04; and

(iv)
no indemnification shall be payable under clause (i) of Section 7.02(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by SIL or any of its Affiliates.

(c)    The limitations contained in Section 7.02(b) shall not be applicable to indemnification pursuant to Section 7.02(a)(i) if it relates to breaches of the representations set forth in Section 2.01(a) or (b).

SECTION 7.03 Indemnification by SIL. Subject to Section 7.05, SIL shall indemnify Cellegy, its Affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

(a)    any breach of any representation or warranty of SIL that survives the Closing and is contained in this Agreement; provided that SIL shall not be required to indemnify any Person, and shall not have any liability under this Section 7.03(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Cellegy or any of its Affiliates; and

(b)    any fees, expenses or other payments incurred or owed by SIL to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the transactions contemplated by this Agreement.

(c)    Any indemnification by SIL pursuant to a claim made under Section 7.03 shall be subject to the following limitations:

(i)
no indemnification shall be payable unless the aggregate of all Losses for which SIL would, but for this clause (i), be liable exceeds on a cumulative basis $150,000, and then in such circumstances Cellegy shall be entitled to demand an indemnity for the total aggregate of all indemnifiable Losses;

(ii)
no indemnification shall be payable under Section 7.03 for any individual items (or series of related individual items) where the Loss relating thereto is less than $10,000, in which case such items shall not be aggregated for purposes of clause (i) of this Section 7.03(c);

(iii)	no indemnification shall be payable in excess of an aggregate amount equal to the sum of $5,000,000; and

(iv)	no indemnification shall be payable to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Cellegy or any of its Affiliates.

SECTION 7.04 Termination of Indemnification. The obligations to indemnify and hold harmless any party shall terminate on the six (6) month anniversary of the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.05 to the party to be providing the indemnification.

SECTION 7.05 Procedures.

(a)    In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any third party Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within 15 days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten days’ after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)    If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(c)    Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 7.02 or 7.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 7.02 or 7.03, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by the means set forth in Article VIII below for resolution of disputes.

SECTION 7.06 Remedies. Except with respect to (a) tort claims based on fraudulent conduct or other willful misconduct on the part of Cellegy, and (b) amounts payable under Section 6.02, in seeking indemnification for Losses under this Article VII, SIL will exercise its remedies with respect to the amounts set forth in Section 7.03(c)(iii), and Cellegy will not have any other liability to SIL or any other SIL Indemnified Party for any breach or default in connection with any of the representations, warranties, covenants or agreements set forth in this Agreement (or any exhibit hereto) or the Collateral Agreements.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, three (3) business after deposit in the mails if sent if mailed by registered or certified mail (return receipt requested), or one (1) business if given by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Cellegy, to:

Cellegy Pharmaceuticals, Inc
1800 Byberry Road
Building 13
Huntingdon Valley
PA 19006-3525
Telephone: + 1 (215) 914-0900
Facsimile: +1 (215) 914-0914
Attention: Richard C. Williams

with a copy to:

Weintraub Genshlea Chediak
400 Capitol Mall, 11th Floor,
Sacramento, CA 95814
Telephone: +1 (916) 558-6110
Facsimile: +1 (916) 446-1611
Attention: Kevin Kelso, Esq.

if to SIL,

Strakan International Limited
Galabank Business Park
Galashiels TD1 1QH
United Kingdom
Attention: Andrew McLean, Director
Telephone: +44 01896 664000
Facsimile: +44 01896 664001

with a copy to:

Bingham McCutchen LLP
100 Federal Street
Boston, MA 02110
Telephone: +1 (617) 951-8000
Facsimile: +1 (617) 951-8736
Attention: James C. Stokes, Esq.

SECTION 8.02 Definitions; Interpretation.

(a)    For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Business” means the business of Cellegy concerning the research, development and commercialization of nitroglycerin/nitric oxide and other related pharmacological products for pain management applications and testosterone gels for treatment of male hypogonadism, and for certain female sexual dysfunction conditions, as currently conducted and as currently proposed to be conducted by Cellegy, including those assets relating to Cellegy’s nitroglycerin/nitric oxide and related pharmacological products marketed under the name Rectogesic® and proposed to be marketed under the name Cellegesic® and Cellegy’s testosterone gels marketed under the name Tostrex™ and proposed to be marketed under the names Tostran™ or Fortigel™ and Cellegy’s product candidate Tostrelle, other than the Excluded Assets.

“Delaware Law” means the Delaware General Corporation Law, as amended.

“Encumbrance” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, state, or local government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority.

“Intellectual Property” means all the Patents and the Trademarks, inventions, processes, specifications, Information, secrets, goodwill and copyrights for use in relation to the Products.

“Knowledge” means (i) with respect to Cellegy, the actual knowledge of any officer of Cellegy after due inquiry, and (ii) with respect to SIL, the actual knowledge of any officer of SIL after due inquiry.

“Material Adverse Effect” means any (i) change in or effect on the Acquired Assets, taken as a whole, that is materially adverse to the Acquired Assets, taken as a whole, (ii) the commencement of any voluntary insolvency proceedings involving Cellegy, or any involuntary insolvency proceeding filed against Cellegy that is not discharged, dismissed or terminated within sixty (60) days after commencement, (iii) the commencement or initiation of any plan of arrangement with, assignment for the benefit of, or similar agreement with Cellegy’s creditors whether or not involving any judicial proceedings, or (iv) circumstance, change or event that materially impairs SIL’s ability to utilize the Acquired Assets in substantially the same manner as Cellegy before the date of this Agreement (excluding any effect on SIL’s ability to do so by virtue of the Excluded Assets or any facts and circumstances unique to SIL).

“MRP” means the mutual recognition procedure as defined in Article 28 of European Union Directive 2001/83/EC.

“Person” means any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Territory” means the world, excluding Australia, New Zealand, Singapore, South Korea and South Africa, but only with respect to any Acquired Assets relating to Rectogesic or Cellegesic.

“Third Party” means a Person who or which is neither a party nor an Affiliate of a party.

(b)    The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Acquired Assets	1.02(a)
Acquisition	1.01
Agreement	Preamble
Assumed Contracts	1.02(a)
Cellegy	Preamble
Cellegy Acquisition Proposal	4.07(b)
Cellegy Acquisition Transaction	4.07(b)

Term	Section
Cellegy Stockholders’ Meeting	4.04(a)
Cellegy Superior Offer	4.05(c)
Cellegy Triggering Event	6.01(g)
Closing	1.03(a)
Closing Date	1.03(a)
Collateral Agreements	1.03(b)
Confidentiality Agreement	4.06
Excluded Assets	1.02(b)
Indemnified Party	7.05(a)
Indemnifying Party	7.05(a)
Information	1.02(a)
Loan	Preamble
Losses	7.02(a)
Marketing Authorisation	1.02(a)
Note	Preamble
Patents	1.02(a)
PDI	7.02(a)
Products	1.02(a)
Proxy Statement	4.04(a)
PSK	Preamble
Purchase Price	1.03(d)
Rectogesic Agreement	Preamble
Security Agreements	Preamble
SIL	Preamble
SIL Indemnified Parties	7.02(a)
SIL Triggering Event	6.01(h)
Survival Period	7.01
Third Party Claim	7.05(a)
Tostrex Agreement	Preamble
Trademarks	1.02(a)

(c)    In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (B) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (C) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

SECTION 8.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.05 Entire Agreement. This Agreement along with the Exhibits and agreed form of Patent and Trademark assignments, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, including the Rectogesic Agreement and the Tostrex Agreement, which are hereby terminated by mutual agreement with effect from the date of this Agreement, and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 8.06 Fees and Expenses. Unless otherwise specifically provided herein regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

SECTION 8.07 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of its choice-of-law rules. In any action between the parties arising out of or relating to this Agreement, any Collateral Agreement or any of the transactions contemplated hereby or thereby: (a) each of the parties consents to the non-exclusive jurisdiction and venue of Delaware state courts of competent jurisdiction and of the United States District Court for the District of Delaware; (b) if any such action is commenced in any state court, then, subject to applicable law and rules of civil procedure, no party shall object to the removal of such action to any federal court located in the relevant Federal District; (c) each party irrevocably waives the right to trial by jury.

SECTION 8.08 Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns (for the avoidance of doubt SIL shall be free to assign this agreement to any of its Affiliates without the need for consent but this Agreement shall not be assigned by Cellegy without SIL’s prior written consent), and notwithstanding any provision of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons who is not a party to this Agreement any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.09 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 8.10 No Waiver. No failure or delay by either party to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times.

SECTION 8.11 ProStrakan Group plc Guarantee. ProStrakan Group plc, of which SIL is a wholly-owned subsidiary, hereby guarantees the performance of SIL under this Agreement to the extent and pursuant to the terms of, the Guarantee attached hereto as Exhibit G.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

CELLEGY PHARMACEUTICALS, INC.

By: /s/ Richard C. Williams
Name: Richard C. Williams
Title: Chairman

STRAKAN INTERNATIONAL LIMITED

By: /s/ Wilson Totten
Name: Wilson Totten
Title: CEO and Director

PSK hereby joins in this Agreement solely for the purposes of Section 8.11 hereof.

PROSTRAKAN GROUP PLC

By: /s/ Wilson Totten
Name: Wilson Totten
Title: CEO and Director

EXHIBIT A

PRODUCTS

“Rectogesic/Cellegesic” means a pharmaceutical product in whatever form or dose or therapeutic or medicinal use falling within the claims of the Patents (regardless of whether such Patents come to grant or not). Currently marketed in the United Kingdom in the form of a 0.4% nitroglycerin ointment for the treatment of pain associated with anal fissures.

“Tostran/Tostrex/Fortigel” means a pharmaceutical product in whatever form or dose or therapeutic or medicinal use falling within the claims of the Patents (regardless of whether such Patents come to grant or not). Currently marketed in Sweden in the form of a 2% topical testosterone gel for the treatment of male hypogonadism.

“Tostrelle” means the Company’s pharmaceutical product candidate known as Tostrelle, in whatever form or dose or therapeutic or medicinal use falling within the claims of the Patents

EXHIBIT B

PATENTS

See separate attachment for Patents.

EXHIBIT C

TRADE MARKS

	Country	Status	Application/Registration Number
Cellegesic	U.S.	Registered, contingent on Statement of Use	U.S. Serial No. 76/360,690

Rectogesic	Argentina	Application Pending	App# 2,306,285
	Brazil	Application filed	App# 823481158
	Canada	Registered, contingent on Statement of use in U.S.	1074279
	Chile	Registered	700291
	China	Registered	1697082
	Colombia	Registered	242912
	Czech Republic	Application filed	App# 159041
	Egypt	Registered	136115
	EU	Registered	001854975
	Hungary	Registered	169483
	Indonesia	Registered	489366
	Israel	Registered	142861
	Japan	Registered	4537301
	Malaysia	Registered	00014890
	Mexico	Registered	685862
	Norway	Registered	208087
	Philippines	Registered, Declaration of Use submitted	App# 4-2000-07649
	Russia	Registered	215522
	Saudi Arabia	Registered	615/99
	Switzerland	Registered	482458
	Taiwan	Registered	962637
	Venezuela	In process	App# 2000-021289
	U.S.	Registered, contingent upon Statement of Use	2,900,107

	Country	Status	Application/Registration Number
Fortigel	Canada	Registered, contingent on Statement of Use	App# 1,167,403
	EU	Registered	3147154
	Mexico	Registered	783260
	U.S.	Registered, contingent on Statement of use	78/213,349
Tostran	Canada	Not pursuing	App# 1164239
	EU	Registered	2714152
	Mexico	Registered	780335
	Norway	Registered	219811

Tostrelle	Australia	Registered	1850517
	Austria	Registered	837054
	Brazil	Application filed	822901129
	Canada	Application filed	1060908
	EU	Opposition by AHP
	Israel	Registered	1381284
	Japan	Registered	4447842
	Mexico	Registered	747308
	New Zealand	Registered	615688
	Norway	Power of Attorney filed
	Philippines	Application filed	40-2003-0011103
	South Korea	Registered	508915
	Spain	Power of Attorney filed
	Switzerland	Registered	479.497
	Taiwan	Registered	959580
	US	Registered Intl Class 5	2,660,062

Tostrex	Argentina	Application pending	N/A
	Australia	Registered	900866
	Brazil	Application pending	N/A
	Cambodia	Registered	20755/04
	Canada	Registered, contingent on Statement of use in U.S.	App# 1128610
	Colombia	Registered	302905
	Costa Rica	Application pending	N/A
	Ecuador	Application filed	N/A
	El Salvador	Application pending	App# 151287
	EU	Registered	2543403
	Guatemala	Pursuing	N/A
	Hong Kong	Registered	300284085
	Indonesia	Application filed	App# D00 2004 34086 34436
	Israel	Registered	154,642
	Japan	Registered	4623949
	Malaysia	Application filed	App# 4014588
	Mexico	Registered	737847
	Myanmar	Application pending	N/A
	Nicaragua	Registered	83363
	New Zealand	Registered	651496
	Norway	Registered	215 101
	Panama	Application filed	App# 140097-01
	Philippines	Registered, contingent upon Declaration of Use	App# 04-2005-006709
	Singapore	Application filed	App# T04/16621H
	South Africa	Application filed	App# 2004/15969
	South Korea	Registered	551194
	Sri Lanka	Application filed	App# 121398
	Switzerland	Registered	497-925
	Taiwan	Application pending	N/A
	Thailand	Registered	KOR215249
Tostrex	U.S.	Registered, contingent on Statement of Use	75/866,691
	Venezuela	Application filed	App# 19940-2004
	Vietnam	Application filed	App# 40-2004-09828

EXHIBIT D

EXCLUDED ASSETS

1)    all cash, restricted cash, and cash equivalents and trade receivables;

2)    all Contracts of Cellegy or by which Cellegy is bound other than Assumed Contracts;

3)    all of the rights, title and interest of Cellegy in owned or leased real properties, and all rights of Cellegy under each real property lease, pursuant to which Cellegy leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies such leased real property, and all improvements, fixtures and other appurtenances thereto and other rights of Cellegy under such real property leases;

4)    all inventory of the Business, wherever located;

5)    all owned or leased furniture, fixtures, furnishing, equipment, machinery, tools, dies, molds, parts, leasehold improvements and other personal property of Cellegy, including without limitation, all scientific equipment and instruments, chairs, desks, tables, computer equipment, software, software systems, databases and database systems, copiers, and telecommunications equipment;

6)    all property and casualty insurance proceeds, and all rights to property and casualty insurance proceeds;

7)    transaction fees or bonuses;

8)    anything due under any employment agreement or other written or oral agreement or understanding with any current or former employee;

9)    liabilities under any loan, debt or convertible stock agreements;

10)    Cellegy’s corporate option plans; minute book, stock record book and other records relating to Cellegy’s corporate existence;

11)    Accounts payable except with respect to Assumed Contracts;

12)    Deposits made by Cellegy under leases of real property and personal property and deposits made to secure any outstanding debt of Cellegy; and

13)    all security deposits deposited by Cellegy (for rent, electricity, telephone or otherwise) with respect to the Business or the Acquired Assets being acquired or pursuant to any Assumed Contracts.

EXHIBIT E

FORM OF PROPRIETARY AND CONFIDENTIALITY AGREEMENT

EXHIBIT F

LICENSE AGREEMENTS

Cellegy - Asset Purchase Agreements
Company Name	Type of Agreement	Dated
Agis Commercial Agencies Ltd	License and Distribution Agreement for Rectogesic	6-Jun-06
CJ Corp	License and Distribution Agreement	23-Sep-03
CJ Corp	First Amendment to Exclusive License and Distribution Agreement	25-Jul-05
Farmasel Ilac Ve Ticaret Ltd Sirketi	Distribution Agreement	11-Apr-02
Farmasel Ilac Ve Ticaret Ltd Sirketi	First Amendment to Distribution Agreement	1-Mar-06
Neopharm	License and Distribution Agreement	20-May-03
New Harbor Corporation	Patent License Agreement	15-Nov-05
PT Kalbe Farma TBK	Distribution Agreement for Tostrex	22-Dec-04
Synpac-Kingdom Pharmaceutical Co. Ltd	Distribution Agreement	1-Mar-02
Synpac-Kingdom Pharmaceutical Co. Ltd	First Amendment to Distribution Agreement	15-Jul-05

EXHIBIT G

PROSTRAKAN GROUP PLC GUARANTEE

ProStrakan Group plc (“Group”) hereby unconditionally guarantees and undertakes to Cellegy that SIL will duly and punctually observe and perform all the undertakings, covenants and obligations of SIL under this Agreement (including the payment of any damages becoming due to Cellegy as a result of any breach by SIL of such undertakings, covenants and obligations) and under any agreements between the Parties (or any of them) which are expressly supplemental to this Agreement or which this Agreement requires to be executed (the “Obligations”) to the intent that if SIL shall fail for whatever reason so to observe and perform any Obligations, Group shall be liable to perform the same in all respects as if Group was the party principally bound thereby in place of SIL on demand from Cellegy.

PROXY	CELLEGY PHARMACEUTICALS, INC.	PROXY

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

November __, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLEGY

The undersigned hereby appoints Richard C. Williams and Robert J. Caso, or either of them, each with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Cellegy Pharmaceuticals, Inc. (“Cellegy”) to be held on November _, 2006, at the offices of the Company, 2085B Quaker Point Drive, Quakertown, PA 18951, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting, (1) as hereinafter specified upon the proposals listed below and on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, and 3.

(Continued, and to be signed on the other side)

1.	PROPOSAL NO. 1

To approve the proposal to sell substantially all of the intellectual property and related assets of Cellegy relating to its Cellegesic, Rectogesic, Tostrex, Tostrelle and Fortigel products and product candidates, to Strakan International Limited for cash pursuant to the terms and conditions of the asset purchase agreement dated as of September 26, 2006, between the Company and Strakan International Limited.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	PROPOSAL NO. 2

To approve the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of Proposal No. 1.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends that you vote FOR Proposal Nos. 1, 2 and 3.

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 and 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Dated:                     , 2006

(Print Stockholder(s) name)

(Signature(s) of Stockholder or Authorized Signatory)

Please sign as name appears hereon. Joint owners should each sign. If shares are held of record by a Corporation, the Proxy should be executed by the president, vice president, secretary or assistant secretary. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING